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As filed with the Securities and Exchange Commission on June 28, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCORP
(Exact name of Registrant as specified in its charter)

California	6712	33-0885320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6110 El Tordo
Rancho Santa Fe, California 92067
(858) 756-3023
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Lynn M. Hopkins
Executive Vice President and Chief Financial Officer
First Community Bancorp
275 North Brea Boulevard
Brea, California 92821
(714) 671-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Stanley F. Farrar, Esq.	Robert E. Braun, Esq.
Sullivan & Cromwell	Jeffer Mangels Butler & Marmaro LLP
1888 Century Park East	2121 Avenue of the Stars
Los Angeles, California 90067	Los Angeles, California 90067
(310) 712-6600	(310) 203-8080

        Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, no par value	637,073	$4.70	$11,636,117	$1,070.52

(1)
Represents an estimate of the maximum number of shares of First Community Bancorp ("First Community") common stock that could be issued in connection with the merger described herein, which assumes that the average price of First Community common stock over a fifteen day averaging period is $19.50 and therefore, a Marathon Bancorp ("Marathon") shareholder will receive $4.80 in cash or a number of shares of First Community common stock with a value of $4.80, for each share of Marathon common stock exchanged, and assumes that the number of shares of Marathon common stock to be exchanged for shares of First Community common stock is the number of shares of Marathon common stock outstanding (3,853,019) less the number of shares of Marathon common stock that will receive cash as merger consideration (1,348,557), which is determined by dividing 6,473,072, as set forth in the merger agreement, by $4.80, the assumed consideration per share of Marathon common stock.
(2)
Calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the market value as of June 26, 2002 of shares of Marathon common stock expected to be cancelled in connection with the merger described herein.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated June 28, 2002

The information in this proxy statement-prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement-prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Proxy Statement
for a
Special Meeting of Shareholders
and Prospectus

Merger Proposal—Your Vote is Very Important

To the Shareholders of Marathon Bancorp:

        The board of directors of Marathon has approved a merger agreement that provides for the merger of Marathon with and into First Community Bancorp. We are seeking your vote on this important transaction.

        If the merger is completed, Marathon shareholders will receive a fraction of a share of First Community common stock or cash for each share of Marathon common stock that they own. The amount that Marathon shareholders will receive fluctuates depending on the price of First Community common stock, and you should read the section entitled "The Merger—Consideration to be Received in the Merger", which shows examples of the consideration you could receive. First Community shareholders will continue to own their existing shares after the merger. First Community stock is traded on the Nasdaq Stock Market under the symbol "FCBP". On July    , 2002, First Community common stock closed at $            per share.

        We cannot complete the merger unless Marathon shareholders approve the principal terms of the merger. Your vote is very important. There will be a special meeting of Marathon shareholders held for the purpose of voting on the principal terms of the merger. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the principal terms of the merger by completing and mailing the enclosed proxy card to us. The Marathon board of directors unanimously recommends that you vote "FOR" approval of the principal terms of the merger. First Community shareholders are not being asked to vote on the merger because their approval is not required.

        The special meeting of Marathon shareholders will be held on                        , 2002 at 11150 West Olympic Boulevard, Los Angeles, California, 90064 at             p.m.

        We encourage you to read carefully the detailed information about the merger contained in this proxy statement-prospectus, including the section entitled "Risk Factors" beginning on page 16. This proxy statement-prospectus incorporates important business and financial information and risk factors about First Community and Marathon that is not included in or delivered with this document. See "Where You Can Find More Information" on page 88.

Craig D. Collette President and Chief Executive Officer Marathon Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement-prospectus or passed upon the adequacy or accuracy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

        You should rely only on the information provided or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement-prospectus is accurate as of any date other than the date on the front of the document.

        This proxy statement-prospectus is dated July    , 2002 and was first mailed to Marathon shareholders on or about July    , 2002.

Sources of Additional Information

        This proxy statement-prospectus incorporates important business and financial information about First Community and Marathon that is not included in or delivered with this document. You can obtain this information upon written or oral request, without charge, excluding exhibits (other than those that are specifically incorporated by reference into the documents that you request). Any request for documents should be made by                            , 2002 to ensure timely delivery.

        Requests for documents should be directed to:

    First Community Bancorp
    275 North Brea Boulevard
    Brea, California 92821
    Attn: Corporate Secretary
    (714) 671-6800

    Marathon Bancorp
    11150 West Olympic Boulevard
    Los Angeles, California 90064
    Attn: Chief Financial Officer
    (310) 996-9100

Marathon Bancorp
11150 West Olympic Boulevard
Los Angeles, California 90064

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                        , 2002

TO OUR SHAREHOLDERS:

A Special Meeting of Shareholders of Marathon Bancorp will be held at Marathon's main office located at 11150 West Olympic Boulevard, Los Angeles, California, on                        , 2002, at              p.m. local time.

At the meeting, we will ask you to act on the following matters:

1.
Merger. To consider and vote on a proposal to approve the principal terms of the merger of Marathon Bancorp with and into First Community Bancorp, pursuant to which you will receive, at your election (subject to proration), a fraction of a share of First Community Bancorp common stock or an amount in cash for each share of Marathon Bancorp common stock you own.

No other business may be transacted at the special meeting.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF MARATHON BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE PROPOSED MERGER.

If you were a shareholder of record at the close of business on                        , 2002, you may vote at the meeting or at any postponement or adjournment of the meeting.

In connection with the proposed merger, you may exercise dissenter's rights as provided in the California General Corporation Law. If you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value, as determined by mutual agreement between you and Marathon Bancorp, or if there is no agreement, by appraisal of your shares of Marathon Bancorp common stock as of the day before first announcement of the merger. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenters' Rights" in the attached proxy statement-prospectus. The relevant provisions of the California General Corporation Law on dissenters' rights are attached to this document as Appendix C.

BY ORDER OF THE BOARD OF DIRECTORS

, 2002	Robert L. Oltman, Secretary

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	4
Selected Consolidated Financial Information of First Community	10
Selected Consolidated Financial Data of Marathon Bancorp	12
Comparative Per Share Data	13
Market Price Data and Dividend Information	14
RISK FACTORS	16
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	21
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION	23
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION	30
THE SPECIAL MEETING OF MARATHON BANCORP SHAREHOLDERS	42
Introduction	42
Record Date	42
Voting	42
Revocation of Proxies	42
Proxy Solicitation	43
Outstanding Voting Securities	43
THE MERGER	45
General	45
Background of the Merger	45
Merger Discussions	45
Reasons for the Merger and Recommendation of the Marathon Board of Directors	46
Consideration to be Received in the Merger	47
Election and Proration Procedures	49
Opinion of Marathon's Financial Advisor	51
Regulatory Approvals Required for the Merger	58
Material United States Federal Income Tax Considerations of the Merger	58
Accounting Treatment	61
Interests of Certain Persons in the Merger	62
Restrictions on Resales by Affiliates	62
Method of Effecting the Combination	62
Effective Time	63
Treatment of Options	63
Declaration and Payment of Dividends	63
No Fractional Shares	63
THE MERGER AGREEMENT	65
Representations and Warranties	65
Conduct of Business Pending the Merger	65
Conduct of Business of Marathon and Marathon Bank Pending the Merger	66
Additional Covenants	68
Conditions to Consummation of the Merger	70
Nonsolicitation	71
Termination of the Merger Agreement	71
Waiver and Amendment of the Merger Agreement	72
Termination Fee	73
Stock Exchange Listing	73
Expenses	73

i

Shareholder Agreements	73
Non-Competition and Non-Solicitation Agreements	74
INFORMATION ABOUT FIRST COMMUNITY	75
Company History	75
Business of First Community	75
Concurrent Transactions	76
Limitations on Dividends	77
Employees	77
INFORMATION ABOUT MARATHON BANCORP	78
REGULATION AND SUPERVISION	79
General	79
Dividend Regulation	79
Government Policies	80
USA Patriot Act	80
Federal Deposit Insurance	80
Hazardous Waste Clean-Up	80
DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK	81
Common Stock	81
Preferred Stock	81
COMPARISON OF SHAREHOLDERS' RIGHTS	82
General	82
Vacancies on the Board	82
Shareholder Nominations and Proposals	82
Amendment of Charter	83
Amendment of Bylaws	83
Classified Board of Directors	83
Removal of Directors	83
Cumulative Voting	83
Special Meetings of the Shareholders	84
Shareholder Action Without a Meeting	84
Inspection of Shareholder Lists	84
DISSENTERS' RIGHTS	84
VALIDITY OF COMMON STOCK	87
EXPERTS	87
OTHER MATTERS	87
WHERE YOU CAN FIND MORE INFORMATION	88

ii

Questions and Answers About the Merger

Q:    What do I need to do now?

A:    After you have carefully read this proxy statement-prospectus, just indicate on your proxy card how you want your shares to be voted, then sign and mail the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible so that your shares may be represented and voted at the Marathon special meeting.

Q:    Can I change my vote after I have mailed my signed proxy card?

A:    Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the corporate secretary of Marathon stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting.

Q:    What if I don't vote?

A:    If you fail to respond or if you respond and abstain from voting, it will have the same effect as a vote against the principal terms of the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the principal terms of the merger.

Q:    What shareholder approvals are needed?

A:    For First Community, no shareholder vote is needed. For Marathon, the affirmative vote of the holders of a majority of the outstanding shares of Marathon common stock is required to approve the principal terms of the merger. As of the record date, Robert Abernethy, Frank Jobe, Robert Oltman and the Collette Revocable Trust collectively owned approximately        % of the outstanding shares of Marathon common stock. They have agreed to vote these shares in favor of the principal terms of the merger.

Q:    As a holder of Marathon common stock, what will I receive in the merger?

A:    For each share of Marathon common stock you own, you will have the right to elect, on a share-by-share basis, to receive either:

  •
  cash; or

  •
  First Community common stock.

        A Marathon shareholder may elect to receive a combination of cash and First Community common stock in exchange for his or her shares of Marathon common stock, but with respect to each share of Marathon stock, a shareholder must elect to receive either all cash or all First Community common stock. The amount of cash or First Community common stock you will receive will be determined by reference to the average price of First Community common stock over a fifteen-day averaging period ending on the third business day prior to the special meeting, referred to as the average price, as follows:

  •
  If the average price is greater than or equal to $19.50 and less than or equal to $23.30, Marathon shareholders will have the right to elect to receive, for each share of Marathon common stock they hold, either cash in the amount of $4.80 or a number of shares of First Community common stock with a value of $4.80 (valued at the average price).

  •
  If the average price is greater than $23.30, Marathon shareholders will have the right to elect to receive an amount in cash that will be greater than $4.80 or a number of shares of First Community common stock with a value that will be greater than $4.80 per share, in each case determined by multiplying the average price by 0.1339 and then adding $1.68.

  •
  If the average price is less than $19.50, Marathon shareholders will have the right to elect to receive an amount in cash that will be less than $4.80 or a number of shares of First Community common stock with a value that will be less than $4.80 per share, in each case determined by multiplying the average price by 0.1600 and then adding $1.68.

        Your election may be subject to proration as described on page 50.

Q:    How do I elect the form of payment I prefer?

A:    We are sending a form of election to you in a separate mailing. If you wish to make an election, you should complete the appropriate form and send it in the envelope provided with the form of election to U.S. Stock Transfer Corporation, which is the exchange agent. For you to make an effective election, your properly executed election form must be received by the

exchange agent before the election deadline on                        , 2002. You must include your Marathon stock certificates with your election form. Please read the instructions to the election form for information on completing that form. Those instructions will also inform you of what to do if your stock certificates have been lost, stolen or destroyed.

        Do not send your Marathon stock certificates in the envelope provided for returning your proxy card. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

        Copies of this proxy statement-prospectus and the election form will be provided to all persons who become Marathon shareholders after the record date and prior to the election deadline in order to permit them to make an election.

Q:    What happens if I don't make an election for cash or shares?

A:    If you fail to make an election prior to the election deadline, other than because you are exercising your dissenters' rights, you will be deemed to have elected either cash or First Community common stock depending on how many Marathon shareholders request shares of First Community common stock versus how many request cash. See "The Merger" beginning on page 45.

Q:    What regulatory approvals are required to complete the merger?

A:    In order to complete the merger, First Community and Marathon must first obtain the prior written approval of the Office of the Comptroller of the Currency, or OCC, for the merger of Marathon National Bank, a wholly owned subsidiary of Marathon, with and into Pacific Western National Bank, a wholly owned subsidiary of First Community. The application for OCC consent is currently pending. In addition, the Federal Reserve Bank of San Francisco must confirm that prior approval of the Board of Governors of the Federal Reserve System is not required under the Bank Holding Company Act. A request for their confirmation will be filed in due course.

Q:    What are the tax consequences of the merger to me?

A:    In general, for United States federal income tax purposes, if you exchange your Marathon common stock solely for cash in the merger, you will recognize gain or loss in an amount equal to the difference between the cash received and your adjusted tax basis in your Marathon common stock. We expect that if you receive solely First Community common stock in exchange for your shares of Marathon common stock, you generally will not recognize any gain or loss for United States federal income tax purposes. However, you will have to recognize income or gain in connection with cash received in lieu of fractional shares of First Community common stock. If you receive a combination of cash and First Community common stock in the merger, you will not recognize loss but will recognize gain, if any, on the shares exchanged to the extent of any cash received. This tax treatment may not apply to all Marathon shareholders.

        Each of First Community's and Marathon's obligation to complete the merger is conditioned on First Community's and Marathon's receipt of legal opinions about the federal income tax treatment of the merger. These opinions will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to Marathon shareholders in greater detail, see pages 58-61. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:    What risks should I consider before I vote on the merger?

A:    We encourage you to read carefully the detailed information about the merger contained in this proxy statement-prospectus, including the section entitled "Risk Factors" beginning on page 16.

Q:    When do you expect to merge?

A:    We are working to complete the merger in the third quarter of 2002. We must first obtain the necessary regulatory approval and the approval of Marathon's shareholders at the special meeting. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q:    Whom should I contact with questions or to obtain additional copies of this proxy statement-prospectus?

A:    You should contact:

  First Community Bancorp
  275 North Brea Boulevard
  Brea, California 82791
  Attn: Corporate Secretary
  (714) 671-6800

  Marathon Bancorp
  11150 West Olympic Boulevard
  Los Angeles, California 90064
  Attn: Chief Financial Officer
  (310) 996-9100

Q:    Has Marathon retained a financial advisor with respect to this transaction?

A:    Yes. Marathon retained the services of Wedbush Morgan Securities. Wedbush Morgan Securities delivered its opinion dated May 9, 2002, to the board of directors of Marathon that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by Marathon shareholders was fair to Marathon shareholders from a financial point of view. Wedbush Morgan Securities will receive a fee of 1% of the value of the merger consideration upon consummation of the merger.

Summary

        This brief summary includes selected information from this proxy statement—prospectus and does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 88. Each item in this summary contains a page reference directing you to a more complete description of that item. References to "we", "our" and "us" in this summary mean First Community and Marathon together.

The Merger (Page 45)

        We propose a merger in which Marathon will merge with and into First Community, and Marathon National Bank, a wholly owned subsidiary of Marathon, which we refer to as Marathon Bank, will merge with and into Pacific Western National Bank, a wholly owned subsidiary of First Community, which we refer to as Pacific Western. As a result of the merger, Marathon will cease to exist as a separate corporation and you will have the right to become a shareholder of First Community. We expect to complete the merger in the third quarter of 2002. When we complete the merger, for each share of Marathon common stock you own, you will have the right to elect, on a share-by-share basis, to receive either:

  •
  cash; or

  •
  First Community common stock.

        A Marathon shareholder may elect to receive a combination of cash and First Community common stock in exchange for his or her shares of Marathon common stock, but with respect to each share of Marathon stock, a shareholder must elect to receive either all cash or all First Community common stock.

        The amount of cash or First Community common stock you will receive will be determined by reference to the average price of First Community common stock over a fifteen-day averaging period ending on the third business day prior to the special meeting, referred to as the average price, as follows:

  •
  If the average price is greater than or equal to $19.50 and less than or equal to $23.30, Marathon shareholders will have the right to elect to receive, for each share of Marathon common stock they hold, either cash in the amount of $4.80 or a number of shares of First Community common stock with a value of $4.80 (valued at the average price).

  •
  If the average price is greater than $23.30, Marathon shareholders will have the right to elect to receive an amount in cash that will be greater than $4.80 or a number of shares of First Community common stock with a value that will be greater than $4.80 per share (valued at the average price), in each case determined by multiplying the average price by 0.1339 and then adding $1.68.

  •
  If the average price is less than $19.50, Marathon shareholders will have the right to elect to receive an amount in cash that will be less than $4.80 per share or a number of shares of First Community common stock with a value that will be less than $4.80 per share, in each case determined by multiplying the average price by 0.1600 and then adding $1.68.

        Your election may be subject to proration. The merger agreement sets a maximum number of shares of Marathon stock that may be converted into the right to receive cash in the merger. That number of shares may not exceed an amount equal to 6,473,072 divided by the amount of cash per share or the value of the First Community common stock you receive for a share of Marathon stock, determined by reference to the price of First Community common stock. If elections are made by Marathon shareholders that would result in more Marathon shares being converted into the right to receive cash than that number, or fewer Marathon shares being converted into the right to receive cash than that number, either those electing to receive cash or those electing to receive First Community common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. See "Election and Proration Procedures" on pages 49-50.

        We are sending a form of election to you in a separate mailing. If you wish to make an election, you should complete the appropriate form and send it in the envelope provided with the form of election to U.S. Stock Transfer Corporation, which is the exchange agent. For you to make an effective election, your properly executed election form must be received by the exchange agent before the election deadline on                        , 2002. You must include your Marathon stock certificates with your election form. Please read the instructions to the election form for information on completing that form. Those instructions will also inform you of what to do if your stock certificates have been lost, stolen or destroyed.

        Do not send your Marathon stock certificates in the envelope provided for returning your proxy card. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

        Copies of this proxy statement-prospectus and the election form will be provided to all persons who become Marathon shareholders after the record date and prior to the election deadline in order to permit them to make an election.

The Companies (Pages 75-78)

First Community Bancorp
6110 El Tordo
Rancho Santa Fe, California 92067
(760) 476-5140

        First Community is a California corporation registered under the Bank Holding Company Act of 1956. First Community's principal business is to serve as a holding company for its banking subsidiaries Pacific Western National Bank and Rancho Santa Fe National Bank. First Community was established in October 1998. In May 2000, it became the parent of Rancho Santa Fe National Bank and of First Community Bank of the Desert, which was subsequently consolidated with other banks acquired by First Community and renamed Pacific Western National Bank in January 2002. Rancho Santa Fe National Bank is a federally chartered commercial bank established in 1982 to serve the commercial, industrial, professional, real estate and private banking markets of San Diego County. Pacific Western National Bank is a federally chartered commercial bank that serves the commercial, industrial, professional, real estate and private banking markets of Los Angeles, Orange, Riverside and San Bernardino Counties.

        As of March 31, 2002, on an unaudited basis, First Community had total consolidated assets of approximately $1,199.8 million, total consolidated loans, net of deferred fees, of approximately $798.7 million, total consolidated deposits of approximately $1,046.0 million and total consolidated shareholders' equity of approximately $104.3 million. First Community had 327 active full time equivalent employees on March 31, 2002.

Marathon Bancorp
11150 West Olympic Boulevard
Los Angeles, California 90064
(310) 996-9100

        Marathon is a California corporation registered under the Bank Holding Company Act of 1956. Marathon's principal business is to serve as a holding company for its banking subsidiary, Marathon Bank. Marathon Bank is a federally chartered commercial bank, established in March 1982. Marathon Bank has one full-service branch, located in Los Angeles, California, and a loan production office located in Woodland Hills, California.

        As of March 31, 2002, on an unaudited basis, Marathon had total consolidated assets of approximately $109.3 million, total consolidated loans, net of deferred fees, of approximately $70.2 million, total consolidated deposits of approximately $95.0 million, and total consolidated shareholders' equity of approximately $11.9 million. Marathon and Marathon Bank had 35 active full time equivalent employees on March 31, 2002.

Material United States Federal Income Tax Considerations (Page 58)

        In general, for United States federal income tax purposes, if you exchange your Marathon common stock solely for cash in the merger, you will recognize gain or loss in an amount equal to the difference between the cash received and your adjusted tax basis in your Marathon common stock. We expect that if you receive solely First Community common stock in exchange for your shares of Marathon common stock, you generally will not recognize any gain or loss for United States federal income tax purposes. However, you will have to recognize income or gain in connection with cash received in lieu of fractional shares of First Community common stock. If you receive a combination of cash and First Community common stock in the merger, you will not recognize loss but will recognize gain, if any, on the shares exchanged to the extent of any cash received. This tax treatment may not apply to all Marathon shareholders.

        Each of First Community's and Marathon's obligation to complete the merger is conditioned on the receipt of legal opinions about the federal income tax treatment of the merger. These opinions will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to Marathon shareholders in greater detail, see pages 58-61. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Concurrent Transactions (Page 76)

        On April 18, 2002, First Community entered into an agreement to acquire Upland Bank, a California state-chartered bank headquartered in Upland, California. Pursuant to that agreement, Upland Bank will merge with and into Pacific Western National Bank.

        On April 25, 2002, First Community entered into an agreement to acquire First National Bank, a national bank with its principal place of business in San Diego, California. Pursuant to that agreement, First National Bank will merge with and into Rancho Santa Fe National Bank.

        On June 11, 2002, First Community filed a registration statement with the SEC for the purpose of raising up to $86.25 million through the sale of shares of its common stock.

        The transactions mentioned above may affect the ability of First Community to consummate the merger and to successfully integrate Marathon with the businesses of First Community. For more information see "Risk Factors" beginning on page 16.

        On June 26, 2002, First Community closed an offering of trust preferred securities with an aggregate liquidation preference of $10.0 million.

Market Price Information (Page 14)

        First Community trades on the Nasdaq National Market under the symbol "FCBP". The historical closing price for First Community's common stock on May 13, 2002, the last trading day before the public announcement of the merger, was $25.10. The historical closing price for First Community's common stock on July    , 2002, the last practicable trading date before the date of this proxy statement-prospectus, was $            . Marathon trades on the Over the Counter Bulletin Board under the symbol "MARB.OB". The historical closing price for Marathon's common stock on May 13, 2002, the last trading day before the public announcement of the merger, was $4.85. The historical closing price for Marathon's common stock on July     , 2002, the last practicable trading date before the date of this proxy-statement prospectus, was $            .

        Because the number of shares of First Community common stock that you will receive in exchange for each share of Marathon common stock in the merger may fluctuate, if you elect to receive First Community common stock, the value of the shares of First Community common stock you will receive in the merger (valued at the average price) will remain constant if the average price of First Community common stock is greater than or equal to $19.50 and less than or equal to $23.30, but fluctuate if the price falls below $19.50 or rises above $23.30. First Community cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for First Community common stock from a newspaper, via the Internet or by calling your broker.

The Special Meeting of Shareholders (Page 42)

        The special meeting of Marathon shareholders will be held on                        , 2002 at             p.m., local time, at 11150 West Olympic Boulevard, Los Angeles, California 90064. At the special meeting, you will be asked to approve the principal terms of the merger between First Community and Marathon.

Record Date; Vote Required (Page 42)

        You can vote at the Marathon special meeting if you owned Marathon common stock at the close of business on                        , 2002. On that date, there were                 shares of common stock of Marathon outstanding and entitled to vote. You can cast one vote for each share of common stock of Marathon you owned on that date.

        Approval of the principal terms of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Marathon common stock entitled to vote at the special meeting. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger. If you submit a signed proxy card without indicating a vote with respect to the merger, it will be deemed a vote in favor of the merger.

        At close of business on the record date, Robert Abernethy, Frank Jobe, Robert Oltman and the Collette Revocable Trust collectively owned approximately            shares of Marathon common stock, allowing them to exercise approximately      % of the voting power of Marathon common stock entitled to vote at the Marathon special meeting. These shareholders have agreed to vote these shares in favor of the principal terms of the merger, as more fully described in the summary of Shareholder Agreements starting on page 73. Directors and executive officers of Marathon collectively owned shares sufficient to exercise        % of the voting power of Marathon common stock. As of the same date, none of First Community and its subsidiaries, nor their directors, executive officers and affiliates, beneficially owned any shares of Marathon common stock.

Revocability of Proxies (Page 42)

        You may revoke your proxy at any time before your proxy is voted at the special meeting by (1) filing with the Corporate Secretary of Marathon a written notice of revocation of your proxy; (2) submitting a duly executed proxy bearing a later date; or (3) voting in person at the special meeting.

Opinion of Marathon's Financial Advisor (Page 51)

        Among other factors considered in deciding to approve the merger, the Marathon board of directors received the written opinion dated May 9, 2002, of Marathon's financial advisor, Wedbush Morgan Securities, that, as of that date and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received by shareholders of Marathon was fair to the shareholders of Marathon from a financial point of view. The opinion of Wedbush Morgan Securities, dated as of May 9, 2002, is attached as Appendix B. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Wedbush Morgan Securities in providing its opinion. Upon consummation of the merger, Marathon will pay a cash fee equal to 1% of the value of the merger consideration to Wedbush Morgan Securities for its services relating to the merger.

The Marathon Board of Directors Recommends that You Approve the Merger (Page 46)

        Based on Marathon's reasons for the merger described in this document, including Wedbush Morgan Securities' fairness opinion, the Marathon board of directors believes that the merger is in your best interests as a shareholder of Marathon and unanimously recommends that you vote "FOR" the proposal to approve the principal terms of the merger.

Conditions to Completion of the Merger (Page 70)

        The completion of the merger depends on a number of conditions being met, including:

  •
  that Marathon will have shareholders' equity of not less than $12,000,000 and Allowance for Loan Losses of not less than $1,050,000;

  •
  approval of the principal terms of the merger by Marathon shareholders;

  •
  performance of the obligations of Marathon shareholders that are party to shareholder agreements;

  •
  receipt of required regulatory approvals, including approval by the Office of the Comptroller of the Currency, without restrictions or conditions that would have a material adverse effect on First Community or any of its subsidiaries or reduce the benefit of the merger to First Community to the extent that it would not have entered into the merger agreement had it known such restrictions or conditions would be imposed prior to entering into the merger agreement;

  •
  absence of an injunction or regulatory prohibition to completion of the merger;

  •
  receipt by each party of an opinion from such party's tax counsel that the merger will qualify as a tax-free reorganization;

  •
  accuracy of the respective representations and warranties of Marathon and First Community, subject to exceptions that would not have a material adverse effect on Marathon or First Community; and

  •
  compliance in all material respects by Marathon and First Community with their respective covenants in the merger agreement.

        Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Decide Not to Complete the Merger (Page 71)

        Marathon and First Community can agree at any time not to complete the merger, even if you have voted to approve the principal terms of the merger. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

  •
  the final denial of a required regulatory approval;

  •
  failure of the Marathon shareholders to approve the principal terms of the merger;

  •
  failure to complete the merger by November 30, 2002;

  •
  breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, if the breach is of the sort that would permit the terminating party to not complete the merger and the breach is not cured within 30 days of notice of the breach; and

  •
  if the average price of First Community drops below $19.50 per share, and such decline is not proportionate to any decline in The Nasdaq Bank Index, and First Community and Marathon do not agree to adjust the amount of consideration to be received by Marathon shareholders so that they will receive consideration that will at least equal the consideration they would have received had First Community's stock price been $19.50.

Termination Fee (Page 73)

        Under certain conditions, either First Community or Marathon may owe to the other party a termination fee in the amount of $750,000 if the merger agreement is terminated. The merger agreement requires Marathon to pay the termination fee to First Community if:

  •
  First Community terminates on or after November 30, 2002 and, at the time of the termination by First Community,

    Marathon is not entitled to terminate the merger agreement; or

  •
  First Community terminates because of:

  •
  Marathon's discussions with a third party regarding a competing acquisition proposal or failure to reject a publicly disclosed takeover offer; or

  •
  Marathon's board of directors fails to recommend the merger to shareholders or withdraws or changes its recommendation.

        The merger agreement requires First Community to pay the termination fee to Marathon if:

  •
  Marathon terminates on or after November 30, 2002 and, at the time of the termination by Marathon, First Community is not entitled to terminate the merger agreement.

We May Amend the Terms of the Merger and Waive Some Conditions (Page 72)

        First Community and Marathon may jointly amend the terms of the merger agreement, and each of us may waive our right to require the other party to adhere to those terms, to the extent legally permissible. However, after you approve the principal terms of the merger, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that you will receive as a result of the merger cannot be completed without your prior approval.

Marathon Shareholders May Have Appraisal Rights (Page 84)

        Under California law, you may have the right to dissent from the merger and to have the fair market value of your shares of Marathon common stock paid to you in cash. You will have the right to seek appraisal of the value of your Marathon shares and be paid the appraised value if you (1) do not vote in favor of the merger, (2) make written demand to Marathon within 30 days of the mailing notice of approval of the merger, (3) submit your Marathon stock certificates to Marathon prior to the merger or First Community after the merger within 30 days after the mailing of the notice of approval of the merger by the outstanding shares and (4) otherwise comply with the provisions governing dissenters' rights under California law.

        If you dissent from the merger and the conditions outlined above are met, your shares of Marathon will not be exchanged for shares of First Community common stock in the merger, and your only right will be to receive the fair market value of your shares as determined by mutual agreement between you and Marathon or by appraisal if you are unable to agree. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR" the merger and a waiver of your dissenters' rights. A vote "AGAINST" the merger does not dispense with the other requirements to request an appraisal under California law.

        The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement.

        For more detailed information about your rights under California law, see "Dissenters' Rights".

In Order to Complete the Merger, We Must First Obtain Federal Regulatory Approval (Page 58)

        In order to complete the merger, First Community and Marathon must first obtain the prior written approval of the OCC for the merger of Marathon Bank with and into Pacific Western. The application for OCC consent is currently pending. In addition, the Federal Reserve Bank of San Francisco must confirm that prior approval of the Board of Governors of the Federal Reserve System is not required under the Bank Holding Company Act. A request for their confirmation will be filed in due course.

Selected Consolidated Financial Information of First Community

        First Community is providing the following information to aid you in your analysis of the financial aspects of the merger. First Community derived the information as of and for the years ended December 31, 1997 through December 31, 2001 from its historical audited consolidated financial statements for these fiscal years. First Community derived the financial information for the three months ended March 31, 2001 and March 31, 2002 from its unaudited condensed consolidated financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The audited and unaudited consolidated financial information contained herein is the same historical information that First Community has presented in its prior filings with the SEC. The consolidated unaudited pro forma financial data set forth below as of and for the three-month period ended March 31, 2002 and for the year ended December 31, 2001 have been derived from First Community's unaudited pro forma combined condensed financial statements included in this proxy statement-prospectus.

        The operating results for the three months ended March 31, 2002 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2002. First Community expects that it will incur merger and restructuring expenses as a result of the acquisition of Marathon, as well as for the proposed acquisitions of First National and Upland, and the completed acquisitions of Pacific Western and W.H.E.C., Inc. First Community and Marathon both anticipate that the merger, as well as other acquisitions mentioned above, will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The information presented below does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. This information is only a summary, and you should read it in conjunction with First Community's consolidated financial statements and notes thereto contained in First Community's 2001 Annual Report on Form 10-K, which is incorporated by reference into this document. See "Sources of Additional Information" on the inside front cover of this proxy statement-prospectus.

	At or for the Three Months Ended March 31, 2002			At or for the Year Ended December 31, 2001
							At or for the Years Ended December 31,
		Pro Forma(2)	Pro Forma(3)		Pro Forma(2)	Pro Forma(3)
	Actual(1)			Actual(4)			2000(5)(6)	1999(5)	1998(5)	1997(5)
	(dollars in thousands, except per share data)
Consolidated Statements of Earnings Data:
Interest Income	$13,901	$18,641	$29,641	$43,114	$84,928	$141,673	$28,831	$23,405	$20,258	$16,707
Interest expense	2,988	4,120	7,645	11,251	27,615	51,276	7,924	5,688	5,390	4,564

Net interest income	10,913	14,521	21,996	31,863	57,313	90,397	20,907	17,717	14,868	12,143
Provision for loan losses	—	145	1,045	639	2,039	12,844	520	518	941	310

Net interest income after provision for loan losses	10,913	14,376	20,951	31,224	55,274	77,553	20,387	17,199	13,927	11,833
Noninterest income	1,940	2,710	4,790	5,177	10,476	18,459	2,465	2,304	2,692	2,426
Noninterest expense	9,217	12,434	20,654	25,915	51,081	88,166	18,145	12,073	10,897	9,544

Earnings from continuing operations before income taxes	3,636	4,652	5,087	10,486	14,669	7,846	4,707	7,430	5,722	4,715
Income taxes	1,474	1,714	1,890	5,526	5,526	2,785	2,803	3,166	2,140	1,878

Net earnings from continuing operations	$2,162	$2,938	$3,197	$6,110	$9,143	$5,061	$1,904	$4,264	$3,582	$2,837

Basic earnings from continuing operations per share	$0.33	$0.36	$0.22	$1.30	$1.14	$0.35	$0.49	$1.10	$0.93	$0.74
Diluted earnings from continuing operations per share	0.32	0.35	0.22	1.23	1.11	0.35	0.47	1.05	0.88	0.71

Consolidated Balance Sheets Data:
Total cash and cash equivalents	$157,595	$158,980	$256,165	$104,703	N/A	N/A	$52,655	$32,037	$54,966	$25,728
Time deposits in financial institutions	390	390	1,083	190	N/A	N/A	495	7,502	5,440	4,160
Total securities	158,445	185,230	329,004	128,593	N/A	N/A	46,313	50,563	38,380	28,136
Loans, net of deferred fees and costs	798,714	868,911	1,365,149	501,740	N/A	N/A	250,552	206,102	170,980	151,064
Total assets	1,199,817	1,318,368	2,188,551	770,217	N/A	N/A	358,287	304,362	277,613	214,846
Total deposits	1,046,032	1,141,040	1,761,730	677,167	N/A	N/A	316,938	274,232	251,421	191,940
Trust preferred securities	28,000	28,000	38,000	28,000	N/A	N/A	8,000	—	—	—
Total shareholders' equity	104,326	117,656	266,405	55,297	N/A	N/A	27,772	25,855	22,833	19,680
	At or for the Three Months Ended March 31, 2002
				At or for the Years Ended December 31,
		Pro Forma(2)	Pro Forma(3)
	Actual(1)			2001(4)	2000(5)(6)	1999(5)	1998(5)	1997(5)
Other Data:
Dividends declared per share	$0.09	N/A	N/A	$0.36	$0.36	$0.30	$0.24	—
Dividends payout ratio	28.1%	N/A	N/A	29.3%	76.6%	28.6%	27.3%	—
Book value per share	$13.84	$14.56	$18.55	$10.48	$6.99	$6.67	$5.92	$5.15
Tangible book value per share	$7.77	$7.60	$7.48	$8.62	$6.99	$6.67	$5.92	$5.15
Shareholders' equity to assets at period end	8.70%	8.92%	12.17%	7.18%	7.75%	8.49%	8.22%	9.16%
Return on average assets	0.89	N/A	N/A	0.92	0.56	1.44	1.48	1.45
Return on average equity	12.86	N/A	N/A	16.33	7.01	17.46	16.87	15.62
Net interest margin	5.24	N/A	N/A	5.33	6.81	6.60	6.79	6.85
Non-performing assets to total assets	0.76	N/A	N/A	1.01	0.92	1.06	0.33	0.49
Allowance for loan losses to total loans	1.70	N/A	N/A	2.23	1.57	1.95	2.21	2.24
Net charge-offs to average loans	0.38	N/A	N/A	1.60	0.27	0.15	0.33	0.09
Non-performing loans to total loans	0.79	N/A	N/A	0.93	0.91	0.93	0.47	0.59
Allowance for loan losses to non-performing loans	214.7	N/A	N/A	239.9	173.1	209.6	471.9	376.6

(1)
First Community acquired Pacific Western on January 31, 2002 in a transaction accounted for as a purchase, and First Community acquired WHEC on March 7, 2002 in a transaction accounted for as a purchase. The consolidated statements of earnings and other data for the three months ended March 31, 2002 include the results of operations of Pacific Western subsequent to January 31, 2002 and of WHEC subsequent to March 7, 2002.

(2)
The pro forma statement of earnings and other data for the three months ended March 31, 2002 reflect the completed acquisitions of Pacific Western and WHEC and the proposed acquisition of Marathon as if each of those acquisitions had occurred on January 1, 2002, and the pro forma statement of earnings data for the year ended December 31, 2001 reflects the completed acquisitions and the proposed acquisition of Marathon, as well as the acquisition of First Charter, as if each of those acquisitions had occurred on January 1, 2001. The pro forma balance sheet data as of March 31, 2002 reflects the proposed acquisition of Marathon as if it had occurred on March 31, 2002. Please see "Unaudited Pro Forma Combined Condensed Consolidated Financial Information" beginning on page 23 for additional information regarding First Community's pro forma data and other matters to which First Community's pro forma data give effect.

(3)
The pro forma statement of earnings and other data for the three months ended March 31, 2002 reflect the acquisitions of Pacific Western and WHEC and the proposed acquisitions of First National, Upland Bank and Marathon as if each of those acquisitions or proposed acquisitions had occurred on January 1, 2002, and the pro forma statement of earnings data for the year ended December 31, 2001 reflects the completed and proposed acquisitions, as well as the acquisition of First Charter as if each of those acquisitions had occurred on January 1, 2001. The pro forma balance sheet data as of March 31, 2002 reflects the proposed acquisitions as if they had occurred on March 31, 2002. Please see "Unaudited Pro Forma Combined Condensed Consolidated Financial Information" beginning on page 23 for additional information regarding First Community's pro forma data and other matters to which First Community's pro forma data give effect.

(4)
First Community acquired First Professional on January 16, 2001 in a transaction accounted for as a purchase, and First Community acquired First Charter on October 8, 2001 in a transaction accounted for as a purchase. The consolidated statements of earnings and other data for the year ended December 31, 2001 include the results of operations of First Professional subsequent to January 16, 2001 and of First Charter subsequent to October 8, 2001.

(5)
First Community acquired First Community Bank of the Desert and Rancho Santa Fe National Bank on May 31, 2000 in a transaction accounted for on a pooling of interests basis. Accordingly, First Community's historical financial data has been restated for the years ended December 31, 2000, 1999, 1998 and 1997 include the results of both Rancho Santa Fe National Bank and First Community Bank of the Desert.

(6)
The statements of earnings data for the year ended December 31, 2000 include non-recurring merger costs of $3.6 million.

Selected Consolidated Financial Data of Marathon Bancorp

        The following selected consolidated financial data with respect to Marathon's consolidated statement of financial position as of December 31, 2001 and its consolidated statements of operations for the years ended December 31, 2001 and 2000 have been derived from the audited consolidated financial statements included with this proxy statement-prospectus in Appendix D. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The summary financial data with respect to Marathon's consolidated statements of financial position as of December 31, 2000, 1999, 1998 and 1997 and its consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997 have been derived from Marathon's audited consolidated financial statements, which are not presented herein. The summary consolidated financial data at and for the periods ended March 31, 2002 and 2001 are unaudited and have been derived from Marathon's unaudited consolidated financial statements included with this proxy statement-prospectus in Appendix E.

	At or for the Three Months Ended March 31,		At or for the Years ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$1,619	$1,737	$6,877	$6,760	$5,266	$5,022	$4,730
Interest expense	329	582	2,058	2,122	1,476	1,407	1,144

Net interest income	1,290	1,155	4,819	4,638	3,790	3,615	3,586
Provision for loan losses	30	—	45	100	—	56	301

Net interest income after provision for loan losses	1,260	1,155	4,774	4,538	3,790	3,559	3,285
Non-interest income	280	187	708	557	497	441	565
Non-interest expense	1,096	1,091	4,416	4,103	3,803	3,752	4,212

Earnings before income taxes	444	251	1,066	992	484	248	(362)
Income taxes (benefits)	45	(2)	19	(112)	(161)	(197)	(2)

Net earnings (loss)	$399	$253	$1,047	$1,104	$645	$445	$(364)

Consolidated Balance Sheets Data:
Total cash and cash equivalents	$7,858	$9,175	$7,196	$10,940	$8,891	$9,249	$16,027
Total assets	109,304	91,615	102,339	92,916	83,119	74,400	79,069
Net loans	69,064	54,020	59,906	51,806	49,249	42,259	46,028
Total investments	26,342	22,640	29,286	24,540	21,468	20,044	14,396
Total deposits	95,008	79,870	89,648	79,885	71,555	65,218	70,448
Total shareholders' equity	11,932	10,860	11,792	10,455	9,136	8,658	8,201
Other Data:
Book value per share	$3.10	$2.82	$3.06	$2.73	$2.39	$2.27	$2.15
Shareholders' equity to assets at Period end	10.92%	11.85%	11.52%	11.25%	10.99%	11.64%	10.37%
Return on average assets	1.52	1.11	1.05	1.24	0.82	0.60	(0.52)
Return on average equity	13.64	9.64	9.39	11.45	7.26	5.34	(6.63)
Average equity/average assets	11.12	11.57	11.23	10.85	11.34	11.21	7.78
Net interest margin	5.35	5.41	5.33	5.76	5.35	5.33	5.60

Comparative Per Share Data

        The following table presents certain historical per share data of First Community and Marathon and certain unaudited pro forma per share data that reflects the combination of First Community and Marathon using the purchase method of accounting. This data should be read in conjunction with First Community's audited and unaudited consolidated financial statements and notes thereto that are incorporated by reference in this proxy statement-prospectus and Marathon's audited and unaudited consolidated financial statements and notes thereto that are included as Appendix D and Appendix E with this proxy statement-prospectus, and the unaudited pro forma combined condensed consolidated financial information included elsewhere in this proxy statement-prospectus. The pro forma combined per share data does not necessarily indicate the operating results that would have been achieved had the combination of First Community and Marathon actually occurred at the beginning of the periods presented, nor does it indicate future results of operations or financial position.

	As of and for the Three Months Ended March 31, 2002
			Pro Forma
	First Community	Marathon	First Community and Marathon	Marathon Equivalent(1)
	(Unaudited)
Net income per common share:
Basic	$0.33	$0.10	$0.36	$0.07
Diluted	$0.32	$0.10	$0.35	$0.07
Dividends declared on common stock	$0.09	—	$0.09	$0.02
Book value per common share	$13.84	$3.10	$14.56	$2.95
	As of and for the Year Ended December 31, 2001
			Pro Forma
	First Community	Marathon	First Community and Marathon	Marathon Equivalent(1)
			(Unaudited)
Net income per common share:
Basic	$1.30	$0.27	$1.14	$0.23
Diluted	$1.23	$0.27	$1.11	$0.22
Dividends declared on common stock	$0.36	—	$0.36	$0.07
Book value per common share	$10.48	$3.06	$14.41	$2.92

(1)
This calculation assumes that the average price of First Community common stock is $24.50, resulting in a holder of Marathon common stock receiving a fraction of a share of First Community common stock with a value of $4.96 (valued at the average price) in exchange for a share of Marathon common stock. The Marathon pro forma equivalent per share amounts are computed by multiplying the First Community and Marathon pro forma combined amounts by an exchange ratio, which in this example is 0.2025: $24.50 x 0.1339 + $1.68 = $4.9606 ÷ 24.50 = 0.2025.

Market Price Data and Dividend Information

Comparative Market Price Information

        The following table presents trading information for First Community common stock on the Nasdaq National Market System and Marathon common stock on the Over the Counter Bulletin Board on May 13, 2002. May 13, 2002 was the last trading day prior to the announcement of the signing of the merger agreement. July     , 2002 was the last practical trading day for which information was available prior to the date of the printing of this proxy statement-prospectus.

	Closing Sales Price
	First Community		Marathon		Marathon Equivalent(1)
Price per share:
May 13, 2002		$25.10		$4.85		$5.04
July , 2002	$		$		$

(1)
Calculated assuming the average price of First Community common stock is $25.10: $25.10 × 0.1339 + 1.68 = 5.04.

        You should obtain current market quotations for First Community common stock. The market price of First Community common stock will probably fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of First Community common stock is subject to fluctuation, the value of the shares of First Community common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

        First Community.    First Community common stock is listed on the Nasdaq National Market System under the symbol "FCBP". The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of First Community common stock as reported on the Nasdaq National Market System, and the dividends per share of First Community common stock.

Quarter Ended	High		Low		Dividends Declared
2000:
First quarter		$15.50		$13.75	$0.09
Second quarter		$14.25		$13.00	$0.09
Third quarter		$15.44		$13.88	$0.09
Fourth quarter		$15.13		$14.75	$0.09
2001:
First quarter		$21.00		$14.81	$0.09
Second quarter		$20.63		$17.44	$0.09
Third quarter		$22.95		$18.75	$0.09
Fourth quarter		$21.90		$19.25	$0.09
2002:
First quarter		$26.30		$19.25	$0.09
Second quarter	$		$		$0.15
Third quarter (through July , 2002)	$		$

        The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of First Community and its subsidiaries, applicable government regulations and other factors deemed relevant by the First Community board of directors.

        Marathon.    Marathon common stock is listed on the Over the Counter Bulletin Board under the symbol "MARB.OB". The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Marathon common stock as reported on the Over the Counter Bulletin Board, and the dividends per share of Marathon common stock.

Quarter Ended	High		Low		Dividends Declared
2000:
First quarter		$3.00		$2.50	—
Second quarter		$3.00		$2.50	—
Third quarter		$3.31		$2.63	—
Fourth quarter		$3.38		$3.13	—
2001:
First quarter		$3.25		$2.97	—
Second quarter		$3.10		$2.90	—
Third quarter		$4.75		$3.57	—
Fourth quarter		$4.73		$3.60	—
2002:
First quarter		$4.84		$3.50	—
Second quarter	$				$—
Third quarter (through July , 2002)	$		$

Risk Factors

        By voting in favor of the merger, you will be choosing to invest in the combined company's common stock to the extent you receive First Community common stock in exchange for your shares of Marathon common stock. An investment in the combined company's common stock contains a high degree of risk. In addition to the other information included in this proxy statement-prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements", you should carefully consider the matters described below in determining whether to approve the principal terms of the merger.

Risks Related to the Merger

The merger consideration that is paid in First Community common stock can fluctuate based on the price of First Community stock.

        If you receive First Community common stock in the merger, the price of First Community common stock may vary from the price of First Community common stock stated on the date the merger was announced, on the date that this proxy statement-prospectus is mailed to Marathon shareholders, and on the date of the special meeting of Marathon shareholders. Any change in the price of First Community common stock prior to the determination date may affect the value of the merger consideration that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, regulatory considerations and completion of the merger. Many of these factors are beyond our control. We urge you to obtain current market quotations for First Community common stock.

You may not receive the form of merger consideration that you elect.

        The merger agreement sets a number of shares of Marathon stock that will be converted into the right to receive cash in the merger. That number will be an amount equal to 6,473,072 divided by the amount of cash or the value of the First Community common stock you receive for a share of Marathon common stock, which amount or value is determined by reference to the average price of First Community common stock over the averaging period. If elections are made by Marathon shareholders that would result in more Marathon shareholders receiving cash for their shares than that number, or fewer Marathon shareholders receiving cash for their shares than that number, either those electing to receive cash or those electing to receive First Community common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including with respect to the recognition of taxable gain to the extent cash is received). See "The Merger—Material United States Federal Income Tax Considerations of the Merger".

If First Community is unable to successfully integrate its business with Marathon and with those of the other banks it has acquired or proposes to acquire, First Community's business and earnings may be negatively affected.

        First Community has acquired six banks since its formation, including three banks since September 30, 2001. In addition, First Community has announced agreements to acquire three additional banks, including Marathon, which, if consummated, will nearly double the size of its operations. Successful integration of these banks, each of which previously operated independently, will depend primarily on First Community's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. First Community cannot assure you that First Community will be able to integrate its operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of First Community's respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings are projected to come from various areas that First Community identified through its due diligence and integration planning process. If First Community has difficulties with any of these integrations, First Community might not achieve the economic benefits it expects to result from these acquisitions and this would likely hurt First Community's business and its earnings. In addition, First Community may experience greater than expected costs or difficulties relating to the integration of these banks, and/or may not realize expected cost savings from these acquisitions within the expected time frames.

The inability to raise cash through a registered offering of First Community common stock may delay consummation of the merger.

        If First Community is unable to raise cash pursuant to an ongoing registered offering of its common stock, it will need to secure alternative sources of funding in order to finance the acquisitions of Marathon, First National Bank and Upland Bank. The time necessary to secure alternative funding, if it is needed, may delay the consummation of the merger.

Shares eligible for future sale could have a dilutive effect.

        As of July    , 2002, there are 15,000,000 shares of First Community common stock authorized, of which approximately            shares are outstanding. An estimated maximum of 637,073 additional shares will be issued to Marathon shareholders in the merger.

        Shares of First Community common stock eligible for future sale, including those that may be issued in the acquisition of Marathon, First National Bank and Upland Bank and any offering of First Community common stock for cash, could have a dilutive effect on the market for First Community common stock and could adversely affect market prices.

        On June 11, 2002, First Community filed a registration statement with the SEC on Form S-3 to raise up to $86.25 million, before expenses and underwriting discounts, through the sale of its common stock. First Community intends to complete the offering prior to the consummation of the merger.

        First Community also plans on filing two additional registration statements with the SEC on Form S-4 in connection with the acquisitions of First National Bank and Upland Bank, respectively. These registration statements will provide for First Community to issue up to 3.2 million shares of its common stock in connection with those acquisitions. First Community currently intends to complete the issuance of those shares and close those transactions by the end of the third quarter of 2002.

Risks Related to First Community Following Completion of the Merger
References to "we", "our" and "us" in this subsection mean First Community after acquiring Marathon.

We face strong competition from financial service companies and other companies that offer banking services, which can hurt our business.

        After the merger we will continue to conduct our banking operations exclusively in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits, and our results of operations and financial condition may otherwise be adversely affected.

Changes in economic conditions, in particular an economic slowdown in Southern California, could hurt our business materially.

        Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, in particular an economic slowdown in Southern California, could result in the following consequences, any of which could hurt our business materially:

  •
  loan delinquencies may increase;

  •
  problem assets and foreclosures may increase;

  •
  demand for our products and services may decline;

  •
  low cost or non-interest bearing deposits may decrease; and

  •
  collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.

A downturn in the real estate market could hurt our business.

        A downturn in the real estate market could hurt our business because many of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. As of March 31, 2002, approximately 50% of the book value of our loan portfolio consisted of loans secured by various types of real estate. Substantially all of our real property collateral is located in Southern California. If there is a significant decline in real estate values, especially in Southern California, the collateral for our loans will provide less security. Real estate values in California could be affected by, among other things, earthquakes and other national disasters particular to California.

Our business is subject to interest rate risk, and variations in interest rates may negatively affect our financial performance.

        Changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that we can minimize our interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

We are dependent on key personnel, and the loss of one or more of those key personnel may materially and adversely affect our prospects.

        We currently depend heavily on the services of our chairman, John Eggemeyer, our chief executive officer, Matthew Wagner, and a number of other key management personnel. The loss of Mr. Eggemeyer's or Mr. Wagner's services or those of other key personnel could materially and adversely affect our results of operations and financial condition. Our success will also depend in part on the ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require.

We are subject to extensive regulation, which could adversely affect our business.

        Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business or prospects.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Our ability to pay dividends is restricted by law and contractual arrangements and depends on capital distributions from the banks which are subject to regulatory limits.

        Our ability to pay dividends to our shareholders is subject to the restrictions set forth in California law. In addition, our ability to pay dividends to our shareholders is restricted under specified circumstances under indentures and a revolving credit agreement to which we are a party. See "Information About First Community—Limitations on Dividends" beginning on page 77 for more information on these restrictions. We cannot assure you that we will meet the criteria specified under California law or these agreements in the future, in which case we may reduce or stop paying dividends on our common stock.

        The primary source of our income from which we pay dividends is the receipt of dividends from our banks. The availability of dividends from the banks is limited by various statutes and regulations. It is possible, depending upon the financial condition of the bank in question, and other factors, that the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and/or the Office of the Comptroller of the Currency could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event our subsidiaries were unable to pay dividends to us, we in turn would likely have to reduce or stop paying dividends on our common stock. Our failure to pay dividends on our common stock could have a material adverse effect on the market price of our common stock. See "Regulation and Supervision" beginning on page 79 for additional information on the regulatory restrictions to which we and our banks are subject.

Only a limited market exists for First Community common stock, which could lead to price volatility and losses for investors purchasing in this offering.

        Our common stock was designated for quotation on the Nasdaq National Market in June 2000 and trading volumes since that time have been modest. We cannot assure you that an active trading market for our common stock will develop. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares at or above the price at which they obtained them.

Our allowance for loan losses may not be adequate to cover actual losses.

        Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings.

Concentrated ownership of our common stock creates a risk of sudden changes in our share price.

        As of March 31, 2002, directors and members of our executive management team beneficially owned or controlled approximately 35% of our common stock. Certain shareholders in First National will also acquire large percentages of our common stock if we consummate the First National acquisition. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large shareholders of a significant portion of that shareholder's holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of shares of our common stock in the First National acquisition will have the immediate effect of increasing the public float of our common stock. Such increase may cause the market price of our common stock to decline or fluctuate significantly.

Cautionary Statement Regarding Forward-Looking Statements

        This proxy statement-prospectus contains and incorporates by reference certain forward-looking statements about First Community's financial condition, results of operations and business of each of First Community and the businesses it has agreed to acquire. These statements may include statements regarding projected performance of First Community for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates", "intends", "will", "plans" or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those identified under "Risk Factors" above as well as the following:

  •
  combining the businesses of First Community and Marathon, First Community and First National Bank or First Community and Upland Bank may cost more than we expect;

  •
  First Community may not be able to successfully or timely complete the acquisitions of First National or Upland Bank;

  •
  First Community may not be able to successfully or timely complete its offering of common stock on Form S-3 or alternative transactions to raise additional capital;

  •
  the timing of the completion of the proposed merger, the acquisitions of First National and of Upland Bank may be delayed or prohibited;

  •
  there may be increases in competitive pressure among financial institutions;

  •
  general economic conditions, either nationally or locally in areas in which Marathon and First Community conduct their operations, or conditions in securities markets may be less favorable than First Community currently anticipates;

  •
  expected cost savings from the merger and from the acquisitions of Marathon, First National and Upland Bank may not be fully realized or realized within the expected time frame;

  •
  changes in inflation or deflation;

  •
  legislation or regulatory changes may adversely affect the ability of the combined company to conduct, or the accounting for, business combinations and new operations;

  •
  integrating the businesses of Marathon, First National Bank and Upland Bank and retaining key personnel may be more difficult than First Community expects;

  •
  First Community's revenues after the merger and following the acquisitions of Marathon, First National and Upland Bank may be lower than it expects;

  •
  First Community may lose more business or customers after the merger and after the proposed acquisitions than it expects, or First Community's operating costs may be higher than it expects;

  •
  changes in the interest rate environment may reduce interest margins; or

  •
  legislation or regulatory changes may adversely affect our ability to conduct our business.

        Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Marathon shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement-prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of First Community following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of First Community or Marathon to control or predict. For those statements, First Community and

Marathon claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        All subsequent written and oral forward-looking statements attributable to First Community or Marathon or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Community nor Marathon undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

Unaudited Pro Forma Combined Condensed Consolidated Financial Information

        The following tables present financial data at and for the three months ended March 31, 2002 and for the year ended December 31, 2001 for First Community after giving effect to the completion of:

  •
  the acquisitions of Pacific Western National Bank, W.H.E.C., Inc. and, with respect to the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2001, First Charter Bank;

  •
  the proposed acquisitions of Upland Bank, Marathon Bancorp and First National Bank;

  •
  First Community's rights offering that it completed in January 2002 and the application of the net proceeds from that rights offering;

  •
  the issuance of trust preferred securities in the fourth quarter of 2001, as described in note 3 to the unaudited pro forma combined condensed consolidated financial statements, and the application of the net proceeds from that issuance;

  •
  an additional issuance of trust preferred securities, as described in note 22 to the unaudited pro forma combined condensed consolidated financial statements, and the application of the net proceeds from that issuance; and

  •
  the proposed sale of shares of First Community common stock registered on Form S-3 on June 11, 2002, as described in note 22 to the unaudited pro forma combined condensed consolidated financial statements, and the application of the net proceeds from that issuance.

The pro forma financial data gives effect to each of the acquisitions under the purchase accounting method in accordance with accounting principles generally accepted in the United States. The unaudited pro forma combined condensed consolidated financial statements combine the historical condensed consolidated financial statements of First Community, First Charter, Pacific Western, WHEC, Upland Bank, Marathon and First National giving effect to these acquisitions as if they had been effective on March 31, 2002 with respect to the unaudited pro forma combined condensed consolidated balance sheet, and as of the beginning of the periods indicated with respect to the unaudited pro forma combined condensed consolidated statements of operations.

        The information for the year ended December 31, 2001 is derived from:

  •
  the audited consolidated financial statements, including the related notes, of each of Pacific Western, WHEC and First National incorporated by reference in this proxy statement-prospectus;

  •
  the audited consolidated financial statements of Marathon, including the related notes, which are included in this proxy statement-prospectus;

  •
  the audited financial statements of Upland Bank, including the related notes, which are not included or incorporated by reference in this proxy statement-prospectus;

  •
  the unaudited financial information for First Charter for the portion of 2001 prior to First Community's acquisition of First Charter, which information is not included or incorporated by reference in this proxy statement-prospectus; and

  •
  First Community's audited consolidated financial statements, including the related notes, incorporated by reference in this proxy statement-prospectus.

You should read First Community's unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2001 in conjunction with the historical consolidated financial statements, and related notes thereto, described above that have been incorporated by reference into this proxy statement-prospectus. The information as of and for the three months ended March 31, 2002 is derived from:

  •
  First Community's unaudited condensed consolidated financial statements, including related notes, as of and for the three months ended March 31, 2002, incorporated by reference in this proxy statement-prospectus;

  •
  the unaudited consolidated financial statements, including related notes, of First National as of and for the three months ended March 31, 2002, incorporated by reference in this proxy statement-prospectus;

  •
  the unaudited financial information for each of Pacific Western and WHEC for the portions of the first quarter of 2002 prior to First Community's acquisition of each of those entities, which information is not included or incorporated by reference in this proxy statement-prospectus;

  •
  the unaudited consolidated financial statements of Marathon, including the related notes, which are included in this proxy statement-prospectus; and

  •
  the unaudited financial statements of Upland Bank, including the related notes, which are not included or incorporated by reference in this proxy statement-prospectus.

You should read First Community's unaudited pro forma combined condensed consolidated financial statements as of and for the three months ended March 31, 2002 in conjunction with the historical financial statements, and related notes thereto, described above that have been incorporated by reference into this proxy statement-prospectus.

        First Community has incurred and expects to incur reorganization and restructuring expenses as a result of combining First Charter, Pacific Western and WHEC and in connection with the proposed acquisitions. The effect of the estimated merger and reorganization costs expected to be incurred in connection with the completed and proposed acquisitions has been reflected in the unaudited pro forma combined condensed consolidated balance sheet. First Community also anticipates that the acquisitions will provide the combined company with certain future financial benefits that include reduced operation expenses and opportunities to earn more revenue. However, First Community does not reflect any of these anticipated cost savings or benefits in the pro forma financial information. Finally, the pro forma financial information does not reflect any divestures of branches or deposits that may be required in connection with the acquisitions. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. First Community has included in the pro forma consolidated financial statements all the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the historical periods.

        Given the information regarding the completed and proposed acquisitions, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons:

  •
  assumptions used in preparing the pro forma financial data may be revised in the future due to changes in values of assets, including finalization of the calculation of a core deposit intangible, and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the respective acquisition takes place; and

  •
  adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2002

	First Community Bancorp	Pacific Western and WHEC Adjustments		Marathon	Marathon Adjustments		First Community Bancorp with Marathon Pro Forma		Upland Bank	Upland Bank Adjustments		First National	First National Adjustments		Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Assets:
Cash and due from banks	$81,504	$—		$7,183	$—		$88,687		$5,477	$—		$31,052	$—		$—		$125,216
Federal funds sold	76,091	—		675	(6,473	)i	70,293	f	10,156	(6,732	)q	22,000	(70,100	)y	73,305	gg	98,922
Money market mutual funds	—	—		—	—		—		—	—		32,027	—		—		32,027

Total cash and cash equivalents	157,595	—		7,858	(6,473)		158,980		15,633	(6,732)		85,079	(70,100)		73,305		256,165
Interest-bearing deposits in financial institutions	390	—		—	—		390		693	—		—	—		—		1,083
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	2,263	—		443	—		2,706		—	—		5,446	—		—		8,152
Securities held to maturity	8,930	—		12,554	—		21,484		1,749	—		—	—		—		23,233
Securities available-for-sale	147,252	—		13,788	—		161,040		39	—		136,540	—		—		297,619

Total securities	158,445	—		26,785	—		185,230		1,788	—		141,986	—		—		329,004
Gross loans	800,129	—		70,337	—		870,465		89,976	—		408,796	—		—		1,369,238
Deferred fees and costs	(1,415)	—		(140)	—		(1,555)		(935)	—		(1,599)	—		—		(4,089)

Loans, net of deferred fees and costs	798,714	—		70,197	—		868,911		89,041	—		407,197	—		—		1,365,149
Allowance for loan losses	(13,563)	—		(1,133)	—		(14,696)		(1,215)			(10,239)	—		—		(26,150)

Net loans	785,151	—		69,064	—		854,215		87,826	—		396,958	—		—		1,338,999
Property, plant and equipment	10,381			212	—		10,593		355	—		5,507	—		—		16,455
Other real estate owned	2,747			—	—		2,747		174	—		—	—		—		2,921
Goodwill	45,775	(4,540	)d	—	8,812	j	50,047	g	—	6,315	r	—	85,538	z	—		141,900
Core deposit intangible	—	7,828	e	—	2,852	j	10,680	g	—	2,872	r	—	15,749	z	—		29,301
Other assets	39,333	—		5,385	768	k	45,486	h	3,367	707	s	19,601	3,562	aa	—		72,723

Total Assets	$1,199,817	$3,288		$109,304	$5,959		$1,318,368		$109,836	$3,162		$649,131	$34,749		$73,305		$2,188,551

Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$392,052	$—		$34,647	$—		$426,699		$24,863	$—		$144,448	$—		$—		$596,010
Interest bearing deposits	653,980	—		60,361	—		714,341		70,873	—		380,506	—		—		1,165,720

Total deposits	1,046,032	—		95,008	—		1,141,040		95,736	—		524,954	—		—		1,761,730
Accrued interest payable and other liabilities	17,086	3,288	f	864	4,561	l	25,799	i	2,566	4,425	t	4,601	18,640	bb	—		56,031
Short-term borrowings	3,719	—		1,500	—		5,219		—	—		68,000	—		(7,488	)hh	65,731
Convertible debt	654	—		—	—		654		—	—		—	—		—		654
Trust preferred securities	28,000	—		—	—		28,000		—	—		—	—		10,000	ii	38,000

Total liabilities	1,095,491	3,288		97,372	4,561		1,200,712		98,302	4,425		597,555	18,640		2,512		1,922,146
Shareholders' Equity:
Common stock	90,933	—		3,000	10,330	m	104,263	j	5,836	4,435	u	9,804	57,881	cc	70,793	jj	253,012
Preferred Stock	—	—		—	—		—		—	—		1,412	(1,412	)cc	—		—
Additional paid-in-capital	—	—		10,714	(10,714	)n	—		—	—		45,947	(45,947	)dd	—		—
Retained earnings (accumulated deficit)	13,432	—		(1,770)	1,770	n	13,432	k	5,695	(5,695	)v	(5,720)	5,720	dd	—		13,432
Accumulated other comprehensive income (loss):
Net unrealized gains (losses) on securities available-for-sale, net	(39)	—		(12)	12	n	(39	)k	3	(3	)v	133	(133	)dd	—		(39)

Total Shareholders' Equity	104,326	—		11,932	1,398		117,656		11,534	(1,263)		51,576	16,109		70,793		266,405

Total Liabilities and Shareholders' Equity	$1,199,817	$3,288		$109,304	$5,959		$1,318,368		$109,836	$3,162		$649,131	$34,749		$73,305		$2,188,551

Shares outstanding	7,539			3,853	544		8,083		1,388	419		11,216	2,763		3,100		14,365
Book value per share	$13.84			$3.10			$14.56		$8.31			$4.60					$18.55

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2002

	First Community Bancorp	Pacific Western	WHEC	Pacific Western & WHEC Adjustments	First Community Bancorp with Pacific Western & WHEC Pro Forma	Marathon	Marathon Adjustments	First Community Bancorp with Marathon Pro Forma	Upland Bank	Upland Bank Adjustments	First National	First National Adjustments	Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Interest income:
Interest and fees on loans	$11,805	$1,557	$1,171	$—	$14,533	$1,225	$—	$15,758	$1,937	$—	$7,357	$—	$—		$25,052
Interest on interest-bearing deposits in other banks	2	—	2	—	4	—	—	4	7	—	8	—	—		19
Interest on investment securities	1,855	93	218	—	2,166	374	—	2,540	22	—	1,490	—	—		4,052
Interest on federal funds sold	239	42	38	—	319	20	—	339	14	—	165	—	—		518

Total interest income	13,901	1,692	1,429	—	17,022	1,619	—	18,641	1,980	—	9,020	—	—		29,641
Interest expense:
Interest expense on deposits	2,449	498	305	—	3,252	328	—	3,580	547	—	1,986	—	—		6,113
Interest expense on short-term borrowings	7	—	—	—	7	1	—	8	—	—	954	—	—		962
Interest expense on convertible debt	4	—	—	—	4	—	—	4	—	—	—	—	—		4
Interest expense on trust preferred securities	528	—	—	—	528	—	—	528	—	—	—	—	38	ee	566

Total interest expense	2,988	498	305	—	3,791	329	—	4,120	547	—	2,940	—	38		7,645

Net interest income	10,913	1,194	1,124	—	13,231	1,290	—	14,521	1,433	—	6,080	—	(38)		21,996
Less: provision for loan losses	—	110	5	—	115	30	—	145	—	—	900	—	—		1,045

Net interest income after provision for loan losses	10,913	1,084	1,119	—	13,116	1,260	—	14,376	1,433	—	5,180	—	(38)		20,951
Non-interest income:
Service charges and fees on deposit accounts	1,118	91	200	—	1,409	132	—	1,541	161	—	564	—	—		2,266
Merchant discount fees, net	84	4	19	—	107	—	—	107	18	—	39	—	—		164
Other commissions and fees	346	—	77	—	423	—	—	423	—	—	639	—	—		1,062
Gain on sale of loans	64	—	11	—	75	62	—	137	—	—	—	—	—		137
Other income	328	5	83	—	416	86	—	502	46	—	613	—	—		1,161

Total non-interest income	1,940	100	390	—	2,430	280	—	2,710	225	—	1,855	—	—		4,790

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2002 (continued)

	First Community Bancorp	Pacific Western	WHEC	Pacific Western & WHEC Adjustments		First Community Bancorp with Pacific Western & WHEC Pro Forma	Marathon	Marathon Adjustments		First Community Bancorp with Marathon Pro Forma	Upland Bank	Upland Bank Adjustments		First National	First National Adjustments		Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Non-interest expense:
Salaries and employee benefits	4,714	387	554	—		5,655	573	—		6,228	644	—		3,327	—		—		10,199
Occupancy	1,080	94	155	—		1,329	142	—		1,471	72	—		784	—		—		2,327
Furniture and equipment	640	69	49	—		758	26	—		784	52	—		518	—		—		1,354
Legal expenses	242	13	4	—		259	54	—		313	33	—		133	—		—		479
Other professional services	974	42	76	—		1,092	114	—		1,206	118	—		158	—		—		1,482
Stationery, supplies and printing	403	69	45	—		517	13	—		530	36	—		102	—		—		668
FDIC assessment	67	4	4	—		75	4	—		79	4	—		65	—		—		148
Cost of other real estate owned	65	—	—	—		65	—	—		65	1	—		—	—		—		66
Advertising	157	28	44	—		229	6	—		235	63	—		163	—		—		461
Insurance	79	6	16	—		101	29	—		130	31	—		83	—		—		244
Other	796	91	67	—		954	135	—		1,089	100	—		1,162	—		—		2,351
Intangible amortization	—	—	—	226	a	226	—	78	g	304	—	88	o	—	483	w	—		875

Total non-interest expense	9,217	803	1,014	226		11,260	1,096	78		12,434	1,154	88		6,495	483		—		20,654

Income (loss) from continuing operations before income taxes	3,636	381	495	(226)		4,286	444	(78)		4,652	504	(88)		540	(483)		(38)		5,087
Income taxes (benefit)	1,474	160	163	(95	)c	1,702	45	(33	)h	1,714	204	(37	)p	228	(203	)x	(16	)ff	1,890

Net income (loss) from continuing operations	$2,162	$221	$332	$(131)		$2,584	$399	$(45)		$2,938	$300	$(51)		$312	$(280)		$(22)		$3,197

Per share information:
Number of shares (weighted average):
Basic	6,491	921	4,028	2,239		7,524	3,853	544		8,068	1,388	419		9,711	2,763		3,100		14,350
Diluted	6,774	944	4,532	2,251		7,807	3,929	544		8,351	1,423	419		11,265	2,763		3,100		14,633
Income from continuing operations per share:
Basic	$0.33	$0.24	$0.08			$0.34	$0.10			$0.36	$0.22			$0.03					$0.22
Diluted	$0.32	$0.23	$0.07			$0.33	$0.10			$0.35	$0.21			$0.03					$0.22

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001

	First Community Bancorp	First Charter	Pacific Western	WHEC	First Charter, Pacific Western & WHEC Adjustments		First Community Bancorp with First Charter, Pacific Western & WHEC Pro Forma	Marathon	Marathon Adjustments	First Community Bancorp with Marathon Pro Forma	Upland Bank	Upland Bank Adjustments	First National	First National Adjustments	Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Interest income:
Interest and fees on loans	$33,052	$4,384	$18,606	$7,115	$—		$63,157	$5,152	$—	$68,309	$8,748	$—	$37,805	$—	$—		$114,862
Interest on interest-bearing deposits in other banks	14	43	—	28	—		85	—	—	85	49	—	—	—	—		134
Interest on investment securities	6,335	1,114	552	1,044	—		9,045	1,476	—	10,521	114	—	7,943	—	—		18,578
Interest on federal funds sold	3,713	509	819	723	—		5,764	249	—	6,013	416	—	1,670	—	—		8,099

Total interest income	43,114	6,050	19,977	8,910	—		78,051	6,877	—	84,928	9,327	—	47,418	—	—		141,673
Interest expense:
Interest expense on deposits	9,860	2,844	7,606	2,493	—		22,803	2,056	—	24,859	3,340	—	16,073	—	—		44,272
Interest expense on short-term borrowings	383	301	16	—	—		700	2	—	702	—	—	4,098	—	—		4,800
Interest expense on convertible debt	46	—	—	—	—		46	—	—	46	—	—	—	—	—		46
Interest expense on trust preferred securities	962	—	—	—	1,046	b	2,008	—	—	2,008	—	—	—	—	150	ee	2,158

Total interest expense	11,251	3,145	7,622	2,493	1,046		25,557	2,058	—	27,615	3,340	—	20,171	—	150		51,276

Net interest income	31,863	2,905	12,355	6,417	(1,046)		52,494	4,819	—	57,313	5,987	—	27,247	—	(150)		90,397
Less: provision for loan losses	639	—	1,260	95	—		1,994	45	—	2,039	130	—	10,675	—	—		12,844

Net interest income after provision for loan losses	31,224	2,905	11,095	6,322	(1,046)		50,500	4,774	—	55,274	5,857	—	16,572	—	(150)		77,553
Non-interest income:
Service charges and fees on deposit accounts	2,560	123	948	955	—		4,586	386	—	4,972	674	—	1,614	—	—		7,260
Merchant discount fees net	327	—	—	—	—		327	—	—	327	—	—	202	—	—		529
Other commissions and fees	1,367	—	16	—	—		1,383	—	—	1,383	—	—	3,122	—	—		4,505
Gain on sale of loans	444	—	201	39	—		684	—	—	684	—	—	389	—	—		1,073
Other income	479	1,495	191	623	—		2,788	322	—	3,110	13	—	1,969	—	—		5,092

Total non-interest income	5,177	1,618	1,356	1,617	—		9,768	708	—	10,476	687	—	7,296	—	—		18,459

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001 (continued)

	First Community Bancorp	First Charter	Pacific Western	WHEC	First Charter, Pacific Western & WHEC Adjustments		First Community Bancorp with First Charter, Pacific Western & WHEC Pro Forma	Marathon	Marathon Adjustments		First Community Bancorp with Marathon Bank Pro Forma	Upland Bank	Upland Bank Adjustments		First National	First National Adjustments		Additional Adjustments		First Community Bancorp Pro Forma
	(in thousands, except per share data)
Non-interest expense:
Salaries and employee benefits	13,285	1,474	4,534	3,090	—		22,383	2,228	—		24,611	2,378	—		15,510	—		—		42,499
Occupancy	3,365	476	947	642	—		5,430	575	—		6,005	308	—		3,455	—		—		9,768
Furniture and equipment	1,438	277	889	290	—		2,894	89	—		2,983	212	—		2,177	—		—		5,372
Legal expenses	605	775	266	21	—		1,667	317	—		1,984	104	—		672	—		—		2,760
Other professional services	2,964	471	1,229	481	—		5,145	381	—		5,526	413	—		812	—		—		6,751
Stationery, supplies and printing	662	35	501	243	—		1,441	51	—		1,492	164	—		539	—		—		2,195
FDIC assessment	366	14	33	21	—		434	14	—		448	16	—		185	—		—		649
Cost of other real estate owned	47	15	—	—	—		62	2	—		64	4	—		—	—		—		68
Advertising	490	3	431	262	—		1,186	61	—		1,247	158	—		849	—		—		2,254
Insurance	288	80	65	78	—		511	137	—		648	108	—		152	—				908
Other	2,198	897	662	258	—		4,015	561	—		4,576	342	—		5,165	—		—		10,083
Provision for restructuring/branch closures	—	—	—	—	—		—	—	—		—	—	—		1,100	—		—		1,100
Intangibles amortization	207	—	86	2	894	a	1,189	—	308	g	1,497	—	349	o	—	1,913	w	—		3,759

Total non-interest expense	25,915	4,517	9,643	5,388	894		46,357	4,416	308		51,081	4,207	349		30,616	1,913		—		88,166

Income (loss) from continuing operations before income taxes (benefit)	10,486	6	2,808	2,551	(1,940)		13,911	1,066	(308)		14,669	2,337	(349)		(6,748)	(1,913)		(150)		7,846
Income taxes (benefit)	4,376	1	1,155	919	(815	)c	5,636	19	(129	)h	5,526	971	(147	)p	(2,699)	(803	)x	(63	)ff	2,785

Net income (loss) from continuing operations	$6,110	$5	$1,653	$1,632	$(1,125)		$8,275	$1,047	$(179)		$9,143	$1,366	$(202)		$(4,049)	$(1,110)		$(87)		$5,061

Per share information:
Number of shares (weighted average):
Basic	4,696	2,290	921	4,028	2,239		7,442	3,849	544		7,986	1,340	419		9,316	2,763		3,100		14,268
Diluted	4,958	2,290	944	4,532	2,251		7,704	3,881	544		8,248	1,362	419		9,316	2,763		3,100		14,530
Income (loss) from continuing operations per share:
Basic income per share	$1.30	$0.00	$1.79	$0.41			$1.11	$0.27			$1.14	$1.02			$(0.43)					$0.35
Diluted income per share	$1.23	$0.00	$1.75	$0.36			$1.07	$0.27			$1.11	$1.00			$(0.43)					$0.35

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information

NOTE 1: BASIS OF PRESENTATION OF FIRST CHARTER ACQUISITION

        On October 8, 2001, First Community completed the acquisition of First Charter and merged it into its wholly-owned subsidiary, Pacific Western, formerly called First Professional Bank. The First Charter merger was accounted for using purchase accounting. Therefore, First Community's historical results of operations for the three months ended March 31, 2002 include the operations of First Charter, and its historical results of operations for the year ended December 31, 2001 include the operations of First Charter subsequent to October 8, 2001. First Community's historical balance sheet at March 31, 2002 includes the impact of the First Charter acquisition.

        The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2001 is presented as if the First Charter acquisition occurred at the beginning of this period. The information is not intended to reflect the actual results that would have been achieved had the First Charter acquisition actually occurred on that date.

        Certain historical data of First Charter have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 2: BASIS OF PRESENTATION OF PACIFIC WESTERN ACQUISITION

        On January 31, 2002, First Community completed the acquisition of Pacific Western in a transaction accounted for using purchase accounting. Therefore, First Community's historical results of operations for the three months ended March 31, 2002 include the operations of Pacific Western since January 31, 2002 and First Community's historical results of operations for the year ended December 31, 2001 do not include the operations of Pacific Western. First Community's historical balance sheet at March 31, 2002 includes the impact of the Pacific Western acquisition.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the Pacific Western acquisition occurred at the beginning of the respective periods. This information is not intended to reflect the actual results that would have been achieved had the Pacific Western acquisition actually occurred on those dates, and it should be read in conjunction with the historical financial information incorporated by reference in this proxy statement-prospectus.

        Certain historical data of Pacific Western have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 3: PURCHASE PRICE AND FUNDING OF PACIFIC WESTERN

        The shareholders and option holders of Pacific Western were paid $36.6 million based on each share of common stock of Pacific Western issued and outstanding immediately prior to the acquisition of Pacific Western being converted into the right to receive $37.15 in cash. The purchase price was financed through a combination of:

  •
  funds of approximately $20.0 million raised in two separate trust preferred offerings, which closed during the fourth quarter of 2001;

  •
  additional funds of $23.0 million raised through a rights offering which resulted in the issuance of 1,194,805 shares of First Community's common stock in the first quarter of 2002; and

  •
  a $6.6 million special dividend from cash available at Pacific Western.

        As a result of the issuance of the trust preferred securities, interest expense in First Community's unaudited pro forma combined condensed consolidated statement of operations for year ended December 31, 2001 has been increased by $1.0 million representing the interest expense associated with those securities.

NOTE 4: BASIS OF PRESENTATION OF WHEC ACQUISITION

        On March 7, 2002, First Community completed the acquisition of WHEC, the holding company of Capital Bank of North County, in a transaction accounted for using purchase accounting. Therefore, First Community's historical results of operations for the three months ended March 31, 2002 include the operations of WHEC since March 7, 2002 and First Community's historical results of operations for the year ended December 31, 2001 do not include the operations of WHEC. First Community's historical balance sheet at March 31, 2002 includes the impact of the WHEC acquisition.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the WHEC acquisition occurred at the beginning of the respective periods. This information is not intended to reflect the actual results that would have been achieved had the WHEC acquisition actually occurred on those dates, and it should be read in conjunction with the historical financial information incorporated by reference in this proxy statement-prospectus.

        Certain historical data of WHEC have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 5: PURCHASE PRICE AND FUNDING OF WHEC

        In the WHEC acquisition, First Community issued 1,043,799 shares of its common stock for an aggregate purchase price of $24.5 million based on each share of common stock of WHEC issued and outstanding immediately prior to the acquisition of WHEC being converted into 0.2353 of a share of First Community's common stock.

NOTE 6: KEY TO PRO FORMA ADJUSTMENTS OF FIRST CHARTER, PACIFIC WESTERN AND WHEC ACQUISITIONS

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of First Charter, Pacific Western and WHEC based on the purchase method of accounting:

          (a)  Amortization expense related to the estimated core deposit intangible. The core deposit intangible will be amortized over its estimated useful life of 10 years. The amortization expense for any period in question is based on either (1) an estimated decline in the value of the underlying deposits acquired or (2) application of a straight-line method, whichever results in a higher amortization expense.

          (b)  Interest expense related to the trust preferred securities issued in the fourth quarter of 2001 as if they were outstanding from January 1, 2001.

          (c)  Tax benefits associated with the additional interest expense and/or core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

          (d)  Reclassification of goodwill to core deposit intangible and related deferred tax liability with respect to the acquisitions of Pacific Western and WHEC.

          (e)  Core deposit intangibles related to the Pacific Western acquisition and WHEC acquisition of $3.6 million and $4.2 million. These amounts were not available at the time of filing First Community's historical results and were therefore included as part of goodwill on March 31, 2002. The estimated amortization for the core deposit intangibles is included in the unaudited pro forma condensed combined consolidated statement of operations for the periods indicated in the columns titled First Charter, Pacific Western & WHEC Adjustments.

          (f)    Deferred tax liabilities related to the core deposit intangibles from the Pacific Western acquisition and WHEC acquisition.

NOTE 7: BASIS OF PRESENTATION OF MARATHON ACQUISITION

        On May 14, 2002, First Community announced that it had executed a definitive agreement to acquire all of the outstanding common stock of Marathon. It is expected that the Marathon acquisition will close in the third quarter of 2002. Therefore, First Community's historical financial statements as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001 do not include the financial position and results of Marathon.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the Marathon acquisition occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2002 is presented as if the Marathon acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the Marathon acquisition actually occurred on those dates.

        Certain historical data of Marathon have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 8: PURCHASE PRICE AND FUNDING OF MARATHON

        Pursuant to the Marathon merger agreement, each Marathon shareholder will have the right to elect to receive for each share of Marathon common stock issued and outstanding immediately prior to the merger either cash or First Community common stock with a value that depends on the average price of First Community common stock over a 15-day averaging period ending on the third business day prior to the Marathon shareholders' meeting, known as the average price. The value is determined as follows:

  •
  if the average price is greater than or equal to $19.50 and less than or equal to $23.30, Marathon shareholders will have the right to elect to receive, for each share of Marathon common stock they hold, either cash in the amount of $4.80 or First Community common stock with a value of $4.80 (valued at the average price);

  •
  if the average price is greater than $23.30, Marathon shareholders will have the right to elect to receive an amount in cash that will be greater than $4.80 or First Community common stock with a value that will be greater than $4.80 per share, in each case determined by multiplying the average price by 0.1339 and then adding $1.68; or

  •
  if the average price of First Community common stock over the averaging period is less than $19.50, Marathon shareholders will have the right to elect to receive an amount in cash that will be less than $4.80 or First Community common stock with a value that will be less than $4.80 per share, in each case determined by multiplying the average price by 0.1600 and then adding $1.68.

        Based on a share price of $24.50 for First Community's common stock, the estimated total consideration to be paid in connection with the Marathon acquisition is $19.8 million, 67% of which will be in the form of First Community common stock and the remainder in the form of cash, and is calculated as follows:

Purchase Price
(in thousands)
Stock consideration	$13,330
Cash consideration	6,473

Total estimated purchase price	$19,803

        If the average price is less than $19.50, the definitive agreement contains provisions that allow First Community to ensure that at least 50% of the total consideration shall be in the form of First Community common stock.

        The cash portion of the purchase price is expected to be financed through a combination of the proceeds resulting from the proceeds of the sale of common stock by First Community, the proceeds from the issuance of additional trust preferred securities in June 2002 (see note 22) and dividends from First Community's banks.

NOTE 9: ALLOCATION OF PURCHASE PRICE OF MARATHON

        The purchase price of Marathon has been allocated as follows (in thousands):

Cash and cash equivalents	$7,858
Securities	26,785
Net loans	69,064
Premises and equipment	212
Other assets	6,153
Goodwill	8,812
Core deposit intangible	2,852
Deposits	(95,008)
Other liabilities	(6,925)

Total purchase price	$19,803

        In allocating the purchase price, the following adjustments were made to Marathon's historical amounts:

  •
  other assets were increased by $768,000 representing the tax effects of the estimated merger costs; and

  •
  other liabilities were increased $4.6 million representing the estimated merger costs of $3.4 million and the deferred tax liability related to the core deposit intangible of $1.2 million.

        All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, First Community has included an estimated core deposit intangible calculated as three percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

NOTE 10: MERGER COSTS OF MARATHON

        The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $3.4 million ($2.6 million net of taxes, computed using the combined federal and state tax rate of 42%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee costs (severance and retention costs)	$1,158
Conversion costs	400
Other costs	270

Deductible merger costs	1,828
Tax benefits	768

Deductible merger costs, net of tax benefits	1,060
Investment banking and other professional fees	1,535

Total merger costs, net of tax benefits	$2,595

        First Community's cost estimates are forward-looking. While the costs represent First Community's current estimate of merger costs associated with the acquisition that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the acquisition. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the Marathon acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see "Cautionary Statement Regarding Forward-Looking Statements" on page 21.

NOTE 11: KEY TO PRO FORMA ADJUSTMENTS OF MARATHON ACQUISITION

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of Marathon based on the purchase method of accounting:

          (g)  Amortization expense related to the estimated core deposit intangible. The core deposit intangible will be amortized over its estimated useful life of 10 years. The amortization expense for any period in question is based on either (1) an estimated decline in the value of the underlying deposits acquired or (2) application of a straight-line method, whichever results in a higher amortization expense.

          (h)  Tax benefits associated with the core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

          (i)    Use of cash for purchase price.

          (j)    Goodwill and core deposit intangible resulting from the purchase method of accounting. See note 9.

          (k)  Deferred tax asset related to the deductible merger costs. See note 10.

          (l)    Adjustment of liabilities for accrued merger costs and deferred tax liability related to the core deposit intangible. See notes 9 and 10.

          (m)  Issuance of common stock to Marathon shareholders less the elimination of Marathon common stock.

          (n)  Elimination of Marathon additional paid-in capital, accumulated deficit and unrealized losses on securities available for sale.

NOTE 12: BASIS OF PRESENTATION OF UPLAND BANK ACQUISITION

        On April 18, 2002, First Community announced that it had executed a definitive agreement to acquire all of the outstanding common stock of Upland Bank. It is expected that the Upland Bank acquisition will close in the third quarter of 2002. Therefore, First Community's historical financial statements as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001 do not include the financial position and results of Upland Bank.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the Upland Bank acquisition occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2002 is presented as if the Upland Bank acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the Upland Bank acquisition actually occurred on those dates.

        Certain historical data of Upland Bank have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 13: PURCHASE PRICE AND FUNDING OF UPLAND BANK

        Pursuant to the Upland Bank merger agreement, shareholders of Upland will have the right to elect to receive for each share of Upland Bank common stock either $11.73 in cash or 0.5034 of a share of First Community's common stock. If the price of First Community's common stock and the closing of the merger is $23.30 or more, at least 60% of the total consideration will be in the form of First Community's common stock and the remainder will be in cash. However, if the average price of First Community's common stock is less than $19.80 as measured over the twenty day trading period ending as of the fifth business day prior to the effective date of the merger and such decline is not proportionate to the decline in the Nasdaq Bank Index, if any, over the same period, the merger agreement contains provisions that allow First Community to issue stock and/or cash at its option to ensure that the consideration Upland Bank shareholders receive is at least equal to the consideration they would have received had the average closing price of First Community's common stock over the twenty day measuring period been $19.80 and to ensure that at least 45% of the total consideration shall be in the form of First Community common stock.

        Based on an estimated share price of $24.50 for First Community's common stock, determined pursuant to the Upland Bank merger agreement, and 60% of the Upland shareholders electing to receive stock consideration, the estimated total consideration to be paid in connection with the Upland acquisition is $17.0 million and is calculated as follows:

Purchase Price
(in thousands)
Stock consideration	$10,271
Cash consideration	6,732

Total estimated purchase price	$17,003

        The cash portion of the purchase price is expected to be financed through a combination of the proceeds resulting from the sale of common stock by First Community, the proceeds from the issuance of additional trust preferred securities in June 2002 (see note 22) and dividends from First Community's banks.

NOTE 14: ALLOCATION OF PURCHASE PRICE OF UPLAND BANK

        The purchase price of Upland has been allocated as follows (in thousands):

Cash and cash equivalents	$15,633
Interest bearing deposits in financial institutions	693
Securities	1,788
Net loans	87,826
Premises and equipment	355
Other assets	4,248
Goodwill	6,315
Core deposit intangible	2,872
Deposits	(95,736)
Other liabilities	(6,991)

Total purchase price	$17,003

        In allocating the purchase price, the following adjustments were made to Upland Bank's historical amounts:

  •
  other assets were increased by $707,000 representing the tax effects of the estimated merger costs; and

  •
  other liabilities were increased $4.4 million representing the estimated merger costs of $3.2 million and the deferred tax liability related to the core deposit intangible of $1.2 million.

        All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, First Community has included an estimated core deposit intangible calculated as three percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

NOTE 15: MERGER COSTS OF UPLAND BANK

        The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $3.2 million ($2.5 million net of taxes, computed using a combined federal and state tax rate of 42%) expected to be incurred in connection with the Upland Bank acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee costs (severance and retention costs)	$1,013
Conversion costs	400
Other costs	270

Deductible merger costs	1,683
Tax benefits	707

Deductible merger costs, net of tax benefits	976
Investment banking and other professional fees	1,536

Total merger costs, net of tax benefits	$2,512

        First Community's cost estimates are forward-looking. While the costs represent First Community's current estimate of merger costs associated with the acquisition that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the Upland Bank acquisition. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the Upland Bank acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see "Cautionary Statement Regarding Forward-Looking Statements" on page 21.

NOTE 16: KEY TO PRO FORMA ADJUSTMENTS OF UPLAND BANK ACQUISITION

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of Upland Bank based on the purchase method of accounting:

          (o)  Amortization expense related to the estimated core deposit intangible. The core deposit intangible will be amortized over its estimated useful life of 10 years. The amortization expense for any period in question is based on either (1) an estimated decline in the value of the underlying deposits acquired or (2) application of a straight-line method, whichever results in a higher amortization expense.

          (p)  Tax benefits associated with the core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

          (q)  Use of cash for the purchase price.

          (r)  Goodwill and core deposit intangible resulting from the purchase method of accounting. See note 14.

          (s)  Deferred tax asset related to the deductible merger costs. See note 15.

          (t)    Adjustment of liabilities for accrued merger costs and deferred tax liability related to the core deposit intangible. See notes 14 and 15.

          (u)  Issuance of common stock to Upland shareholders less the elimination of Upland Bank common stock.

          (v)  Elimination of Upland Bank retained earnings and unrealized gains on securities available for sale.

NOTE 17: BASIS OF PRESENTATION OF FIRST NATIONAL ACQUISITION

        On April 29, 2002, First Community announced that it had entered into an agreement to acquire all of the outstanding capital stock of First National. It is expected that the First National acquisition will close in the third quarter of 2002. Therefore, First Community's historical financial statements as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001 do not include the financial position and results of First National.

        The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2002 and for the year ended December 31, 2001 are presented as if the First National acquisition occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2002 is presented as if the First National acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the First National acquisition actually occurred on those dates, and it should be read in conjunction with the historical financial information incorporated by reference in this proxy statement-prospectus.

        Certain historical data of First National have been reclassified on a pro forma basis to conform to First Community classifications.

NOTE 18: PURCHASE PRICE AND FUNDING OF FIRST NATIONAL

        Pursuant to the First National merger agreement, each First National shareholder will have the right to elect to receive for each share of First National common stock or First National preferred stock either $10.00 in cash or 0.5008 of a share of First Community common stock. The definitive agreement provides that 2,762,662 shares of First Community's common stock are to be issued to First National shareholders. In the event that the closing price of First Community's common stock is less than $19.97 per share as of the closing date of the merger, the merger agreement contains provisions that require First Community to issue stock to ensure that the value of the consideration First National shareholders receive is at least equal to the consideration they would have received had the closing price of First Community's common stock on the closing date of the merger been $19.97 per share, and to ensure that at least 45% of the total consideration shall be in the form of First Community's common stock.

        Based on a share price of $24.50 for First Community common stock, determined pursuant to the First National merger agreement, and 45% of the First National shareholders electing to receive stock consideration, the estimated total consideration to be paid in connection with the First National acquisition is $137.8 million and is calculated as follows:

Purchase Price
(in thousands)
Stock consideration	$67,685
Cash consideration	70,100

Total estimated purchase price	$137,785

        The cash portion of the purchase price is expected to be financed through a combination of the proceeds resulting from the proceeds of the sale of common stock of First Community, the proceeds from the issuance of additional trust preferred securities in June 2002 (see note 22) and dividends from First Community's banks.

NOTE 19: ALLOCATION OF PURCHASE PRICE OF FIRST NATIONAL

        The purchase price of First National has been allocated as follows (in thousands):

Cash and cash equivalents	$85,079
Securities	141,986
Net loans	396,958
Premises and equipment	5,507
Other assets	23,163
Goodwill	85,538
Core deposit intangible	15,749
Deposits	(524,954)
Other liabilities	(23,241)
Borrowings	(68,000)

Total purchase price	$137,785

        In allocating the purchase price, the following adjustments were made to First National's historical amounts:

  •
  other assets were increased by $3.6 million representing the tax effects of the estimated merger costs; and

  •
  other liabilities were increased $18.6 million representing the estimated merger costs of $12.0 million and the deferred tax liability related to the core deposit intangible of $6.6 million.

        All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, First Community has included an estimated core deposit intangible calculated as three percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

NOTE 20: MERGER COSTS OF FIRST NATIONAL

        The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $12.0 million ($8.5 million net of taxes, computed using a combined federal and state tax rate of 42%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee costs (severance and retention costs)	$3,170
Conversion costs	4,370
Other costs, including branch closure	940

Deductible merger costs	8,480
Tax benefits	3,562

Deductible merger costs, net of tax benefits	4,918
Investment banking and other professional fees	3,545

Total merger costs, net of tax benefits	$8,463

        First Community's cost estimates are forward-looking. While the costs represent First Community's current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final integration in connection with consummation of the First National acquisition. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the First National acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see "Cautionary Statement Regarding Forward-Looking Statements" on page 21.

NOTE 21: KEY TO PRO FORMA ADJUSTMENTS OF FIRST NATIONAL ACQUISITION

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of First National based on the purchase method of accounting:

          (w)  Amortization expense related to the estimated core deposit intangible. The core deposit intangible will be amortized over its estimated useful life of 10 years. The amortization expense for any period in question is based on either (1) an estimated decline in the value of the underlying deposits acquired or (2) application of a straight-line method, whichever results in a higher amortization expense.

          (x)  Tax benefits associated with the core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

          (y)  Use of cash for purchase price.

          (z)  Goodwill and core deposit intangible resulting from the purchase method of accounting. See note 19.

          (aa) Deferred tax asset related to the deductible merger costs. See note 20.

          (bb) Adjustment of liabilities for accrued merger costs and deferred tax liability related to the core deposit intangible. See notes 19 and 20.

          (cc) Issuance of common stock to First National shareholders less the elimination of First National common stock and preferred stock.

          (dd) Elimination of First National additional paid-in capital, accumulated deficit and unrealized gains on securities available for sale.

NOTE 22: KEY TO ADDITIONAL ADJUSTMENTS

          (ee) Estimated interest expense related to issuance of trust preferred securities at an assumed interest rate of 5.75% per annum offset by a reduction of interest expense related to the reduction of other borrowings from excess funds at an assumed interest rate of 5.67% per annum. If the interest rate on the additional trust preferred securities varies by 1/2%, the effect on net income (loss) will be $29,000 after tax per annum.

          (ff)  Tax benefits associated with the additional interest expense computed using a combined federal and state tax rate of 42%.

          (gg) Cash raised from the proceeds of the sale of shares of First Community's common stock at an assumed offering price per share of $24.50 after deducting First Community's estimated offering expenses and underwriting discounts and commissions, and cash received from the issuance of additional trust preferred securities, which closed in June 2002, offset by excess funds used to reduce other borrowings. This adjustment assumes no exercise of the underwriters' over-allotment option to purchase additional shares in the offering. The additional trust preferred securities have an aggregate liquidation preference of $10.0 million. These securities will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          (hh) Reduction of other borrowings with excess proceeds.

          (ii)  Proceeds from issuance of trust preferred securities, which closed in June 2002.

          (jj)  The sale of First Community common stock.

The Special Meeting of Marathon Bancorp Shareholders

  Introduction

        This proxy statement-prospectus constitutes the proxy statement of Marathon Bancorp, which we refer to as Marathon, for use at the special meeting of Marathon's shareholders to be held on                        , 2002, at 11150 West Olympic Boulevard, Los Angeles, California 90064, at             p.m., and any adjournments thereof.

        At the special meeting, the shareholders of Marathon will consider and vote upon a proposal to approve the principal terms of a merger pursuant to an Agreement and Plan of Merger dated as of May 13, 2002, which is included as Appendix A, under the terms of which Marathon would merge with and into First Community.

        Pursuant to the merger agreement, Marathon, a California corporation, will be merged with and into First Community, a California corporation, and all of the outstanding shares of Marathon common stock shall be automatically cancelled in a transaction we refer to as the merger. In addition Marathon National Bank, or Marathon Bank, a wholly owned subsidiary of Marathon, will merge with and into Pacific Western National Bank, or Pacific Western, a wholly owned subsidiary of First Community in a transaction we refer to as the bank merger.

        Upon consummation of the merger, Marathon will cease to exist and First Community will continue as the surviving entity. All information contained in this proxy statement with respect to Marathon has been supplied by Marathon. All information contained in this proxy statement with respect to First Community has been supplied by management or authorized representatives of First Community without independent verification.

        This proxy statement is first being mailed to shareholders of Marathon on or about July    , 2002.

  Record Date

        The close of business on                        , 2002 was the record date for determining Marathon shareholders entitled to receive notice of and to vote at the special meeting.

  Voting

        On the record date, there were                  shares of Marathon common stock outstanding held by            holders of record. Each holder of Marathon common stock is entitled to one vote for each share of Marathon common stock in that holder's name on Marathon's books as of the record date on any matter submitted to the vote of the Marathon shareholders at the special meeting. The approval of the principal terms of the merger will require the affirmative vote, in person or by proxy, of a majority of the outstanding shares of Marathon common stock.

        Shares of Marathon common stock that are not represented in person or by proxy at the special meeting shall not be counted in determining whether a quorum is present and shall not be deemed present at the special meeting. Proxies submitted by any shareholder that are unmarked as to any matter shall be voted in favor of the merger in accordance with the recommendation of the board of directors of Marathon. A vote of abstention as to any proposal as to which abstention is permitted, by any shareholder, will be counted as a vote opposed to a proposal.

  Revocation of Proxies

        Any proxy in the form enclosed for Marathon shareholders that is properly completed and returned in time for voting with a choice specified thereon will be voted in accordance with that specification.

        Marathon shareholders may revoke a proxy at any time by (i) sending written notice of revocation to the Secretary of Marathon prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person.

        Proxies which do not provide the proxyholders with direction in voting on the merger will be voted in favor of the merger, in accordance with the recommendation of the board of directors of Marathon, and Marathon shareholders who have provided such proxies will not be eligible to assert their dissenters' rights.

  Proxy Solicitation

        The accompanying proxy is being solicited by the board of directors of Marathon. Marathon will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Marathon, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Marathon will pay printing, postage and mailing costs for preparation and mailing of the proxy statement. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs.

  Outstanding Voting Securities

        Marathon has only one class of voting securities outstanding, Marathon common stock. Shareholders of record entitled to notice of and to vote at the special meeting have been determined as of the record date,                        , 2002, and, as of such date,                   shares of Marathon common stock were outstanding, all of which are entitled to vote at the special meeting.

        The following table sets forth certain information regarding the beneficial ownership of Marathon common stock, as of June 27, 2002, by: (i) each Marathon director; (ii) certain executive officers; (iii) all Marathon directors and executive officers as a group; and (iv) each 5% shareholder of Marathon.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Marathon Common Stock		Percentage of Class(2)
Directors
Nikolas Patsaouras	92,044	(3)	2.2%
Robert J. Abernethy	142,039	(4)	3.4%
Craig D. Collette	105,123	(5)	2.5%
Frank W. Jobe, M.D.	101,182	(6)	2.4%
C. Thomas Mallos	90,719	(7)	2.2%
Robert L. Oltman	233,663	(8)	5.6%
Ann Pappas	104,269	(9)	2.5%
Executive Officers
Timothy J. Herles	45,834	(10)	1.1%
Howard J. Stanke	31,700	(11)	0.8%
Adrienne Caldwell	14,677	(12)	0.4%
All Directors and Executive Officers	961,250	(13)	23.0%
5% Shareholders
Banc Funds L.P.(14)	226,553	(15)	5.4%
Oppenheimer-Spence Financial Services Partnership LP.(16)	224,897	(17)	5.4%

(1)
Unless indicated otherwise, the address of each beneficial owner is Marathon Bancorp, 11150 West Olympic Boulevard, Los Angeles, California 90064.

(2)
Percentages are calculated on the basis of the number of shares of Marathon common stock actually outstanding on June 27, 2002, plus the number of shares that the person or entity has the right to acquire beneficial ownership of within 60 days after June 27, 2002.

(3)
Mr. Patsaouras has shared voting and investment powers as to 37,500 of these shares. The amount includes 54,134 shares acquirable by exercise of stock options.

(4)
The amount includes 34,740 shares acquirable by exercise of stock options.

(5)
Mr. Collette has shared voting and investment powers as to 92,923 shares. The amount includes 12,200 shares acquirable by exercise of stock options.

(6)
The amount includes 26,992 shares acquirable by exercise of stock options.

(7)
Mr. Mallos has shared voting and investment powers as to 47,451 of these shares. The amount includes 42,741 shares acquirable by exercise of stock options.

(8)
Mr. Oltman has shared voting and investment powers as to 179,424 of these shares. The amount includes 42,741 shares acquirable by exercise of stock options.

(9)
Ms. Pappas has shared voting and investment powers as to 61,413 of these shares. The amount includes 42,741 shares acquirable by exercise of stock options.

(10)
Mr. Herles has shared voting and investment powers as to 1,184 of these shares. The amount includes 44,650 shares acquirable by exercise of stock options.

(11)
Mr. Stanke has shared voting and investment powers as to 26,100 shares. The amount includes 5,600 shares acquirable by exercise of stock options.

(12)
These shares are acquirable by exercise of stock options.

(13)
This amount includes 321,216 shares acquirable by exercise of stock options.

(14)
The address of this beneficial owner is 208 S. LaSalle Street, Chicago, IL 60604.

(15)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002.

(16)
The address of this beneficial owner is 119 West 57th Street, New York, NY 10019.

(17)
Based on a Schedule 13D/A filed with the Securities and Exchange Commission on September 12, 1997.

The Merger

        The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement by and between First Community and Marathon, which is dated as of May 13, 2002. The merger agreement is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference herein.

  General

        The boards of directors of First Community and Marathon have unanimously approved the merger agreement providing for the merger of Marathon into First Community. First Community will be the surviving entity in the merger, and upon completion of the merger, the separate corporate existence of Marathon will end. Immediately following the merger, Marathon Bank will merge with and into Pacific Western. We expect to complete the merger in the third quarter of 2002. The directors and officers of First Community immediately prior to the merger will be the directors and officers of First Community, after the merger until they resign or their respective successors are duly elected and qualified.

  Background of the Merger

        Since its founding in 1981, Marathon has concentrated on servicing the banking needs of entrepreneurs, small- to medium-sized businesses and professionals in the West Side of Los Angeles. While Marathon believed it had developed and implemented an effective marketing strategy, Marathon also recognized that significant changes were taking place in the banking industry and believed that sharing management and resources as a result of an acquisition or merger could enable it to survive the competitive pressures of an industry dominated by large banks and holding companies, and regularly considered alternatives to enhance shareholder value.

        From time to time, the board of directors of Marathon considered proposals offered by financial institutions and others to enter into a transaction with Marathon; however, none of these opportunities presented Marathon with what it felt were compelling reasons to pursue negotiations.

        Beginning in the fall of 2001, in light of the competitive environment in which smaller banks find themselves operating, the board of directors of Marathon again considered various strategies for maximizing shareholder value. The board of directors considered, among other things, expanding the size and activities of Marathon Bank through internal growth and/or acquisitions, pursuing its ongoing business plan and marketing efforts to increase its assets, return on equity and return on assets, and other opportunities. In December 2001, the board of directors engaged Wedbush Morgan Securities, or Wedbush Morgan, for the purpose of analyzing and exploring Marathon's strategic alternatives, including acquisitions by Marathon, raising capital for expansion and consideration of potential merger partners. After considering Wedbush Morgan's analysis and considering the experience of the board of directors over the past twenty years of overseeing the operations of Marathon, the board concluded that Marathon should seek potential acquisition partners who could provide growth, liquidity and size to Marathon, its depositors, borrowers and shareholders, and instructed Wedbush Morgan to commence making contacts to determine whether an acceptable opportunity existed.

  Merger Discussions

        In mid-December 2001, Wedbush Morgan initiated, on a "no-name" basis, contact with several potential transaction partners, including First Community. As of January 3, 2002, Wedbush Morgan had determined that eleven parties expressed interest in a transaction, and on or about January 16, 2002, after receipt of executed confidentiality agreements, provided information developed by Wedbush Morgan and the management of Marathon concerning Marathon.

        These contacts resulted in two written expressions of interest, one of which was from First Community. After considering both potential transactions, the board of directors determined that First Community's offer was superior, and instructed Wedbush Morgan and Marathon's management to pursue a transaction with First Community.

        After several discussions and further negotiation, the parties initially agreed to an exchange ratio of First Community common stock to be paid for each share of Marathon common stock. The Marathon representatives said they would present this proposal to Marathon's board of directors for discussion and determine whether further efforts towards concluding a transaction would be appropriate. The substance of that initial meeting and further negotiations with First Community representatives was reported by Wedbush Morgan to the board of directors, and a due diligence evaluation was commenced, which was conducted by First Community's staff, auditors and counsel, on behalf of First Community, and by Wedbush Morgan, Marathon's senior executives, Marathon's auditors and outside loan consultants on behalf of Marathon.

        During and following the due diligence review, Wedbush Morgan, in coordination with Marathon's special counsel, Jeffer, Mangels, Butler & Marmaro LLP, managed the negotiation of the documentation for the proposed transaction. During that time, multiple drafts of the merger agreement and related documents were generated as negotiations proceeded. At regular and special meetings of Marathon's board of directors, the directors discussed the status of the due diligence review, the proposed terms of the merger and the related documents negotiated, as well as the open issues remaining at that time.

        At a special board of directors meeting on May 13, 2002, the full board met to consider the final documentation for the merger and unanimously authorized Marathon to proceed with the transaction.

  Reasons for the Merger and Recommendation of the Marathon Board of Directors

        After consultation with Wedbush Morgan, the board has unanimously concluded that the terms of the merger are fair to, and in the best interests of, Marathon's shareholders and unanimously recommends that Marathon's shareholders approve the principal terms of the agreement. In reaching this decision, the board of directors considered a number of factors, to which relative weights were not assigned, including the following:

  •
  the Marathon board of directors' familiarity with and review of Marathon's business, operations, financial condition and earnings;

  •
  the Marathon board of directors' familiarity with and review of Marathon's prospects and factors which might affect Marathon's ability to enhance revenues and obtain revenue source diversification on a stand alone basis, including:

  •
  the effects on Marathon's operating margins in light of the heavily competitive banking business in Southern California and Los Angeles in the market area served by Marathon;

  •
  the dominance in the Southern California market by a relatively small number of major banks with many offices operating over a wide geographic area;

  •
  the competition for loans and deposits by Marathon with other commercial banks, including many which are larger than Marathon, as well as with savings and loan associations, finance companies, credit unions, brokerage houses and other financial institutions; and

  •
  the ability of larger banks to offer larger loans based on substantially higher lending limits due to a larger capital base;

  •
  the current and prospective economic, regulatory and competitive environment facing financial institutions, including Marathon;

  •
  the review by the board of directors of Marathon of alternatives to the merger with First Community, the range of possible values to Marathon shareholders that might be obtained in the future if those were chosen and the timing and likelihood of actually receiving such values. This review included consideration of the alternatives of remaining independent or engaging in a merger or a similar transaction with a bank holding company other than First Community;

  •
  the review by the board of directors of Marathon, of (a) the business, operations, earnings, and financial condition of First Community on both a historical and a prospective basis and (b) the historical market price and potential future value of First Community stock;

  •
  anticipated cost savings and operating efficiencies available to the combined institution from the merger;

  •
  the written confirmation by Wedbush Morgan as to the fairness of the merger consideration from a financial point of view to the Marathon shareholders;

  •
  the expectation that the merger will generally be a tax-free transaction to Marathon and its shareholders who receive shares of First Community common stock in exchange for their shares;

  •
  the belief of the board of directors of Marathon that the terms of the merger agreement are attractive in that the agreement allows Marathon shareholders to become shareholders in a combined institution with significantly more assets, a larger geographic base and a more liquid security;

  •
  the terms and conditions of the merger agreement and the structure of the merger, including the ability of Marathon shareholders to elect to receive either cash or First Community common stock in exchange for their shares;

  •
  the effect of the merger on Marathon's other constituencies, including its management, employees and the community it serves; and

  •
  First Community's apparent success in completing and implementing previous mergers of community banks.

        The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but constitutes the material factors considered by the board. In reaching its determination to approve and recommend the principal terms of the merger, the board did not assign relative or specific weights to the foregoing factors and individual directors may have weighted such factors differently.

        For the reasons set forth above, the board of directors of Marathon has unanimously approved the merger agreement as in the best interests of Marathon and its shareholders and unanimously recommends that Marathon's shareholders vote for approval of the principal terms of the merger.

  Consideration to be Received in the Merger

        For each share of Marathon common stock you own, you will have the right to elect, on a share-by-share basis, to receive either:

  •
  cash; or

  •
  First Community common stock.

        A Marathon shareholder may elect to receive a combination of cash and First Community common stock in exchange for his or her shares of Marathon common stock, but with respect to each share of Marathon stock, a shareholder must elect to receive either all cash or all First Community common stock.

        The amount of cash or First Community common stock you will receive will be determined by reference to the average price of First Community common stock over a fifteen-day averaging period ending on the third business day prior to the special meeting, referred to as the average price, as follows:

  •
  If the average price is greater than or equal to $19.50 and less than or equal to $23.30, Marathon shareholders will have the right to elect to receive, for each share of Marathon common stock they hold, either cash in the amount of $4.80 or a number of shares of First Community common stock with a value of $4.80 per share (valued at the average price).

  •
  If the average price is greater than $23.30, Marathon shareholders will have the right to elect to receive an amount in cash that will be greater than $4.80 per share or a number of shares of First Community common stock with a value that will be greater than $4.80 per share (valued at the average price), determined by multiplying the average price by 0.1339 and then adding $1.68.

  •
  If the average price of First Community common stock over the averaging period is less than $19.50, Marathon shareholders will have the right to elect to receive an amount in cash that will be less than $4.80 per share or a number of shares of First Community common stock with a value that will be less than $4.80 per share, in each case determined by multiplying the average price by 0.1600 and then adding $1.68.

        Following is a table that shows examples of the merger consideration a Marathon shareholder could receive, depending on the average price of First Community common stock.

Average price of First Community common stock over the fifteen-day averaging period	Multiplier	Plus	Amount of cash or value of First Community common stock received
$18.00	0.1600	$1.68	$4.56
$18.50	0.1600	$1.68	$4.64
$19.00	0.1600	$1.68	$4.72
$19.50	0.1600	$1.68	$4.80
$20.00	0.1560	$1.68	$4.80
$20.50	0.1522	$1.68	$4.80
$21.00	0.1486	$1.68	$4.80
$21.50	0.1451	$1.68	$4.80
$22.00	0.1418	$1.68	$4.80
$22.50	0.1387	$1.68	$4.80
$23.00	0.1357	$1.68	$4.80
$23.30	0.1339	$1.68	$4.80
$23.50	0.1339	$1.68	$4.83
$24.00	0.1339	$1.68	$4.89
$24.50	0.1339	$1.68	$4.96
$25.00	0.1339	$1.68	$5.03
$25.50	0.1339	$1.68	$5.09
$26.00	0.1339	$1.68	$5.16
$26.50	0.1339	$1.68	$5.23
$27.00	0.1339	$1.68	$5.30
$27.50	0.1339	$1.68	$5.36
$28.00	0.1339	$1.68	$5.43
$28.50	0.1339	$1.68	$5.50
$29.00	0.1339	$1.68	$5.56
$29.50	0.1339	$1.68	$5.63
$30.00	0.1339	$1.68	$5.70

        The number of shares of Marathon common stock to be converted into the right to receive cash in the merger will be limited to a certain number known as the cash election number, which equals 6,473,072 divided by the amount of cash or value of First Community common stock received, determined by reference to the average price of First Community common stock. If holders of more or less than that set number of Marathon shares elect to receive cash, then your election may be subject to proration as described below in "The Merger—Election and Proration Procedures".

  Election and Proration Procedures

        Making the Election.    First Community has selected U.S. Stock Transfer Corporation, which is the current transfer agent for First Community, to serve as the exchange agent for purposes of effecting the election, allocation, and proration procedures. An election form is being sent to you contemporaneously in a separate mailing. If you do not exercise dissenters' rights, you must use the election form to make the election to receive either (i) First Community common stock with respect to all of your shares of Marathon common stock, or a stock election, (ii) cash with respect to all of your shares of Marathon common stock, or a cash election, or (iii) First Community common stock in exchange for a specified number of shares of Marathon common stock, or a combination stock election, and cash in exchange for a specified number of shares of Marathon common stock, or a combination cash election. Shares of Marathon common stock will be undesignated shares if you either:

  •
  do not submit a properly completed election form in a timely fashion, or

  •
  revoke your election form prior to the deadline for submitting the election form.

        The deadline for you to submit your election forms to the exchange agent is                        , 2002.

        All elections will be required to be made on an election form. To make an effective election with respect to shares of Marathon common stock, you must deliver the following items to the exchange agent prior to the election deadline:

  •
  a properly completed letter of transmittal and election form;

  •
  your certificates for shares of Marathon common stock or an appropriate guarantee of delivery; and

  •
  any other required documents described in the election form.

        You may change your election by submitting to the exchange agent a properly completed and signed revised letter of transmittal and election form and all required additional documents. To be effective, however, the exchange agent must receive these revised documents prior to the election deadline. If some but not all of the revised documents are received by the election deadline, the shares will be considered undesignated shares.

        You may revoke your prior valid election by written notice received by the exchange agent prior to the election deadline. You may also revoke a prior valid election by submitting a written withdrawal of your share certificates or of the notice of guaranteed delivery of your share certificates previously deposited with the exchange agent. Again, this written withdrawal must be received by the exchange agent before the election deadline.

        Do not return your certificates representing shares of Marathon common stock with the enclosed proxy. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

        If you have a preference as to the form of consideration to be received for your shares of Marathon common stock, you should make an election. Shares as to which an election is made will be given priority in allocating the merger consideration over shares for which an election is not received. None of First Community, the board of directors of First Community, Marathon, or the board of directors of Marathon makes any recommendation as to whether you should make a cash election, a stock election or a combination cash election and a combination stock election. You must make your own decision with respect to that election.

        Following the completion of the merger and upon surrender of all of the certificates representing shares of Marathon common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, U.S. Stock Transfer Corporation will mail to you the cash and/or First Community common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash.

        Declaration of dividends by First Community after the completion of the merger will include dividends on all First Community common stock issued in the merger, but no dividend or other distribution payable to the holders of record of First Community common stock at or as of any time after the completion of the merger will be paid to holders of Marathon common stock who receive First Community common stock in the merger until they physically surrender all certificates as described above. After the completion of the merger, the stock transfer books of Marathon will close, and there will be no transfers on the transfer books of Marathon.

        Allocation and Proration Procedures.    The merger agreement requires that First Community provide cash in exchange for a certain number of Marathon shares. Therefore, it is possible that you will not receive the exact form of merger consideration you elected to receive.

  •
  If cash elections and combination cash elections received equal the certain number of Marathon shares that the parties have agreed will receive cash (known as the cash election number), then:

  •
  shares for which a cash election has been made will be converted into the right to receive cash; and

  •
  shares for which a stock election has been made or undesignated shares will be converted into the right to receive First Community common stock.

  •
  If cash elections and combination cash elections received represent more than the cash election number, the merger consideration will be allocated as follows:

  •
  shares for which a stock election has been made and all undesignated shares will be converted into the right to receive First Community common stock; and

  •
  shares for which a cash election has been made will be deemed to be converted into the right to receive First Community common stock on a pro rata basis until the aggregate number of shares deemed to have made cash elections or combination cash election, (the "cash election shares") equals as closely as practicable the cash election number. Any remaining shares that made cash elections or combination cash elections will be converted into the right to receive cash.

  •
  If cash elections and combination cash elections received represent less than the cash election number, the merger consideration will be allocated as follows:

  •
  shares for which a cash election has been made and undesignated shares will be converted into the right to receive cash; and

  •
  shares for which a stock election has been made will be deemed to be converted into the right to receive cash on a pro-rata basis until such number of shares, when added to the existing cash election shares, equals as closely as possible the cash election number. Any remaining shares that made stock elections or combination stock elections will be converted into the right to receive First Community common stock.

  Opinion of Marathon's Financial Advisor

        At the request of Marathon, Wedbush Morgan has provided to the Marathon board of directors a written opinion dated May 9, 2002 to the effect that, subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the holders of Marathon common stock as provided in the merger agreement was fair to such holders from a financial point of view.

        Wedbush Morgan was retained by the board of directors of Marathon to serve as the exclusive financial advisor to Marathon. Wedbush Morgan is an investment banking and brokerage firm that provides a broad range of financial services, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of acquisitions, underwritings, private placements, secondary distributions and valuations for corporate, estate and other purposes. Marathon selected Wedbush Morgan to deliver its fairness opinion because of its experience in working with community banks in Southern California, and its familiarity with Marathon as a result of its activities in attempting to locate a potential acquiror and consultation over that time with the board of directors in connection with that engagement. No limitations were imposed by the board of directors upon Wedbush Morgan with respect to the investigation made or procedures followed by it in rendering its opinion.

        The full text of Wedbush Morgan's written opinion to the Marathon board of directors, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Wedbush Morgan, is attached as Appendix B to this proxy statement-prospectus and is incorporated by reference. The following summary of Wedbush Morgan's opinion is qualified in its entirety by reference to the full text of the opinion, and shareholders of Marathon are urged to read the opinion in its entirety in connection with their consideration of the proposed merger.

        For purposes of Wedbush Morgan's opinion and in connection with its review of the merger, Wedbush Morgan, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information relating to Marathon and First Community that Wedbush Morgan deemed to be relevant;

  •
  reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data relating to strategic implications and operational benefits anticipated to result from the merger, furnished to Wedbush Morgan by Marathon and First Community;

  •
  reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of Marathon and First Community;

  •
  reviewed certain publicly available information with respect to other companies that Wedbush Morgan believed to be comparable in certain respects to Marathon or First Community;

  •
  considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Wedbush Morgan deemed to be comparable, in whole or in part, to the merger; and

  •
  made inquiries regarding and discussed the merger and the merger agreement and other related matters with Marathon's counsel.

        In addition, Wedbush Morgan held discussions with the managements of Marathon and First Community concerning their views as to the financial and other information described above and the potential cost savings, operating synergies, revenue enhancements and strategic benefits expected to result from the merger and, in the case of the management of First Community, from its proposed acquisitions of First National Bank and Upland Bank. Wedbush Morgan also conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate to arrive at its opinion. It did not, however, make or review any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, or make any physical inspection of the properties or assets of Marathon. It assumed the adequacy of allowances for losses in loan portfolios, and did not undertake to review any individual credit files, for Marathon, First Community or either of the other companies that First Community proposes to acquire.

        In delivering its opinion to the board of directors of Marathon, Wedbush Morgan prepared and delivered to the board written materials containing various analyses and other information. For purposes of its analysis, Wedbush Morgan assumed that 4,340,000 diluted shares of Marathon common stock were outstanding and, while the total value and allocation of the consideration in the merger may vary depending on the average price of First Community common stock over the averaging period, that from approximately 530,000 to 630,000 shares of common stock would be issued by First Community for from 63.0% to 68.5% of the Marathon shares outstanding and cash consideration of $1.68 per share would be paid for the remaining shares outstanding. It used in this analysis an implied acquisition value per Marathon share (cash amount plus value of First Community shares) ranging from $4.56 to $5.30, depending on an average price of First Community common stock under the merger agreement ranging from $18.00 to $27.00.

        The following are summaries of the analyses contained in the materials delivered to the Marathon board of directors:

        Market Trading Analysis.    Wedbush Morgan reviewed the stock trading history of Marathon common stock and First Community common stock. The following table summarizes the stock trading information:

	Marathon		First Community
	Price	Volume	Price	Volume
Closing Price (5/9/02)	$4.85	0	$25.48	9,700
30 Consecutive Trading Day Closing Average	$4.67	18,400	$27.02	10,200
60 Consecutive Trading Day Closing Average	$4.40	14,500	$24.56	21,600
90 Consecutive Trading Day Closing Average	$4.28	11,000	$22.90	15,700
180 Consecutive Trading Day Closing Average	$4.18	7,400	$21.65	8,900
52-Week Average	$3.99	7,100	$21.02	6,700
52-Week High Trade	$5.00	—	$28.96	—
52-Week Low Trade	$2.95	—	$18.20	—

        Wedbush Morgan also illustrated the relative stock price performance of Marathon common stock against the Nasdaq Composite Index, the Nasdaq Banking Stock Index, and an index of selected comparable companies identified below for the period May 7, 2001 through May 8, 2002. Similarly, the relative stock price performance of First Community common stock was compared to the Nasdaq Composite Index, the Nasdaq Banking Stock Index, and an index of selected comparable companies identified below for the period May 7, 2001 through May 8, 2002. The performance of Marathon common stock during that period was consistently above these indexes, and the performance of First Community common stock during that period was consistently above the Nasdaq Composite Index and generally tracked the Nasdaq Banking Stock Index and the index of selected comparable companies, except for a period during September-October 2001 and March-April 2002 when it exceeded those indexes.

        Public Comparable Company Analysis.    Using publicly available information, Wedbush Morgan compared selected financial data of Marathon with similar data of selected publicly-traded companies that were considered by Wedbush Morgan to be comparable to Marathon. These companies were Alliance Bancshares California, Bank of Amador, Bank of Astoria, Canyon National Bank, Central Sierra Bank, Coast Bancorp, EvergreenBancorp, Inc., First American Bank, First Coastal Bancshares, North State National Bank, Northwest Bancorporation Inc., Pacific State Bank, Santa Lucia Bank, Sonoma Valley Bancorp, Summit Bancshares, Incorporated, Temecula Valley Bank, N.A., and Yosemite Bank. Although these companies were considered similar, Wedbush Morgan noted that none of them had the same management, makeup, size or combination of business as Marathon. This group was selected from companies that are commercial banks or bank holding companies that operate in California or in any of the Western United States, and have assets between $100 million and $200 million.

        Wedbush Morgan analyzed the following financial data for each of these companies: the closing price of the common stock on May 9, 2002 as a multiple of (i) earnings per share, which we refer to as EPS, for the latest twelve months (four most recent fiscal quarters) for which income had been publicly reported, which we refer to as LTM, (ii) book value per share, and (iii) tangible book value per share. Estimated EPS for 2002 and 2003 from the Institutional Brokers Estimate Service were not available. This data was then compared with an implied value of the Marathon common stock in the merger ranging from $4.56 to $5.30 per share (based on an average price of the First Community common stock over the averaging period ranging from $18.00 to $27.00) as a multiple of the same items, including LTM EPS and estimated EPS for 2002 and 2003 on a fully-taxed basis. Wedbush Morgan's analysis showed the following:

	Comparable Companies
	Low		Mean		Median		High		Marathon
Share Price to LTM EPS	10.2	x	14.0	x	13.3	x	22.7	x	23.9x - 27.8	x
Share Price to Estimated 2002 EPS	N/A		N/A		N/A		N/A		22.4x - 26.1	x
Share Price to Estimated 2003 EPS	N/A		N/A		N/A		N/A		16.4x - 19.0	x
Share Price to Book Value	0.8	x	1.5	x	1.4	x	2.8	x	1.5x - 1.7	x
Share Price to Tangible Book Value	1.1	x	2.1	x	1.6	x	10.9	x	1.5x - 1.7	x

        Similarly, Wedbush Morgan compared selected financial data of First Community with similar data of publicly-traded companies that Wedbush Morgan deemed to be comparable to First Community. These companies were Banner Corporation, Bay View Capital Corporation, Cathay Bancorp, Inc., Columbia Banking System, Inc., CVB Financial Corp., East West Bancorp, Inc., First Banks America, Inc., First Republic Bank, Frontier Financial Corporation, GBC Bancorp, Hanmi Financial Corporation, Mid-State Banchsares, Pacific Capital Bancorp, Pacific Northwest Bancorp, Silicon Valley Bancshares, UCBH Holdings, Inc., Umpqua Holdings Corp., VIB Corp., West Coast Bancorp, and Westamerica Bancorporation. This group was selected from companies that are commercial banks or bank holding companies which operate in California or in any of the Western United States, and have assets between $1 billion and $5 billion.

        Wedbush Morgan analyzed the following financial data for each of these companies: the closing price of the common stock on May 9, 2002 as a multiple of (i) LTM EPS, (ii) 2002 and 2003 estimated EPS (which earnings estimates reflected a mean consensus of research analysts' earnings estimates as reported by the Institutional Brokers Estimate Service), (iii) book value per share, and (iv) tangible book value per share. This data was then compared with the closing price of the common stock of First Community on May 9, 2002 ($25.48 per share) as a multiple of these same items for First Community standing alone and on a proforma basis combining First Community (FCBP) with Marathon (MARB) (fully taxed), and combining First Community with Marathon and two other proposed acquisitions,

First National Bank (FNBQ) and Upland Bank (ULDB). Wedbush Morgan's analysis showed the following:

	Comparable Companies												Pro Forma Combined FCBP/MARB/ FNBQ/ULDB
									FCBP Stand Alone		Pro Forma Combined FCBP/MARB
	Low		Mean		Median		High
Share Price to LTM EPS	13.3	x	20.5	x	18.2	x	34.8	x	20.7	x	29.0	x	NM	*
Share Price to Estimated 2002 EPS	13.0	x	17.6	x	16.6	x	33.7	x	13.3	x	13.4	x	17.7	x
Share Price to Estimated 2003 EPS	10.3	x	14.6	x	13.8	x	30.2	x	10.2	x	9.8	x	9.4	x
Share Price to Book Value	1.2	x	2.6	x	2.2	x	6.2	x	3.5	x	3.1	x	2.7	x
Share Price to Tangible Book Value	1.4	x	2.9	x	2.5	x	6.3	x	4.3	x	3.7	x	2.9	x

*
NM = not meaningful

        Merger and Acquisition Transaction Analysis.    Wedbush Morgan reviewed certain publicly available information regarding 21 selected merger transactions from January 2, 2000 to May 9, 2002 involving commercial banks and bank holding companies (i) headquartered and operating a banking business in California, (ii) headquartered and operating a banking business in California with transaction values less than $25 million, and (iii) with assets less than $200 million; and mergers during the same period involving California-based commercial banks and bank holding companies acquired by California-based companies. Some of these mergers fall into more than one of these categories.

        For each category, Wedbush Morgan analyzed data illustrating, among other things, the multiple of the purchase price to book value, the multiple of the purchase price to tangible book value, the ratio of the purchase price to deposits, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits (total deposits less deposits of $100,000 or more), and the multiple of the purchase price to LTM EPS.

        A summary of the median multiples and ratios in this analysis is as follows:

	Price to Book Value		Price to Tangible Book Value		Price to Deposits (%)	Premium to Core Deposits (%)	Price to LTM EPS		Number of Transactions Examined
Mergers of California-based Sellers	1.87	x	1.89	x	18.0%	10.9%	16.9	x	21
Mergers of California-based Sellers with transaction value less than $25 million	1.71	x	1.71	x	17.0%	9.7%	16.2	x	17
Mergers of Sellers with assets less than $200 million	1.87	x	1.89	x	18.0%	10.9%	16.9	x	21
Mergers of California-based Sellers acquired by California-based Buyers	1.89	x	1.89	x	16.9%	10.9%	16.9	x	15

        Assuming an implied value of the Marathon common stock in the merger ranging from $4.56 to $5.30 per share (depending on an average price of the First Community common stock over the averaging period ranging from $18.00 to $27.00), Wedbush Morgan derived price multiples of this implied value ranging from 1.49 to 1.73 to book value and to tangible book value, ratios ranging from

19.0% to 22.4% to deposits and premium to core deposits, and price multiples ranging from 23.9 to 27.8 to LTM EPS (fully taxed).

        An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Marathon and the companies included in the selected merger transactions and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analyses such as determining the median or average is not in itself a meaningful method of using comparable transaction data.

        Wedbush Morgan also reviewed these selected merger transactions, where pricing information was available, to analyze premiums paid compared to the stock price of the acquired company at various times prior to the announcement of the merger. The premiums ranged from 7.2% to 41.2%, with a median of 13.5%, to the stock price one day prior to the announcement; from 0.8% to 149.2%, with a median of 36.5%, one month prior to the announcement; and from 6.3% to 140.0%, with a median of 60.7%, three months prior to the announcement. Assuming an announcement date of May 9, 2002, and based on an implied value ranging from $4.56 to $5.30 (depending on an average price of the First Community common stock over the averaging period ranging from $18.00 to $27.00) of the Marathon common stock, the premium (discount) of the implied value to the Marathon stock price ranged from (5.0)% to 10.3% one day prior to the announcement, from 3.6% to 20.3% one month prior to the announcement, and from 4.8% to 21.7% three months prior to the announcement.

        Wedbush Morgan also reviewed the historical acquisitions made by First Community and analyzed the multiple of purchase price to book value, the multiple price to tangible book value, the ratio of purchase price to deposits, the ratio of the premium to core deposits, and the multiple of purchase price to earnings per share for the last twelve months. Also analyzed were premium paid by First Community to the seller stock price one day prior to the announcement, one month prior to the announcement, and three months prior to the announcement. The following table summarizes this data:

										Implied Premium
				Price to Tangible Book Value
Effective Date		Price to Book Value				Price to Deposits (%)	Premium To Core Deposits (%)	Price to LTM EPS		One Day	One Month	Three Months
Pending	First National Bank	2.9	x	2.9	x	24.2%	19.4%	NM	*	43.0%	43.0%	135.7%
Pending	Upland Bank	1.7	x	1.7	x	20.7%	10.2%	13.6	x	88.7%	88.7%	88.7%
3/7/02	W.H.E.C., Incorporated	2.2	x	2.2	x	17.2%	10.9%	14.0	x	N/A	N/A	N/A
1/31/02	Pacific Western National Bank	2.0	x	2.0	x	18.7%	12.3%	17.1	x	50.1%	56.3%	87.9%
10/8/01	First Charter Bank, N.A.	1.4	x	1.5	x	11.3%	4.1%	NM	*	228.0%	228.0%	228.0%
1/16/01	Professional Bancorp Inc.	1.1	x	1.1	x	6.0%	0.7%	NM	*	110.85%	114.4%	83.5%
5/31/00	First Community Bank of the Desert	2.4	x	2.4	x	17.1%	10.6%	15.8%		N/A	N/A	N/A

*
NM = not meaningful

        Assuming an implied value of the Marathon common stock in the merger ranging from $4.56 to $5.30 per share (depending on an average price of the First Community common stock over the averaging period ranging from $18.00 to $27.00), Wedbush Morgan derived multiples of this implied value ranging from 1.49 to 1.73 to book value and tangible book value, ratios ranging from 19.0% to 22.4% of deposits and premium to core deposits, and multiples of 23.9 to 27.8 of LTM EPS (fully taxed).

        Present Value Analysis.    In performing the present value analysis, Wedbush Morgan applied an estimated price to earnings multiple ranging from 15.0 to 20.0 to Marathon's 2003 projected earnings per share (fully taxed), resulting in an implied projected stock price range. The projected stock price was discounted to the present using discount rates of 10%, 12% and 15%. This analysis indicated that the present value of Marathon's projected future stock price ranged from $3.64 to $5.07 per share, as compared to the implied Marathon share value ranging from $4.56 to $5.30 per share, depending on an average price of First Community common stock over the averaging period ranging from $18.00 to $27.00. In determining the discount rates used in the present value analysis, Wedbush Morgan noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors.

        Analysis of Marathon's Earnings Per Share.    Wedbush Morgan compared the projected 2003 earnings per share (fully taxed) for the holders of Marathon common stock on a stand-alone basis, on a proforma basis combining First Community with Marathon and on a proforma basis combining First Community with Marathon, First National Bank and Upland Bank. This analysis suggested that the potential for higher earnings per share for the holders of Marathon common stock is greater if the merger is consummated.

        Tangible Book Value Per Share Analysis.    Wedbush Morgan compared the tangible book value per share of Marathon common stock with the proforma First Community tangible book value per share that a Marathon shareholder would receive who elects to receive 100% stock in the merger, as well as tangible book value upon completion by First Community of the acquisitions of First National Bank and Upland Bank. The analysis showed that Marathon shareholders would sustain dilution in tangible book value ranging from 37.0% to 50.5% in the merger and from 20.5% to 38.0% in the combination with First Community, First National Bank and Upland Bank. This dilution would be mitigated to the extent cash is received for Marathon shares.

        Contribution Analysis.    Wedbush Morgan analyzed the contribution of Marathon to, among other things, total equity, tangible equity, assets and deposits on the proforma combined balance sheets at December 31, 2001 of First Community and Marathon and on the proforma combined balance sheets at December 31, 2001 of First Community, Marathon, First National Bank and Upland Bank. This analysis showed that based on the proforma combined balance sheets of First Community and Marathon at December 31, 2001, Marathon would have contributed 17.0% of total equity, 21.1% of total tangible equity, 11.6% of total assets and 11.6% of total deposits, and that based on the proforma combined balance sheets of First Community and Marathon, First National Bank and Upland Bank at December 31, 2001, Marathon would have contributed 9.1% of total equity, 10.4% of total tangible equity, 6.0% of total assets and 6.2% of total deposits.

        Based on the proforma combined projected net income of First Community and Marathon (fully taxed) for 2002 and 2003, Marathon would have contributed 5.7% of the net income of the combined companies each year, and based on the proforma combined projected net income of First Community and Marathon (fully taxed), First National Bank and Upland Bank for 2002 and 2003, Marathon would have contributed 4.6% and 3.4%, respectively, of the net income of the combined companies. Assuming an exchange ratio ranging from 0.1600 to 0.1339 of a share of First Community common stock for each share of Marathon common stock and a 65% stock transaction, holders of Marathon common stock would own from approximately 6.6% to 7.7% of a combined First Community and Marathon, and from approximately 4.1% to 4.8% of a combined First Community, Marathon, First National Bank and Upland Bank, based on shares of First Community common stock outstanding as of March 31, 2002 and as proposed to be issued in these acquisitions. The holders of Marathon common stock will also receive cash of approximately $6.7 million.

        Analysis of First Community's Earnings Per Share.    Wedbush Morgan compared the projected diluted earnings per share for 2003 to 2007 of First Community on a stand-alone basis to the projected diluted earnings per share for the proforma combined First Community and Marathon. Also, Wedbush Morgan compared the projected diluted earnings per share for 2003 to 2007 of First Community on a stand-alone basis to the projected diluted earnings per share for the proforma combined First Community, Marathon, First National Bank and Upland Bank. Wedbush Morgan noted that the projected earnings per share of the proforma combined companies were adjusted for the cost savings, one-time charges related to the acquisitions and certain assumptions as to, among other things, the merger consideration and cost of acquisition funds. Its analysis showed that these transactions would be accretive in each of these years.

        Dividend Pickup Analysis.    In performing the dividend pickup analysis, Wedbush Morgan assumed that the Marathon shareholders elect to receive all stock in the merger for each Marathon share based on a First Community average stock price of $18.00 to $27.00, and then applied First Community's current annual dividend rate per share of $0.36. This analysis showed that at this rate, holders of Marathon common stock would receive an annual dividend ranging from $0.0706 to $0.0912 per one original Marathon share, whereas no dividend currently is being paid on the Marathon common stock.

        While the foregoing summaries describe several analyses and examinations that Wedbush Morgan deemed material in its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Wedbush Morgan. The preparation of a fairness opinion necessarily involves various determinations of the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, is not susceptible to partial analysis or summary description. Each of the analyses conducted by Wedbush Morgan was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Wedbush Morgan did not form a conclusion as to whether any individual analysis, considered alone, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Wedbush Morgan considered the results of the analyses as a whole and did not place particular reliance or weight on any individual factor. Therefore, selecting portions of the analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete or misleading view of the process underlying the analysis. The range of valuations resulting from any particular analysis should not be taken to be Wedbush Morgan's view of the actual value or predicted future value of the Marathon or First Community common stock.

        In performing its analyses, Wedbush Morgan made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of Marathon or Wedbush Morgan. Any estimates contained in Wedbush Morgan's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the values of the business and securities do not purport to be appraisals of the assets or market value of Marathon or First Community, or their securities, nor do they necessarily reflect the prices at which transactions may actually be consummated.

        In arriving at its opinion, Wedbush Morgan assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by Wedbush Morgan or publicly available, and Wedbush Morgan did not assume any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by Wedbush Morgan, Wedbush Morgan was advised by the managements of Marathon and First Community that such projections and information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Marathon and First Community as to the expected future financial performance of Marathon and First Community and the strategic implications and operational benefits anticipated from the merger and from the other proposed acquisitions by First Community, and Wedbush Morgan assumed that, after the merger, First Community and its subsidiaries will perform substantially in accordance with such projections.

        Wedbush Morgan's opinion relates to the relative values of Marathon and First Community and does not imply any conclusion as to what the value of First Community common stock actually will be, if and when issued pursuant to the merger agreement. Wedbush Morgan's opinion does not address the underlying business decision of Marathon to enter into the merger agreement or complete the merger.

        Pursuant to the terms of an engagement letter with Marathon, Wedbush Morgan has received an initial fee of $10,000 and is entitled to receive upon consummation of the merger an additional fee for its services equal to 1% of the value of the merger consideration. Marathon has also agreed to reimburse Wedbush Morgan for its expenses incurred in connection with its engagement and to indemnify Wedbush Morgan against certain liabilities.

        In the ordinary course of its business, Wedbush Morgan and its affiliates may actively trade the common stock of Marathon and First Community for its own account and for the accounts of its customers and, accordingly, Wedbush Morgan may at any time hold a long or short position in the common stock of Marathon or First Community.

        Wedbush Morgan's opinion is for the benefit and use of the members of the board of directors of Marathon in connection with their evaluation of the merger and does not constitute a recommendation to any holder of Marathon common stock as to how such holder should vote with respect to the merger.

        For the reasons set forth above, the board has unanimously approved the merger agreement as in the best interests of Marathon and its shareholders and unanimously recommends that Marathon's shareholders vote for approval of the merger agreement.

  Regulatory Approvals Required for the Merger

        The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any conditions or requirements that would materially and adversely impact the economic or business benefits to First Community of the merger. Under the terms of the merger agreement, First Community and Marathon have agreed to use their reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the merger.

        In order to complete the merger, we must first obtain the prior written approval of the OCC to complete the merger of Marathon Bank with and into Pacific Western. First Community's subsidiary, Pacific Western National Bank, filed an application for prior written approval of the merger of Marathon Bank and Pacific Western with the OCC on May 31, 2002. In addition, the Board of Governors of the Federal Reserve System, must confirm that approval is not required under the Bank Holding Company Act. A request for their confirmation will be sent in due course.

  Material United States Federal Income Tax Considerations of the Merger

        In the opinion of Sullivan & Cromwell and Jeffer, Mangels, Butler & Marmaro LLP, the following are the material United States federal income tax considerations of the merger generally applicable to Marathon stockholders. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  stockholders who are not United States persons;

  •
  financial institutions;

  •
  tax exempt organizations;

  •
  insurance companies;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  stockholders who acquired their shares of Marathon common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

  •
  stockholders who hold their shares of Marathon common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

        This discussion assumes you hold your shares of Marathon common stock as capital assets within the meaning of Section 1221 of the Code.

        It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. First Community's and Marathon's obligations to complete the merger are conditioned on, among other things, First Community's receipt of an opinion from Sullivan & Cromwell and Marathon's receipt of an opinion from Jeffer, Mangels, Butler & Marmaro LLP, dated the effective date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinions, the merger constitutes a reorganization under Section 368(a) of the Code. The opinions of counsel will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions and may rely on representations contained in certificates executed by officers of First Community and Marathon. The opinions neither bind the Internal Revenue Service, nor preclude them from adopting a contrary position, and it is possible that they may successfully assert a contrary position in litigation or other proceedings. Neither First Community nor Marathon intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

        In the opinion of Sullivan & Cromwell and Jeffer, Mangels, Butler & Marmaro LLP, assuming that the merger is consummated in accordance with the terms of the merger agreement and as described in this proxy statement-prospectus and that the assumptions and representations described in the proceeding paragraph are true and complete as of the effective date, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. The following discussion assumes that the merger will be treated accordingly.

        Marathon Shareholders Who Receive Only First Community Common Stock.    If you are a holder of Marathon common stock, except as discussed below with respect to cash received in lieu of fractional shares, you will not recognize gain or loss for United States federal income tax purposes if you exchange your Marathon common stock solely for First Community common stock pursuant to the merger.

        Marathon Shareholders Who Receive Both First Community Common Stock and Cash.    If you are a holder of Marathon common stock and you receive both First Community common stock and cash (other than cash received in lieu of fractional shares) in exchange for your Marathon common stock, you will recognize any gain, but not loss, in an amount equal to the lesser of:

  (i)
  the excess, if any, of:

  (1)
  the sum of the fair market value at the effective time of the merger of the First Community common stock and cash received; over

  (2)
  your tax basis in the shares of Marathon common stock exchanged in the merger; and

  (ii)
  the amount of cash that you receive in exchange for your Marathon common stock.

        Any gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of Marathon's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Marathon common stock is greater than one year. The following is a brief discussion of the tax treatment described above; however, you should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Marathon common stock will be treated as a dividend.

        The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by you in exchange for your Marathon common stock has the effect of a distribution of a dividend under Section 356(a)(2) of the Code, which we refer to as a hypothetical redemption analysis. Under the hypothetical redemption analysis, you will be treated as if the portion of Marathon common stock that you exchange for cash in the merger will instead be exchanged for First Community common stock, which we call the hypothetical shares, followed immediately by a redemption of the hypothetical shares by First Community for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to you. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in First Community both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

        If you are a holder of Marathon common stock, whether the hypothetical redemption by First Community of the hypothetical shares for cash is "not essentially equivalent to a dividend" will depend on your particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in your percentage ownership of First Community common stock. In determining whether the hypothetical redemption by First Community results in a meaningful reduction in your percentage ownership of First Community common stock, and, therefore, does not have the effect of a distribution of a dividend, you should compare your interest in First Community (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to your interest after the hypothetical redemption. The Internal Revenue Service has indicated, in Revenue Ruling 76-385, that a stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the hypothetical redemption.

        If you are a holder of Marathon common stock, the hypothetical redemption transaction would be "substantially disproportionate," and, therefore, would not have the effect of a distribution of a dividend if you own less than 50% of the voting power of the outstanding First Community common stock and the percentage of First Community common stock actually and constructively owned by you immediately after the hypothetical redemption is less than 80% of the percentage of First Community common stock actually, hypothetically and constructively owned by you immediately before the hypothetical redemption.

        Marathon Shareholders Who Receive Only Cash.    If you are a holder of Marathon common stock who exchanges all of your shares of common stock for cash or who exercises appraisal rights in connection with the merger, you will generally recognize capital gain to the extent the amount of cash received in the merger exceeds your tax basis in the Marathon common stock, or loss to the extent your tax basis in Marathon common stock exceeds the amount of cash received in the exchange. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Marathon common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 20%.

        Tax Basis and Holding Period.    The aggregate tax basis of the First Community common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Marathon common stock you surrender in exchange for the First Community common stock, decreased by the amount of cash received in the merger and increased by the amount of dividend or gain recognized in the merger. The holding period of the First Community common stock you receive as a result of the exchange will include the holding period of the Marathon common stock you exchange in the merger.

        Cash Received in Lieu of Fractional Shares.    If you receive cash in the merger instead of a fractional share interest in First Community common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in First Community, you exercise no control over First Community and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in First Community, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Marathon common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 20%.

        Backup Withholding and Information Reporting.    If you receive cash in exchange for surrendering your shares of Marathon common stock, you may be subject to information reporting and backup withholding at a rate of 30% if you are a non-corporate United States person and you (i) fail to provide an accurate taxpayer identification number; (ii) are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or (iii) in certain circumstances, fail to comply with applicable certification requirements.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

  Accounting Treatment

        The merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing First Community's consolidated financial statements, First Community will establish a new accounting basis for Marathon's assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. Any excess of cost over the fair value of the net assets of Marathon will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. First Community will determine the fair value of Marathon's assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination.

  Interests of Certain Persons in the Merger

        In considering the recommendation of the Marathon board of directors, you should be aware that certain members of Marathon management have certain interests in the transactions contemplated by the merger agreement that are in addition to the interests of shareholders generally and that may create potential conflicts of interest. The Marathon board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the contemplated transactions.

        Ownership of Marathon Common Stock.    As of March 31, 2002, as a group, Marathon's executive officers and directors beneficially owned approximately 961,250 shares, or approximately 23.0% of Marathon common stock outstanding. As of the record date, none of the directors or executive officers of First Community owned any shares of Marathon common stock.

        Indemnification; Directors and Officers Insurance.    Following the effective time of the merger, First Community is obligated to indemnify present and former directors and officers of Marathon in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that Marathon is permitted to indemnify its directors and officers. In addition, First Community is obligated for three years from the effective time, to provide the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of Marathon on terms and conditions comparable to those provided by Marathon; provided, however, that First Community is not required to spend on an annual basis more than 150% of the current amount spent by Marathon to procure such insurance coverage.

        Severance Benefits.    The employment agreements and salary continuation agreements between Marathon Bank and Craig D. Collette and Howard Stanke, respectively, and the salary continuation agreement between Marathon Bank and Timothy Herles, together with a severance payment to Mr. Herles in connection with the merger, entitle them to receive, in the aggregate, approximately $2,997,025 upon the closing of the merger, which amount shall be payable over a period of ten years.

        Employee Benefits.    First Community has agreed to provide those employees of Marathon and Marathon Bank who continue as employees of First Community or any of its subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of First Community and its subsidiaries.

  Restrictions on Resales by Affiliates

        The shares of First Community common stock to be issued to Marathon shareholders in the merger will be registered under the Securities Act of 1933. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Marathon. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include Marathon directors, executive officers and major shareholders. Any subsequent transfer by an affiliate of Marathon must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

  Method of Effecting the Combination

        First Community may at any time change the method of effecting the combination of Marathon and First Community or the combination of Marathon Bank and Pacific Western. However, no change may (1) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Marathon as provided for in the merger agreement, (2) adversely affect the tax treatment of Marathon shareholders as a result of receiving the merger consideration, (3) materially impede or delay completion of the transactions contemplated by the merger agreement or (4) otherwise be materially prejudicial to the interests of Marathon shareholders.

  Effective Time

        The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the agreement of merger that will be filed with the California Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by First Community and Marathon. Subject to applicable law, this date will be no later than the third business day after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger set forth in the merger agreement, unless extended by mutual agreement of the parties. We anticipate that the merger will be completed in the third quarter of 2002. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. See "The Merger—Regulatory Approvals Required for the Merger" and "The Merger Agreement—Conditions to Consummation of the Merger".

  Treatment of Options

        Each Marathon stock option, whether vested or unvested immediately prior to the effective time of the merger, will be cancelled and entitle the option holder to consideration comprised of 65% shares of First Community common stock and 35% cash, in accordance with the formula below. An option holder will be entitled to the following consideration:

  •
  that number of shares of First Community common stock equal to (i)(A) the number of shares of Marathon common stock subject to the option (x) multiplied by the merger consideration a Marathon shareholder is entitled to receive (y) less the aggregate exercise price of all shares subject to the option (B) multiplied by 0.65, and (ii) divided by the average price; and

  •
  that amount of cash equal to (i)(A) the number of shares of Marathon common stock subject to the option multiplied by the merger consideration a Marathon shareholder is entitled to receive (B) less the aggregate exercise price of all shares subject to the option, (ii) multiplied by 0.35.

  Declaration and Payment of Dividends

        Holders of Marathon common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to First Community common stock into which their shares have been converted until they surrender their Marathon stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Marathon of shares of Marathon common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of Marathon common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of First Community common stock.

  No Fractional Shares

        No fractional shares of First Community common stock will be issued to any shareholder of Marathon upon completion of the merger. For each fractional share that would otherwise be issued, First Community will pay cash in an amount equal to the fraction of a share of First Community common stock to which the holder would otherwise be entitled to receive multiplied by the price of First Community common stock on Nasdaq as reported on the Nasdaq Composite Transactions reporting system at the effective time. No interest will be paid or accrue on cash payable to holders of those certificates in lieu of fractional shares.

        None of First Community, Marathon, the exchange agent or any other person will be liable to any former shareholder of Marathon for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        If a certificate for Marathon stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against First Community with respect to that lost certificate.

        For a description of First Community common stock and a description of the differences between the rights of the holders of Marathon common stock, on the one hand, and the holders of First Community common stock, on the other hand, see "Description of First Community Capital Stock" and "Comparison of Shareholders' Rights".

The Merger Agreement

  Representations and Warranties

        The merger agreement contains substantially similar representations and warranties of First Community and Marathon as to, among other things:

  •
  corporate organization and existence;

  •
  capitalization;

  •
  the corporate organization and existence of any subsidiaries;

  •
  corporate power and authority;

  •
  governmental and third-party approvals required to complete the merger;

  •
  timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

  •
  no broker's or finder's fees, except as contemplated by the merger agreement;

  •
  absence of litigation;

  •
  availability and accuracy of reports and filings with the Securities and Exchange Commission; and

  •
  tax matters.

        In addition, the merger agreement contains further representations and warranties of Marathon as to, among other things:

  •
  compliance with laws;

  •
  validity of, and the absence of defaults under, certain contracts;

  •
  employee benefit matters;

  •
  labor matters;

  •
  environmental matters;

  •
  interest rate risk management instruments, such as swaps and options;

  •
  proper and accurate maintenance of books and records;

  •
  transactions with affiliates;

  •
  the absence of a trust business;

  •
  title to real and personal property;

  •
  insurance coverage; and

  •
  adequacy of its allowance for loan losses under established governmental standards.

  Conduct of Business Pending the Merger

        Prior to the effective time of the merger, except as expressly contemplated by the merger agreement, each of First Community and Marathon has agreed to:

  •
  conduct its business in the ordinary course;

  •
  not take any action that would adversely affect or delay the ability of the parties to obtain any required regulatory approvals, to perform the covenants and agreements under the merger agreement, or to consummate the transactions contemplated by the merger agreement; and

  •
  not take or make any commitment to take any prohibited action.

  Conduct of Business of Marathon and Marathon Bank Pending the Merger

        Furthermore, prior to the effective time, except as expressly contemplated by the merger agreement, Marathon has agreed that, without the consent of First Community, it will not, and will not permit Marathon Bank to, among other things:

  Indebtedness

  •
  incur any indebtedness for borrowed money (other than deposits, federal funds borrowings or borrowings from the Federal Home Loan Bank of San Francisco); and

  •
  assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or entity.

  Loans

  •
  make any loan, loan commitment, renewal or extension to any person or entity or any affiliate or immediate family member of such person exceeding $750,000 without submitting a complete loan package to First Community for a review and comment.

  Dividends and Stock Repurchases

  •
  make, declare or pay any dividend or make any other distribution on, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

  Capital Stock

  •
  issue, sell or otherwise permit to become outstanding any additional shares or rights to acquire shares or enter into any agreement with respect to the foregoing; and

  •
  permit additional shares of stock to become subject to grants of employee or director options, rights to acquire shares or similar stock-based employee rights.

  Compensation

  •
  enter into, amend or renew any employment, consulting, severance or similar agreements or increase in any manner the compensation or benefits of any of its employees or directors, except for:

  •
  normal increases for employees made in the ordinary course of business consistent with past practice, provided that no increase shall result in an annual adjustment of more than 5%;

  •
  other changes required by applicable law;

  •
  satisfaction of preexisting contractual obligations;

  •
  grants of awards to newly hired employees consistent with past practice.

  Benefit Plans

  •
  establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any related trust agreement, in respect of any director, officer or employee of Marathon or Marathon Bank or take any action to accelerate the vesting or exerciseability of stock options, restricted stock or other compensation or benefits payable thereunder.

  Hiring

  •
  hire any person as employee of Marathon or Marathon Bank or promote any employee except:

  •
  to satisfy contractual obligations; and

  •
  to fill any vacancy with a new employee whose base salary and bonus do not exceed $50,000.

  Dispositions and Acquisitions

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business and in a transaction that together with all other such transactions is not material to Marathon or Marathon Bank; and

  •
  acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted, each in the ordinary course of business consistent with past practice, all or any portion of the assets, business, deposits or property of any entity except in the ordinary course of business consistent with past practice and in a transaction that together with all other such transactions is not material to Marathon or Marathon Bank.

  Contracts

  •
  enter into, renew, terminate or make payment not then required under any contract that calls for aggregate annual payments of $25,000 or more which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans or other transactions made in the ordinary course of the banking business.

  Risk Management

  •
  except as required by law or regulation, implement or adopt any material change to interest rate or other risk management policies, fail to follow existing policies or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

  Claims

  •
  enter into any settlement or similar agreement with respect to, or take any other significant action with respect to conduct of any action, suit, proceeding or investigation that Marathon or Marathon Bank is or becomes a party to on or after the date of the merger agreement which settlement, agreement or action involves payment by Marathon or Marathon Bank of an amount, individually or for all such settlements, that exceeds $50,000 and/or would impose any material restriction on the business of Marathon or Marathon Bank or create precedent for claims reasonably likely to be material to Marathon or Marathon Bank.

  Adverse Actions

  •
  except as may be required by applicable law or specifically permitted by the merger agreement, knowingly take any action that is intended or would reasonably be expected to result in:

  •
  any of Marathon's or Marathon Bank's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect,

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied, or

  •
  a material violation of any provision of the merger agreement.

  Capital Expenditures

  •
  make any capital expenditures other than in the ordinary course of business and not to exceed $20,000 individually or $100,000 in the aggregate.

  Amendments to Governing Documents

  •
  amend Marathon's articles of incorporation or its bylaws or the equivalent organizational documents of Marathon Bank.

  Investments

  •
  other than in the ordinary course of business in individual amounts not to exceed $500,000, and other than purchases of direct obligations of the United States of America with maturities of two years or less at the time of purchase, make any direct investment either by contributions to capital, property transfers or purchase of any property or assets of any person or entity;

  •
  unless, in the case of investment securities, within five business days Marathon or Marathon Bank requests in writing First Community's consent for any such purchase, and First Community approves such request or has not responded in writing to such a request.

  Accounting

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines.

  Tax

  •
  take any action which could materially adversely affect the tax position of Marathon or Marathon Bank, or of First Community after the merger.

  Commitments

  •
  agree to take or make any commitment to take any of these prohibited actions.

  Additional Covenants

        Marathon and First Community have agreed to:

  •
  use their reasonable best efforts to take all actions necessary to consummate the merger between Marathon and First Community and the bank merger between Marathon Bank and Pacific Western;

  •
  consult each other before issuing any press releases with respect to the merger or the merger agreement;

  •
  afford the other party access to certain information and personnel and keep any information so obtained confidential;

  •
  obtain all governmental consents necessary to consummate the transactions contemplated in the merger agreement;

  •
  notify each other of any circumstance that is reasonably likely to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement; and

  •
  use reasonable efforts to have the merger qualify as a "reorganization" under section 368(a) of the Internal Revenue Code with each of First Community and Marathon being a party to that reorganization within the meaning of section 368(a) of the Internal Revenue Code.

        Marathon has further agreed to:

  •
  convene a shareholders meeting to vote on the merger within 45 days after the delivery of this proxy statement-prospectus and recommend to its shareholders that they approve the merger;

  •
  refrain from encouraging or soliciting any proposals or offers with respect to a merger or other similar transaction involving all or substantially all of its assets or more than 10% of its outstanding equity securities; provided, however, that Marathon and its board may take actions required of them by law or directors' fiduciary duties;

  •
  allow First Community to participate in any meetings or interviews with employees called by Marathon to discuss the merger;

  •
  assist First Community in obtaining any required consents from third-party vendors and their cooperation in order to ensure a smooth transition after the merger;

  •
  cooperate with First Community to identify persons or entities who may be deemed to be affiliates of Marathon and use its reasonable best efforts to cause each person or entity so identified to deliver an affiliate agreement to First Community prior to the Marathon shareholders' meeting;

  •
  cooperate with First Community to have Marathon common stock removed from the Over the Counter Bulletin Board and de-registered under the Exchange Act as soon as practicable after the effective time;

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  take all necessary corporate and other action to approve the bank merger and execute and deliver any agreements or documents necessary or desirable to permit the bank merger to take place immediately following consummation of the merger;

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  take action necessary so that immediately prior to the effective time, each Marathon option will be cancelled and will entitle the option holder only to receive cash and First Community common stock in exchange for their cancelled options; and

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  modify its accounting and certain other policies and practices to match those of First Community.

        First Community has further agreed to:

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  file a registration statement, of which this proxy statement-prospectus is a part, in connection with the issuance of First Community common stock in the merger and use reasonable efforts to cause it to become effective;

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  list on Nasdaq shares of its common stock to be issued in the merger;

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  following the effective time of the merger, indemnify present and former directors and officers of Marathon in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that Marathon is permitted to indemnify its directors and officers;

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  provide, for three years from the effective time, the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of Marathon on terms and conditions comparable to those provided Marathon; provided, however, that First Community is not required to spend on an annual basis more than 150% of the current amount spent by Marathon to procure such insurance coverage;

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  provide former employees of Marathon and Marathon Bank who continue as employees of First Community with employee benefit plans no less favorable, in the aggregate, than those provided to similarly situated employees of First Community;

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  cause health insurance to continue to be provided to Marathon directors for six months following the effective time; and

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  continue to perform certain employment or severance agreements, plans or policies of Marathon.

  Conditions to Consummation of the Merger

        Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

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  approval of the merger agreement by Marathon shareholders;

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  authorization for listing on Nasdaq of the shares of First Community common stock that are to be issued to Marathon shareholders upon completion of the merger;

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  receipt of all regulatory approvals required to complete the merger and the bank merger, all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;

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  effectiveness of the registration statement, of which this proxy statement-prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated by the SEC and not withdrawn;

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  absence of any order, injunction, decree, statute, rule, regulation or judgment issued or enacted by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement;

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  receipt by each party of the opinion of its counsel in form and substance reasonably satisfactory to it, dated as of the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code;

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  accuracy of the representations and warranties of the other party in all material respects as of May 13, 2002 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date; provided, however, that those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company; and

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  performance by each party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date.

        First Community's obligation to effect the merger is subject to satisfaction, or waiver, of the following conditions:

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  First Community shall have received executed Non-Competition Agreements from all the directors of Marathon other than Craig D. Collette and shall have received an executed Non-Solicitation Agreement from Craig D. Collette;

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  Marathon will have prepared and submitted to First Community a summary of all professional service fees Marathon incurred in connection with the merger;

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  Marathon shall have obtained each of the material consents required to be obtained pursuant to agreements with third parties;

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  Marathon shareholders who have signed shareholder agreements shall have performed all material obligations under such agreements;

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  Marathon's allowance for loan losses will not be less than $1,050,000 and its total shareholders' equity will not be less than $12,100,000 as of the last day of the last month before closing; and

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  Marathon shall have provided to First Community consolidated financial statements presenting the consolidated financial condition of Marathon as of the end of the last month prior to closing and the consolidated results of operations for the period January 1, 2002 through the end of the last month prior to closing.

        We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before November 30, 2002, either First Community or Marathon may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

  Nonsolicitation

        Under the terms of the merger agreement, Marathon has agreed not to solicit, initiate or encourage any takeover proposals or other forms of business combination with a third party. In addition, Marathon has agreed not to negotiate, furnish information or otherwise cooperate in any way in connection with any competing takeover proposals by third parties, unless:

  •
  Marathon's board of directors determines that (i) the takeover proposal, if consummated, would result in a transaction more favorable to holders of Marathon common stock than the merger, and (ii) considering the advice of counsel, it has a fiduciary duty to act on the competing proposal.

  Termination of the Merger Agreement

        The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after approval by the shareholders of Marathon:

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  by mutual consent of First Community and Marathon, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

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  by the board of directors of either party, if any governmental entity that must grant regulatory approval has denied approval of the merger or bank merger and denial has become final and nonappealable or an application shall have been permanently withdrawn, or if the shareholders of Marathon fail to approve the principal terms of the merger agreement;

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  by the board of directors of either party, if the merger is not completed on or before November 30, 2002, unless the failure of the closing to occur by this date is due to the default of Marathon, Marathon Bank or any of Robert Abernethy, Frank Jobe, Robert Oltman or the Collette Revocable Trust, if Marathon is seeking to terminate, or First Community or Pacific Western if First Community is seeking to terminate; and

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  by the board of directors of either party (so long as the terminating party is not then in material breach of the merger agreement), if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the nonterminating party, which breach:

  •
  individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described under "The Merger Agreement—Conditions to Consummation of the Merger"; and

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  is not cured within 30 days following written notice to the party committing the breach or which by its nature or timing cannot be cured prior to the closing date.

        First Community may terminate if Marathon exercises its rights under Section 6.08 of the merger agreement in entertaining a competing takeover proposal and either continues discussions with a third party for more than 10 business days after receiving a competing proposal, or does not reject a publicly disclosed takeover proposal within 10 business days after the proposal was made.

        Marathon may terminate if the average closing price of First Community common stock on Nasdaq for the fifteen consecutive days ending on the third business day immediately prior to the Marathon shareholders' meeting is below $19.50 and such decline in the average closing price is not proportionate to the decline over the same period, if any, in the Nasdaq Bank Index (symbol: IXBK) as published from time to time, and First Community and Marathon do not adjust the amount of cash and/or shares of First Community stock to be received by Marathon shareholders such that they will receive consideration that will at least equal the consideration they would have received had the average closing price First Community's stock price been $19.50.

  Waiver and Amendment of the Merger Agreement

        Waiver.    At any time prior to the closing of the merger, First Community and Marathon, by action taken or authorized by their respective boards of directors, may, if legally allowed:

  •
  amend or modify the agreement in writing; and

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  waive any provision in the merger agreement that benefited them.

        However, after any approval of the transactions contemplated by the merger agreement by the shareholders of Marathon, there may not be, without further approval of those shareholders, any extension or waiver of the merger agreement or any portion of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the Marathon shareholders under the merger agreement, other than as contemplated by the merger agreement.

        Any agreement by a party to any extension or waiver must be set forth in a written instrument signed on behalf of such party and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Amendment.    Subject to compliance with applicable law and the ability of the parties to change the structure of effecting the merger, First Community and Marathon may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of the merger agreement by Marathon shareholders. However, after any approval of the principal terms of the merger by Marathon shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the Marathon shareholders, other than as contemplated by the merger agreement.

  Termination Fee

        Under certain conditions, either First Community or Marathon may owe to the other party a termination fee in the amount of $750,000 if the merger agreement is terminated. The merger agreement requires Marathon to pay the termination fee to First Community if the merger agreement is terminated under the following circumstances:

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  If First Community terminates on or after November 30, 2002 and, at the time of the termination by First Community, Marathon is not entitled to terminate the merger agreement; or

  •
  if First Community terminates because of:

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  Marathon's exercise of its rights under Section 6.08 of the merger agreement in entertaining a competing takeover proposal and either continuing discussions with a third party for more than 10 business days after receiving a competing proposal, or not rejecting a publicly disclosed takeover proposal within 10 business days after the proposal was made; or

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  Marathon's board of directors fails to recommend the merger to shareholders or withdraws or changes its recommendation.

        The merger agreement requires First Community to pay the termination fee to Marathon if the merger agreement is terminated under the following circumstance:

  •
  if Marathon terminates on or after November 30, 2002 and, at the time of the termination by Marathon, First Community is not entitled to terminate the merger agreement.

  Stock Exchange Listing

        First Community has agreed to cause the shares of First Community common stock to be issued in the merger to be approved for quotation on Nasdaq.

  Expenses

        The merger agreement provides that each of First Community and Marathon will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

  Shareholder Agreements

        Robert Abernethy, Frank Jobe, Robert Oltman and the Collette Revocable Trust, in their capacities as shareholders of Marathon, have separately entered into shareholder agreements with First Community in which they have agreed to vote all shares of Marathon common stock that they owned as of the date of their respective agreements, and that they subsequently acquire, in favor of the principal terms of the merger and the transactions contemplated therein. As of the record date, these shareholders owned, in the aggregate,               shares of the common stock of Marathon, allowing them to exercise approximately        % of the voting power of Marathon common stock.

  Non-Competition and Non-Solicitation Agreements

        Simultaneously with the execution of the merger agreement, all Marathon directors (other than Craig D. Collette) entered into non-competition agreements with First Community, and Craig D. Collette entered into a non-solicitation agreement with First Community. The Marathon directors who are parties to the non-competition agreements are prohibited from, for a period of two years following the effective time, engaging, having ownership interest or participating in the financing, operation, management or control of any institution the deposits of which are insured by the Federal Deposit Insurance Corporation, except that they may own bonds, preferred stock or up to 5% of the outstanding common stock, if publicly traded, of any such entity and may conduct business with any such entity. This restriction extends to the geographic area of Los Angeles County. In addition, for a period of two years from the effective date of the merger, these Marathon directors shall not solicit the business of existing customers of Marathon, Marathon Bank, First Community or their affiliates for the purpose of extending any loan or accepting any deposit, or the existing employees of Marathon, Marathon Bank, First Community or their affiliates for purposes of engaging them in the operation of any institution the deposits of which are insured by the FDIC. These Marathon directors have also agreed not to disclose or use confidential information of Marathon, Marathon Bank and First Community and its affiliates.

        Craig D. Collette, President and Chief Executive Officer of Marathon and Marathon Bank, entered into a non-solicitation agreement with First Community providing that he will not, during the two years following the effective time, solicit the business of, engage in commercial banking in the geographic area consisting of Los Angeles, Orange, Riverside, San Bernardino and San Diego counties with, or interfere with or damage the relationship with certain prospective or existing customers of Marathon, Marathon Bank and Pacific Western or solicit the services of existing and certain former employees of Marathon, Marathon Bank and Pacific Western. Mr. Collette has also agreed not to disclose or use confidential information of Marathon, Marathon Bank and Pacific Western.

Information About First Community

  References to "we", "our" and "us" in this section mean First Community.

  Company History

        Our banks, Rancho Santa Fe National Bank and Pacific Western, were independent banks prior to our acquisition of those entities in 2000. In mid-1994, our principal shareholder, Castle Creek Financial LLC, was engaged by Rancho Santa Fe National Bank, a four-branch bank with assets, as of the end of that year, of approximately $92.3 million, to develop a new strategic plan for the bank. In late 1994, Castle Creek also began advising First Community Bank of the Desert, a California state-chartered bank that operated through five branches located in the area surrounding Palm Springs, generally referred to as the Coachella Valley. First Community Bank of the Desert has since been merged with Pacific Western.

        In mid-1999, the management of each of Rancho Santa Fe National Bank and First Community Bank of the Desert, together with Castle Creek, determined that a merger of the two banks could create the foundation for a premier community bank. In October 1999, Rancho Santa Fe National Bank announced that it and First Community Bank of the Desert would combine through the creation of First Community Bancorp as a multi-bank holding company that would subsequently own and operate the two banks as separate subsidiaries. When this transaction closed on June 1, 2000, First Community Bancorp became a $325 million-asset multi-bank holding company with branches in San Diego County and the Coachella Valley.

        In June 2000, we began trading on the Nasdaq National Market under the ticker "FCBP". Shortly thereafter, on August 7, 2000, we announced the acquisition of Professional Bancorp, a troubled bank holding company whose sole subsidiary, First Professional Bank, operated five branches in West Los Angeles and targeted borrowers in the health care services sector. The First Professional acquisition, which closed on January 16, 2001, extended our reach into Los Angeles and added $230 million in low-cost deposits to our balance sheet. On May 22, 2001, we announced the acquisition of First Charter Bank, which was headquartered in Beverly Hills. First Charter serviced the banking needs of small- and medium-sized businesses and the real estate industry out of two branches on the west side of Los Angeles. On August 22, 2001, we announced the acquisition of Pacific Western, a bank with four branches in Los Angeles and one branch in Orange County. Pacific Western focused on servicing the banking needs of small- and medium-sized businesses and the real estate industry. On November 13, we announced the acquisition of WHEC, the bank holding company for Capital Bank of North County, a bank with three branches in Carlsbad and one branch each in Encinitas and Vista. On January 31, 2002, we completed the acquisition of Pacific Western, and just five weeks later, on March 7, 2002, the acquisition of WHEC. Each bank that we have acquired since our formation has been merged with Pacific Western, other than Capital Bank which was merged with Rancho Santa Fe National Bank. In January 2002, we completed the consolidation of First Professional Bank, First Community Bank of the Desert and Pacific Western National Bank under the charter of First Professional Bank, which was renamed Pacific Western National Bank upon completion of the consolidation.

  Business of First Community

        Through our banks, we provide banking and other financial services throughout Southern California to small- and medium-sized businesses and the owners and employees of those businesses. The banks offer a broad range of banking products and services, including many types of business, personal savings and checking accounts and other consumer banking services. The banks originate several types of loans, including secured and unsecured commercial and consumer loans, commercial and residential real estate mortgage loans, SBA loans and construction loans. The banks' loans are primarily short-term and adjustable rate. Special services or requests beyond the lending limits of the banks can be arranged through correspondent banks. The banks have a network of ATMs and offer access to ATM networks through other major banks. The banks issue MasterCard and Visa credit and debit cards through a correspondent bank and are also merchant depositories for cardholder drafts under Visa and MasterCard. The banks can provide investment and international banking services through correspondent banks.

        Through our banks, we concentrate our lending activities in two principal areas, real estate loans and commercial loans Real estate loans are comprised of construction loans, miniperm loans collateralized by first or junior deeds of trust on specific properties and equity lines of credit. The banks' real estate portfolio is subject to certain risks, including a possible downturn in the Southern California economy, similar to the one which occurred during the early 1990s, interest rate increases, reduction in real estate values in Southern California and continued increases in competitive pricing and loan structure. The banks strive to reduce the exposure to such risks by reviewing each loan request and renewal individually, using a dual signature approval system whereby both the marketing and credit administration departments must approve each request individually and strict adherence to written loan policies, including, among other factors, minimum collateral requirements and maximum loan-to-value ratio requirements. Each loan request is reviewed on the basis of the bank's ability to recover both principal and interest in view of the inherent risks.

        Commercial loans are made to finance operations, to provide working capital or for specific purposes, such as to finance the purchase of assets, equipment or inventory. Since a borrower's cash flow from operations is generally the primary source of repayment, our policies provide specific guidelines regarding required debt coverage and other important financial ratios. Commercial loans include lines of credit and commercial term loans. The banks' portfolio of commercial loans is subject to certain risks, including a possible downturn in the Southern California economy, interest rate increases and the deterioration of a company's financial capabilities. The banks strive to reduce the exposure to such risks through a dual signature approval system and strict adherence to written loan policies. In addition, loans based on short-term asset values are monitored on a monthly or quarterly basis. In general, the banks receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and respond to any deterioration noted.

        In addition, our banks provide consumer loans including personal loans, auto loans, boat loans, home improvement loans, equipment loans, revolving lines of credit and other loans typically made by banks to individual borrowers. The banks' consumer loan portfolio is subject to certain risks, including amount of credit offered to consumers in the market, interest rates increases and consumer bankruptcy laws which allow consumers to discharge certain debts. The banks strive to reduce the exposure to such risks through the direct approval of all consumer loans by using a dual signature system of approval and strict adherence to written credit policies.

  Concurrent Transactions

        On April 18, 2002, First Community signed a definitive Agreement and Plan of Merger providing for the acquisition of Upland Bank, a California chartered commercial bank. Pursuant to that merger agreement, Upland Bank will merge with and into Pacific Western. At March 31, 2002, Upland Bank had total assets of $110 million and total deposits of $96 million. The Upland Bank acquisition is also subject to customary conditions to consummation, including prior approval by the OCC.

        On April 25, 2002, First Community signed a definitive Agreement and Plan of Merger providing for the acquisition of First National Bank, a national banking association with seven branches in Southern California. At March 31, 2002, First National Bank had assets of $649 million and total deposits of $525 million. Pursuant to that merger agreement, First National Bank will merge into Rancho Santa Fe National Bank. At the closing of the merger, Rancho Santa Fe's name will be changed to First National Bank. The First National Bank acquisition is subject to customary conditions to consummation, including prior approval by the OCC.

        On June 11, 2002, First Community filed a registration statement with the Securities and Exchange Commission for the purpose of raising up to $86.25 million through the sale of shares of its common stock. The funds raised from that offering will be used to finance the acquisitions of Marathon, First National Bank and Upland Bank.

        On June 26, 2002, First Community closed an offering of trust preferred securities with an aggregate liquidation preference of $10.0 million.

  Limitations on Dividends

        Our ability to pay dividends is limited by federal law, state law and contractual provisions. California law provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions:

  •
  the corporation's assets equal at least 1 1/4 times its liabilities and

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  the corporation's assets equal at least its liabilities or, alternatively, if the average of the corporation's earnings before taxes on income and interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, the corporation's current assets equal at least 1 1/4 times its current liabilities.

        It is also possible, depending upon the financial condition of the bank in question and other factors that the Federal Reserve Board and/or the Office of the Comptroller of the Currency could assert that payment of dividends or other payments is an unsafe or unsound practice.

        In addition, our ability to pay dividends is limited by a Revolving Credit Agreement, dated as of June 26, 2000, between First Community and the Northern Trust Company, which provides that First Community may not declare or pay any dividend, other than dividends payable in our common stock or in the ordinary course of business exceeding 50% of net income per fiscal quarter of First Community before intangible amortization and any restructuring charges incurred in connection with any merger, consolidation or other restructuring contemplated by transactions similar to a merger. Also, First Community would be prohibited from paying dividends on its common stock by the indentures, dated as of September 7, 2000, between First Community and the State Street Bank and Trust Company, December 18, 2001 between First Community and the State Street Bank and Trust Company, and November 28, 2001, between First Community and the Wilmington Trust Company, in the event that First Community defaults on certain obligations or defers interest payments under the indentures.

  Employees

        As of March 31, 2002, First Community on a consolidated basis had a total of 327 full time equivalent employees, with 53 full time equivalent employees at Rancho Santa Fe National Bank, 232 full time equivalent employees at Pacific Western and 42 at the holding company.

Information About Marathon Bancorp

        Marathon's 10-KSB as of and for the year ended December 31, 2001 is attached to this proxy statement-prospectus as Appendix D, and Marathon's 10-QSB as of and for the period ended March 31, 2002 is attached as Appendix E. There have been no material changes in Marathon's affairs that have not been disclosed in its latest Form 10-KSB or Form 10-QSB.

Regulation and Supervision

        The following is a summary of certain statutes and regulations affecting Marathon, First Community and their subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

  General

        First Community and Marathon are registered bank holding companies under the Bank Holding Company Act of 1956, as amended, and as such are subject to regulation by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. A bank holding company is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve.

        The Bank Holding Company Act requires every bank holding company to obtain the approval of the Federal Reserve before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank or bank holding company.

        In approving acquisitions by bank holding companies or companies engaged in banking-related activities, the Federal Reserve considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as over-concentration of resources, decreased competition or unsound banking practices.

        In addition, bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

  Dividend Regulation

        The ability of First Community to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiaries—Rancho Santa Fe National Bank and Pacific Western National Bank, which are federally chartered commercial banks, or "national banks". Marathon Bank, as a national bank, is subject to the National Bank Act, as are Rancho Santa Fe and Pacific Western.

        Pursuant to 12 U.S.C. Section 56, no national bank may pay dividends from its capital. All dividends must be paid out of net profits after deducting losses and bad debts. The payment of dividends out of net profits of national banks is further limited by 12 U.S.C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of a bank's net profits for the preceding half-year in the case of quarterly or semi-annual dividends or the preceding two half-years in the case of an annual dividend, are transferred to the surplus fund.

        Pursuant to 12 U.S.C. Section 60(b), the approval of the Office of the Comptroller of the Currency, referred to as the OCC, is required prior to the payment of dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Further, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. A bank may, upon approval by the OCC, be able to undergo a "quasi-

reorganization", which would allow the bank to ignore accumulated losses before the quasi-reorganization.

  Government Policies

        The policies of regulatory authorities, including the OCC, Federal Reserve and the FDIC, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishing the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United State government.

  USA Patriot Act

        On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including the banks, to help prevent, detect and prosecute international money laundering and the financing of terrorism. First Community's banks and Marathon Bank have augmented their systems and procedures to accomplish this. The Secretary of the Treasury has proposed additional regulations to further implement Title III. Although we cannot predict when and in what form these regulations will be adopted, each of First Community and Marathon believe that the cost of compliance with Title III of the USA Patriot Act is not likely to be material to First Community or Marathon, respectively.

  Federal Deposit Insurance

        Because of favorable loss experience and a healthy reserve ratio in the Bank Insurance Fund (BIF) of the FDIC, well-capitalized and well-managed banks, including Pacific Western and Marathon Bank, have in recent years paid minimal premiums for FDIC insurance. A number of factors suggest that as early as the first half of 2003, even well-capitalized and well-managed banks will be required to pay premiums for deposit insurance. The amount of any such premiums will depend on the outcome of legislative and regulatory initiatives as well as the growth of insured deposits, the BIF loss experience and other factors, none of which we are in position to predict at this time.

  Hazardous Waste Clean-Up

        Since neither First Community nor Marathon is involved in any business that manufactures, uses or transports chemicals, waste, pollutants or toxins that might have a material adverse effect on the environment, their primary exposure to environmental laws is through its lending activities. Based on a general survey of the loan portfolios of First Community's banking subsidiaries and Marathon Bank, conversations with local appraisers and the type of lending currently and historically done by the subsidiaries, First Community is not aware of any potential liability for hazardous waste contamination that would be reasonably likely to have a material adverse effect on First Community or Marathon.

Description of First Community Capital Stock

        In the merger, Marathon shareholders will exchange their shares of Marathon common stock for shares of First Community common stock or for cash. The following is a summary of the material features of First Community capital stock.

        Pursuant to the articles of incorporation of First Community, the authorized capital stock of First Community consists of 15,000,000 shares of common stock, of which approximately                         shares are outstanding as of July     , 2002, and 5,000,000 shares of preferred stock, of which none is outstanding.

        On June 11, 2002 First Community filed a registration statement with the SEC on Form S-3 for the purpose of raising up to $86.25 million through the sale of shares of its common stock.

        In the future, the authorized but unissued and unreserved shares of First Community common stock and the authorized but unissued and reserved shares of First Community preferred stock will be available for general corporate purposes, including but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock compensation plans of First Community or in future private placements or public offerings. First Community has no present plans for the issuance of additional authorized shares of its capital stock, other than as pursuant to the 2000 Stock Incentive Plan or other such plans that First Community has assumed. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of First Community common stock or authorized shares of First Community preferred stock would be issued, no approval of First Community shareholders will be required for the issuance of those authorized shares.

  Common Stock

        Each share of First Community common stock has the same relative rights as, and is identical in all respects to, each other share of First Community common stock. Holders of First Community common stock are entitled to one vote per share on all matters requiring shareholder action, including but not limited to, the election of, and any other matters relating to, directors. Holders of First Community common stock are entitled to cumulate their votes for the election of directors.

        The holders of First Community common stock are entitled to receive dividends, out of funds legally available therefor, subject to any restrictions imposed by federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Upon liquidation, dissolution or winding up of First Community, holders of First Community common stock will be entitled to share ratably all assets remaining after the payment of liabilities of First Community and of preferential amounts to which any preferred stock may be entitled.

        The holders of First Community common stock have no preemptive or other subscription rights. First Community common stock is not subject to call or redemption, and, upon receipt by First Community of the full purchase price therefor, each share of First Community common stock will be fully paid and non-assessable.

  Preferred Stock

        First Community's articles of incorporation currently authorize it to issue up to 5,000,000 shares of preferred stock. The board of directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the board is authorized to establish voting powers, designations, preferences and special rights of each such series and any qualifications, limitations and restrictions thereon. First Community preferred stock may rank prior to First Community common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into First Community common stock. The holders of any class or series of First Community preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the board or otherwise required by California law.

Comparison of Shareholders' Rights

  General

        First Community is a California corporation and, accordingly, the rights of shareholders of First Community are governed by the California General Corporation Law, or the CGCL, as well as the articles of incorporation and bylaws of First Community. Marathon is also a California corporation, and its shareholders' rights are governed by the CGCL and its articles of incorporation and bylaws. As a result of the merger, Marathon's shareholders will become shareholders of First Community. There are certain differences between the charters of First Community and Marathon. The summary contained below describes some of the differences but is not intended to be complete and is qualified by reference to California law and the charter documents of First Community and Marathon.

  Vacancies on the Board

        The CGCL provides that, unless the corporation's articles or bylaws provide otherwise, vacancies (other than those created by removal) may be filled by approval of the board of directors, or if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of directors then in office at a duly called meeting or (3) the sole remaining director. Unless the corporation's articles or a bylaw provision adopted by the corporation's shareholders provide that the board of directors may fill vacancies on the board resulting from the removal of directors, such vacancies must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The CGCL permits shareholders to elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent (other than to fill a vacancy created by removal, which requires the unanimous consent of all shares entitled to vote) requires the consent of a majority of the outstanding shares entitled to vote. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors then in office who were elected by the shareholders constitute less than a majority of the directors then in office, then (1) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of the shareholders, or (2) upon the application of such holder or holders, the superior court of the proper county will order a special meeting of shareholders to elect the entire board of directors.

        First Community and Marathon.    The First Community and Marathon bylaws substantially restate the provisions of the CGCL.

  Shareholder Nominations and Proposals

        First Community.    First Community's bylaws provide that shareholder nominations for election of directors must be delivered to the secretary of First Community not less than 60 days nor more than 90 days prior to the date of a meeting of shareholders called for the election of directors. The First Community bylaws provide that any proper business may be transacted at the annual meeting of shareholders, except as limited by the CGCL.

        Marathon.    Marathon's bylaws make no reference to shareholder nominations for election of directors. They provide that the election of directors and transaction of any other proper business may take place at the annual meeting of shareholders.

  Amendment of Charter

        To amend the articles of incorporation of a California corporation, the CGCL requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote.

        First Community.    The First Community articles do not contain any supermajority provisions for amendments.

        Marathon.    The Marathon articles require the votes of at least two-thirds of the total voting power of all outstanding shares to amend or repeal certain provisions in the articles.

  Amendment of Bylaws

        The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take such action.

        First Community.    Neither First Community's articles nor bylaws restrict the power of First Community's board or shareholders to adopt, amend or repeal its bylaws.

        Marathon.    Marathon's articles and bylaws require the vote of at least two-thirds of the total voting power of all outstanding shares to adopt, repeal or amend a bylaw specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board, or vice versa.

  Classified Board of Directors

        First Community and Marathon.    First Community and Marathon do not currently have classified boards. First Community's and Marathon's bylaws currently require that all directors be elected at each annual meeting of shareholders for a term of one year.

  Removal of Directors

        The CGCL provides that directors may be removed without cause, if the removal is approved by the majority of the outstanding shares entitled to vote. However, the CGCL further provides that, with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected.

        First Community and Marathon.    First Community and Marathon do not currently have classified boards. First Community's bylaws and Marathon's charter substantially restate the statutory provisions set out above.

  Cumulative Voting

        Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many of the candidates as the shareholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected. In general, cumulative voting may help groups of minority shareholders elect some candidates to the board.

        First Community and Marathon.    Shareholders of Marathon and First Community are entitled to cumulate their votes for the election of directors. The CGCL provides for cumulative voting for directors, unless the corporation's articles or bylaws provide otherwise. First Community's and Marathon's articles do not provide otherwise.

  Special Meetings of the Shareholders

        Under the CGCL, the board of directors, the chair of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at a meeting, and such additional persons as are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders.

        First Community and Marathon.    The First Community and Marathon bylaws substantially restate the provisions set out above. The First Community bylaws do not specify any additional persons, and the Marathon bylaws specify the Secretary in addition to the persons set forth above.

  Shareholder Action Without a Meeting

        The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit shareholders to elect directors by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

        First Community.    First Community's articles do not provide otherwise.

        Marathon.    Marathon's articles provide that no actions shall be taken by shareholders except at an annual or special meeting of the shareholders.

  Inspection of Shareholder Lists

        The CGCL provides an absolute right of inspection of a corporation's list of shareholders to any shareholder or shareholders holding at least 5% of the voting stock or a shareholder or shareholders holding at least 1% of the voting stock who have filed a Schedule 14B with the SEC or, in the case the corporation is a bank with deposits insured under the FDIA, have filed a Form F-6 with the appropriate federal bank regulatory agency. Schedule 14B is filed in connection with certain proxy contests relating to the election of directors. Form F-6 relates to the election of directors. In addition, the CGCL provides a right of inspection of shareholders lists to any shareholder for a purpose reasonably related to the holder's interest as a shareholder.

        First Community and Marathon.    First Community's bylaws specifically allow for any shareholder authorized under California law to inspect its list of shareholders, and Marathon's articles and bylaws substantially restate the provisions of the CGCL.

Dissenters' Rights

        Under California law, you have the right to dissent from the merger and have the appraised fair market value of your shares of Marathon common stock paid to you in cash. Sections 1300 through 1304 of the CGCL are attached hereto as Appendix C. The description of dissenters' rights contained in this proxy statement-prospectus is qualified in its entirety by reference to Chapter 13 of the CGCL. In order for you to exercise dissenters' rights, you must make a written demand upon Marathon as provided in the CGCL, which must be received by Marathon before the 30th day following the mailing by Marathon of notice of approval of the merger, you must not vote for the approval of the principal terms of the merger, and you must comply with such other procedures as required by the CGCL, as more fully described below. Failure to send such notice, to vote against the principal terms of the merger or to follow such other procedures will result in a waiver of your dissenters' rights.

        Any demands, notices, certificates or other documents delivered to Marathon prior to the merger may be sent to Marathon Bancorp, 11150 West Olympic Boulevard, Los Angeles, California 90064. Thereafter, they may be sent to Corporate Secretary, First Community Bancorp, 275 North Brea Boulevard, Brea, California 92821.

        If no instructions are indicated on proxies received by Marathon, such proxies will be voted for the proposal to approve the principal terms of the merger at the Marathon special shareholders' meeting. If you return your proxy without instructions, resulting in a vote for the approval of the principal terms of the merger, you will not be entitled to dissenters' rights.

        In the event that the merger is approved by the shareholders of Marathon and you object to the merger, you will be entitled to payment of the fair market value of your shares, as of May 13, 2002 (the day before the public announcement of the merger); provided that (a) such shares were outstanding immediately prior to the date for the determination of shareholders entitled to vote on the merger; (b) you did not vote your shares for the approval of the principal terms of the merger; (c) you made a demand for purchase in cash of your shares at their fair market value as of May 13, 2002; and (d) you have submitted certificates representing your shares for endorsement, in accordance with Section 1302 of the CGCL.

        You must (a) make a written demand for purchase of your shares and for payment on your shares in cash of their fair market value as of May 13, 2002; (b) have your demand received by Marathon on or before the 30th day following the mailing by Marathon of notice of approval of the merger; (c) state the number and class of the shares held of record by you that you demand that Marathon purchase; and (d) state what you claim to be the fair market value of your shares as of May 13, 2002. Such statement of fair market value constitutes an offer by you to sell your shares at such price. You may not withdraw such demand unless Marathon consents thereto. A proxy or vote against the approval of the principal terms of the merger does not in itself constitute a demand for your shares.

        You must submit to Marathon at its principal office or at the office of its transfer agent the certificates representing any shares that you are demanding that the corporation purchase, for endorsement as dissenting shares within 30 days after the date on which notice of approval of the merger by Marathon shareholders was mailed to you.

        If you hold dissenting shares, Marathon will mail to you a notice of the approval of the merger by the Marathon shareholders within ten days after the date of such approval, accompanied by (a) a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL; (b) a statement of the price determined by Marathon to represent the fair market value as of May 13, 2002 of the dissenting shares; and (c) a brief description of the procedure to be followed if you desire to exercise your dissenter's rights under such sections. The statement of price constitutes an offer by Marathon to purchase at the price stated such dissenting shares.

        If Marathon denies that shares submitted to it as dissenting shares are dissenting shares, or if Marathon and you fail to agree on the fair market value of your shares, either you or Marathon may file a complaint in the superior court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the merger is mailed to you.

        On trial of the action, the court will first determine if the shares are dissenting shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both Marathon and you fail to file a complaint within six months after the date on which notice of the approval of the merger was mailed to you, your shares will cease to be dissenting shares. In addition, if you transfer your shares prior to their submission for the required endorsement, your shares will lose their status as dissenting shares.

        Failure to take any necessary step will result in a termination or waiver of your rights under Chapter 13 of the CGCL. A person having a beneficial interest in Marathon common stock that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements of Chapter 13 of the CGCL in a timely manner if such person elects to demand payment of the fair market value of such shares.

Validity of Common Stock

        The validity of the shares of First Community common stock to be issued in connection with the merger will be passed upon for First Community by Sullivan & Cromwell, Los Angeles, California.

Experts

        The consolidated financial statements of First Community Bancorp and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Marathon Bancorp and subsidiary as of December 31, 2001 and for the years ended December 31, 2001 and 2000 are included as Appendix D in the registration statement and this proxy statement-prospectus in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of First National Bank and subsidiary as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of W.H.E.C., Inc. and subsidiary as of December 31, 2001 and for the year ended December 31, 2001 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Pacific Western National Bank as of December 31, 2001 and for the year ended December 31, 2001 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of December 31, 2000 and for the year ended December 31, 2000 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of December 31, 1999 and for the year ended December 31, 1999 are incorporated by reference in the registration statement and this proxy statement-prospectus in reliance upon the report of Moss Adams LLP, independent auditors, incorporated by reference in the registration statement and this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

Other Matters

        No other business may be transacted at the special meeting.

Where You Can Find More Information

        First Community and Marathon file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC's website is http://www.sec.gov.

        This document incorporates the following documents filed by First Community by reference:

  •
  First Community's Annual Report on Form 10-K for the year ended December 31, 2001.

  •
  First Community's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  •
  First Community's Current Reports on Form 8-K, filed February 15, 2002, as amended March 27, 2002; March 21, 2002, as amended May 14, 2002; and June 10, 2002.

  •
  The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of and for the year ended December 31, 2000 and as of and for the year ended December 31, 1999, included on pages F-77 through F-112 in Amendment No. 1 to First Community's Form S-4, filed August 30, 2001.

  •
  The pro forma financial information reflecting the Professional Bancorp, Inc. transaction included as exhibit 99.4 in First Community's Current Report on Form 8-K, filed October 8, 2001.

  •
  The description of First Community's common stock contained in First Community's registration statement on Form 8-A, filed on June 2, 2000, and any amendment or reports that update the description.

        All documents filed by First Community pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the Marathon special meeting are also deemed to be incorporated by reference into and are made a part of this document from the date of filing of those documents.

        This document incorporates the following documents filed by Marathon by reference:

  •
  Marathon's Annual Report on Form 10-KSB for the year ended December 31, 2001, included in Appendix D.

  •
  Marathon's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, included in Appendix E.

  •
  Marathon's Current Report on Form 8-K, dated May 15, 2002.

        You should rely only on the information contained in, delivered with or referred to in this document. We have not authorized anyone to provide you with information that is different.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

        In addition, First Community filed a registration statement on Form S-4 to register with the SEC the First Community common stock to be issued to Marathon's shareholders in the merger, and this document constitutes a prospectus for First Community common stock as well as a proxy statement of Marathon. This proxy statement-prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the merger and the securities offered hereby, reference is made to the registration statement and the exhibits filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC mentioned above.

        You may request a copy of any of these filings at no cost, by writing or telephoning the filing company at the addresses and phone numbers set forth below:

    First Community Bancorp
    Corporate Secretary
    275 North Brea Boulevard
    Brea, California 92821
    (714) 671-6800

    Marathon Bancorp
    Chief Financial Officer
    11150 West Olympic Boulevard
    Los Angeles, California 90064
    (310) 996-9100

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of May 13, 2002

by and between

First Community Bancorp

and

Marathon Bancorp

ARTICLE I CERTAIN DEFINITIONS
1.01.	Certain Definitions	A-1
ARTICLE II THE MERGER
2.01.	The Merger	A-6
2.02.	Effective Date and Effective Time	A-6
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
3.01.	Effect on Capital Stock	A-7
3.02.	Conversion of Company Common Stock	A-7
3.03.	Election and Proration Procedures	A-8
3.04.	Rights as Shareholders; Stock Transfers	A-10
3.05.	No Fractional Shares	A-10
3.06.	Exchange Procedures	A-10
3.07.	Anti-Dilution Provisions	A-12
3.08.	Dissenters' Rights	A-12
3.09.	Company Stock Options	A-13
ARTICLE IV ACTIONS PENDING ACQUISITION
4.01.	Forbearances of the Company	A-13
4.02.	Forbearances of Parent	A-15
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01.	Disclosure Schedules	A-16
5.02.	Standard	A-16
5.03.	Representations and Warranties of the Company	A-16
5.04.	Representations and Warranties of Parent	A-24
ARTICLE VI COVENANTS
6.01.	Reasonable Best Efforts	A-27
6.02.	Shareholder Approval	A-27
6.03.	Registration Statement	A-27
6.04.	Press Releases	A-28
6.05.	Access; Information	A-28
6.06.	Affiliates	A-29
6.07.	Stock De-listing	A-29
6.08.	Acquisition Proposals	A-29
6.09.	Certain Policies	A-30
6.10.	Nasdaq Listing	A-30
6.11.	Regulatory Applications	A-30
6.12.	Indemnification	A-30
6.13.	Benefit Plans	A-31
6.14.	Non-Competition Agreements	A-32
6.15.	Notification of Certain Matters	A-32
6.16.	Human Resources Issues	A-32
6.17.	Assistance with Third-Party Agreements	A-32
6.18.	Bank Merger	A-33
6.19.	Shareholder Agreements	A-33

i

6.20.	Additional Agreements	A-33
6.21.	Pre-Closing Adjustments	A-33
6.22.	Company Stock Options	A-34
6.23.	Tax Treatment of the Merger	A-34
6.24.	Non-Solicitation Agreement	A-34
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
7.01.	Conditions to Each Party's Obligation to Effect the Merger	A-34
7.02.	Conditions to Obligation of the Company	A-35
7.03.	Conditions to Obligation of Parent	A-35
ARTICLE VIII TERMINATION
8.01.	Termination	A-37
8.02.	Effect of Termination and Abandonment	A-39
ARTICLE IX MISCELLANEOUS
9.01.	Survival	A-40
9.02.	Waiver; Amendment	A-40
9.03.	Counterparts	A-40
9.04.	Governing Law, Jurisdiction and Venue	A-40
9.05.	Expenses	A-40
9.06.	Notices	A-40
9.07.	Entire Understanding; No Third Party Beneficiaries	A-41
9.08.	Effect	A-42
9.09.	Severability	A-42
9.10.	Enforcement of the Agreement	A-42
9.11.	Interpretation	A-42
EXHIBIT A	Form of Shareholder Agreement
EXHIBIT B	Form of Non-Competition Agreement
EXHIBIT C	Form of Company Affiliate Agreement
EXHIBIT D	Form of Agreement of Merger
EXHIBIT E	Form of Non-Solicitation Agreement
Disclosure Schedule

ii

        AGREEMENT AND PLAN OF MERGER, dated as of May 13, 2002 (this "Agreement"), by and between Marathon Bancorp, a California corporation (the "Company"), and First Community Bancorp, a California corporation ("Parent").

RECITALS

        A.    The Company.    The Company is a California corporation, having its principal place of business in Los Angeles, California.

        B.    Parent.    Parent is a California corporation, having its principal place of business in Rancho Santa Fe, California.

        C.    Board Action.    The respective Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger of the Company with and into Parent (the "Merger") and the merger of Marathon Bank with and into Parent Bank (the "Bank Merger").

        D.    Intentions of the Parties.    It is the intention of the parties to this Agreement that the Merger be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        E.    Shareholder Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto, (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares in favor of the principal terms of the Merger.

        F.    Non-Competition Agreements.    As a condition to, and simultaneously with, the execution of this Agreement, each director of the Company (other than Craig D. Collette) is entering into non-competition agreements with Parent in the form of Exhibit B, hereto (collectively, the "Non-Competition Agreements").

        G.    Non-Solicitation Agreement.    As a condition to, and simultaneously with, the execution of this Agreement, Craig D. Collette is entering into a non-solicitation agreement in the form of Exhibit E hereto (the "Non-Solicitation Agreement").

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01.    Certain Definitions    The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" has the meaning set forth in Section 6.08.

          "Adjusted Shareholders' Equity" has the meaning set forth in Section 7.03(e).

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Agreement of Merger" means the agreement of merger to be filed with the California Secretary substantially in the form attached hereto as Exhibit D.

          "ALL" has the meaning set forth in Section 5.03(t).

          "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

          "Bank Merger" has the meaning set forth in the Recitals to this Agreement.

          "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

          "Benefit Plans" has the meaning set forth in Section 5.03(m).

          "Business Combination" has the meaning set forth in Section 3.07.

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

          "California Secretary" means the California Secretary of State.

          "Cash Consideration" has the meaning set forth in Section 3.02(a).

          "Cash Election" has the meaning set forth in Section 3.03(a).

          "Cash Election Number" has the meaning set forth in Section 3.03(c).

          "Cash Election Shares" has the meaning set forth in Section 3.03(d).

          "CCC" means the California Corporations Code.

          "Closing" has the meaning set forth in Section 6.21.

          "Closing Financial Statements" has the meaning set forth in Section 7.03(f).

          "Closing Price" has the meaning set forth in Section 3.03(d).

          "Code" has the meaning set forth in the Recitals to this Agreement.

          "Combination Cash Election" has the meaning set forth in Section 3.03(a).

          "Combination Consideration" has the meaning set forth in Section 3.02(a).

          "Combination Stock Election" has the meaning set forth in Section 3.03(a).

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Affiliates" has the meaning set forth in Section 6.06.

          "Company Articles" means the Articles of Incorporation of the Company, as amended.

          "Company Board" means the Board of Directors of the Company.

          "Company By-Laws" means the By-Laws of the Company.

          "Company Common Stock" means the common stock, no par value per share, of the Company.

          "Company Common Stock Value" has the meaning set forth in Section 3.02(a).

          "Company Loan Property" has the meaning set forth in Section 5.03(o).

          "Company Meeting" has the meaning set forth in Section 6.02.

          "Company Preferred Stock" means the preferred stock of the Company.

          "Company Stock Options" means the options to acquire Company Common Stock issued under the Company Stock Option Plan.

          "Company Stock Option Plan" means the 1998 Stock Option Plan of the Company, as amended March 19, 2001.

          "Costs" has the meaning set forth in Section 6.12(a).

          "Decline Adjustment" has the meaning set forth in Section 8.01(g).

          "Derivatives Contract" has the meaning set forth in Section 5.03(q).

          "Disclosure Schedule" has the meaning set forth in Section 5.01.

          "Dissenters' Shares" has the meaning set forth in Section 3.01(c).

          "Dissenting Shareholder" means any holder of Dissenters' Shares.

          "Effective Date" has the meaning set forth in Section 2.02.

          "Effective Time" has the meaning set forth in Section 2.02.

          "Election" has the meaning set forth in Section 3.03(a).

          "Election Deadline" has the meaning set forth in Section 3.03(b).

          "Election Form" has the meaning set forth in Section 3.03(a).

          "Election Form Record Date" has the meaning set forth in Section 3.03(a).

          "Employees" has the meaning set forth in Section 5.03(m).

          "Environmental Laws" has the meaning set forth in Section 5.03(o).

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.03(a).

          "Exchange Fund" has the meaning set forth in Section 3.06(a).

          "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Act" means the Federal Reserve Act, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "Final Index" has the meaning set forth in Section 8.01(g).

          "GAAP" means generally accepted accounting principles.

          "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          "Hazardous Substance" has the meaning set forth in Section 5.03(o).

          "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

          "Indemnified Party" has the meaning set forth in Section 6.12(a).

          "Index" has the meaning set forth in Section 8.01(g).

          "Initial Index" has the meaning set forth in Section 8.01(g).

          "Insurance Amount" has the meaning set forth in Section 6.12(b).

          "Insurance Policies" has the meaning set forth in Section 5.03(s).

          "Knowledge" of the Company, Marathon Bank or Parent, as the case may be, means to the actual knowledge after reasonable investigation of any director or any officer with the title of Vice President or above of the Company, Marathon Bank or Parent, as the case may be, or any employee of the Company, Marathon Bank or Parent, as the case may be, with primary responsibility for the subject matter as to which knowledge is at issue.

          "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

          "Mailing Date" has the meaning set forth in Section 3.03(a).

          "Marathon Bank" means Marathon National Bank, a national banking association, all of the outstanding capital stock of which is owned by the Company.

          "Material Adverse Effect" means, with respect to Parent or the Company, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company and Marathon Bank taken as a whole, as the case may be, or (ii) would materially impair the ability of either Parent or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally and (d) changes agreed to in writing by Parent and the Company.

          "Merger" has the meaning set forth in the Recitals to this Agreement.

          "Merger Consideration" has the meaning set forth in Section 2.01(a).

          "Minimum Percentage" has the meaning set forth in Section 3.03(d).

          "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market System.

          "National Labor Relations Act" means the National Labor Relations Act, as amended.

          "Non-Competition Agreements" has the meaning set forth in the Recitals to this Agreement.

          "Non-Solicitation Agreement" has the meaning set forth in the Recitals to this Agreement.

          "OCC" means the Office of the Comptroller of the Currency.

          "Parent" has the meaning set forth in the preamble to the Agreement.

          "Parent Bank" means Pacific Western National Bank, a national banking association, all of the outstanding capital stock of which is owned by Parent.

          "Parent Board" means the Board of Directors of Parent.

          "Parent Common Stock" means the common stock, no par value per share, of Parent.

          "Parent Measuring Price" has the meaning set forth in Section 8.01(g).

          "Parent Preferred Stock" means the preferred stock of Parent.

          "Pension Plan" has the meaning set forth in Section 5.03(m).

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

          "Proxy Statement" has the meaning set forth in Section 6.03(a).

          "Registration Statement" has the meaning set forth in Section 6.03(a).

          "Regulatory Authorities" has the meaning set forth in Section 5.03(i).

          "Regulatory Filings" has the meaning set forth in Section 5.03(g).

          "Rights" means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any other instrument the value of which is determined in whole or in part by reference to the market price or value of, the capital stock of such Person.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Documents" has the meaning set forth in Section 5.03(g).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Shareholder" means each of Robert Abernethy, Craig D. Collette, Frank W. Jobe and Robert L. Oltman.

          "Shareholder Agreements" has the meaning set forth in the Recitals to this Agreement.

          "Shareholders' Equity Measuring Date" has the meaning set forth in Section 7.03(e).

          "Stock Consideration" has the meaning set forth in Section 3.02(a).

          "Stock Election" has the meaning set forth in Section 3.03(a).

          "Stock Election Number" has the meaning set forth in Section 3.03(c).

          "Stock Election Shares" has the meaning set forth in Section 3.03(d).

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

          "Tax" and "Taxes" mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of the Company by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

          "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority having jurisdiction over the Company on or before the Effective Date with respect to any Taxes of the Company including, without limitation, any documentation required to be filed with any taxing authority or to be retained by the Company in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

          "Termination Fee" has the meaning set forth in Section 8.02(b).

          "Treasury Shares" has the meaning set forth in Section 3.01(d).

          "Undesignated Shares" has the meaning set forth in Section 3.03(a).

          "USA Patriot Act" means the USA Patriot Act (Pub. L. No. 107 56).

ARTICLE II

THE MERGER

        2.01.    The Merger.    (a) The Combination.    At the Effective Time, the Company shall merge with and into Parent, the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a California corporation. Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company's shareholders have approved the principal terms of the Merger) change the method of effecting the acquisition of the Company and Marathon Bank (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company or Marathon Bank with Parent or any of its existing Subsidiaries, but rather with a merger subsidiary of Parent) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

        (b)    Articles of Incorporation and By-Laws.    The articles of incorporation and by-laws of Parent immediately after the Effective Time shall be those of Parent as in effect immediately prior to the Effective Time.

        (c)    Directors and Officers of Parent.    The directors and officers of Parent immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

        (d)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in §1107 of the CCC, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.

        2.02.    Effective Date and Effective Time.    On such date as Parent selects (and promptly provides notice thereof to Company), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Parent, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, the Agreement of Merger shall be filed with the California Secretary, in accordance with all appropriate legal requirements together with such certificates or other documents executed as may be required by law, and the Merger provided for herein shall become effective upon such filing. The date of such filing is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filing.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

        3.01.    Effect on Capital Stock.    Subject to the other provisions of this Article III, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holders of shares of Parent Common Stock:

        (a)    Parent Common Stock.    Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent, and shall not be affected by the Merger;

        (b)    Company Common Stock.    Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters' Shares and Treasury Shares, as defined below) shall be converted into the right to receive either Parent Common Stock or cash as provided in Section 3.02(a);

        (c)    Dissenter's Shares.    All shares of Company Common Stock that are "dissenting shares" within the meaning of CCC §1300 ("Dissenters' Shares") shall not be converted into or represent a right to receive Parent Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under CCC §1300, at which time such shares shall either be converted into cash or Parent Common Stock pursuant to Section 3.08; and

        (d)    Cancellation of Certain Shares.    Any shares of Company Common Stock held directly or indirectly by Parent or the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), shall be cancelled and retired at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

        3.02.    Conversion of Company Common Stock.

        (a)  Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters' Shares and Treasury Shares) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 3.03, either (i) cash (the "Cash Consideration") in an amount equal to the Company Common Stock Value or (ii) a number of shares of Parent Common Stock (the "Stock Consideration") equal to the Company Common Stock Value divided by the Parent Measuring Price. The Company Common Stock Value shall be determined as follows:

            (A)  In the event that the Parent Measuring Price is greater than or equal to $23.30, the Company Common Stock Value shall be equal to the sum of (1) 0.1339 multiplied by the Parent Measuring Price and (2) $1.68;

            (B)  In the event that the Parent Measuring Price is less than or equal to $19.50, the Company Common Stock Value shall be equal to the sum of (1) 0.1600 multiplied by the Parent Measuring Price and (2) $1.68; and

            (C)  In the event that the Parent Measuring Price is greater than $19.50 and less than $23.30, the Company Common Stock Value shall be equal to $4.80.

A shareholder may elect to receive a combination of cash and Parent Common Stock (the "Combination Consideration") in exchange for his or her shares of Company Common Stock; provided, however, that with respect to each individual share of Company Common Stock held, a shareholder must elect to receive either all cash or all Parent Common Stock.

  (b)
  At the Effective Time of the Merger, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time of the

    Merger and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time of the Merger, certificates representing shares of Company Common Stock are properly presented in accordance with Article III of this Agreement to the Exchange Agent (as defined in Section 3.03), such certificates shall be cancelled and exchanged for certificates representing the number of whole shares of Parent Common Stock into which such shares were converted, if any, and/or a check representing the amount of cash, if any, into which the Parent Common Stock represented thereby was converted, plus any payment for a fractional share of Parent Common Stock.

        3.03.    Election and Proration Procedures.

        (a)    Election Forms and Types of Elections.    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent selected by Parent and reasonably acceptable to the Company (the "Exchange Agent")) in such form and substance as designated by Parent and reasonably acceptable to the Company (the "Election Form") shall be mailed no less than forty days prior to the Effective Time of the Merger or on such other date as Parent and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of a date of Parent's choice which is at least three Business Days prior to the Mailing Date (the "Election Form Record Date"). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and the Company shall use its best efforts to promptly provide or cause to be provided to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) Parent Common Stock (a "Stock Election") with respect to all of such holder's shares of Company Common Stock, (ii) cash (a "Cash Election") with respect to all of such holder's shares of Company Common Stock, or (iii) Parent Common Stock in exchange for a specified number of shares of Company Common Stock (a "Combination Stock Election") and cash in exchange for a specified number of shares of Company Common Stock (a "Combination Cash Election"). Any shares of Company Common Stock (other than Dissenters' Shares or Treasury Shares) with respect to which the holder (or indirectly the beneficial owner) shall not have submitted to the Exchange Agent an effective, properly completed Election Form, which was received prior to the Election Deadline, shall be deemed to be "Undesignated Shares" hereunder.

        (b)    Proper and Timely Election.    Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Pacific Time on the 30th day following the Mailing Date (or such other time and date as the Company and Parent may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly and timely made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Company Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Parent and Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        (c)    Allocation.    Notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger (the "Cash Election Number") shall be equal to (i) 6,473,072 divided by the Company Common Stock Value less (ii) the sum of (A) the number of Dissenters' Shares, if any, and (B) the number of Treasury Shares. The number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Number") shall be equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger less the sum of (i) the Cash Election Number, (ii) the number of Dissenters' shares and (iii) the number of Treasury Shares.

        (d)    Payment and Proration.    As promptly as practicable but not later than five Business Days after the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

            (i)  In the event that the aggregate number of shares of Company Common Stock in respect of which Cash Elections and Combination Cash Elections have been made (collectively, the "Cash Election Shares") exceeds the Cash Election Number, all shares in respect of which Stock Elections and Combination Stock Elections have been made (the "Stock Election Shares") and all Undesignated Shares in respect of which Stock Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Stock Elections have been made) shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

            (A)  Cash Election Shares shall be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Cash Election Shares, so that the number of Cash Election Shares so converted, when added to the existing Stock Election Shares, shall equal as closely as practicable the Stock Election Number, and all such Cash Election Shares so converted shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests); and

            (B)  any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.

          (ii)  In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Cash Elections have been made) shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

            (A)  Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares so converted, when added to the existing Cash Election Shares, shall equal as closely as practicable the Cash Election Number, and all such Shares so converted shall be converted into the right to receive Cash Consideration; and

            (B)  the remaining Stock Election Shares shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

          (iii)  In the event that neither clause (i) nor clause (ii) of this Section 3.03(d) is applicable, Undesignated Shares shall be deemed Stock Election Shares such that the total number of Stock Election Shares equals the Stock Election Number and any remaining Undesignated Shares shall be deemed Cash Election Shares and (A) all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and (B) all Stock Election Shares and all Undesignated Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

          (iv)  Notwithstanding any other provision of this Agreement, if after applying the allocation rules set forth in the preceding subsections of this Section 3.03, the aggregate value of the Parent Common Stock that would be issued pursuant to the Merger (valued at the closing price of Parent Common Stock on the date on which the Effective Time of the Merger occurs (the "Closing Price")) is less than 50% of the aggregate value of the total consideration (which total consideration shall include cash paid or anticipated to be paid to Dissenting Shareholders) to be paid in exchange for Company Common Stock (the "Minimum Percentage"), Parent shall be authorized, with the consent of Company (which consent shall not be unreasonably withheld) to reallocate, in good faith and in such a manner as Parent reasonably determines to be fair and equitable, shares of Parent Common Stock and cash among the holders of Company Common Stock, or to vary the number of shares of Parent Common Stock to be issued in the Merger, in a manner such that the number of shares of Parent Common Stock to be issued in the Merger shall not represent less than the Minimum Percentage.

        (e)    Calculations.    Any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

        3.04.    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.

        3.05.    No Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all certificates of Company Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Parent Measuring Price. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Parent Common Stock.

        3.06.    Exchange Procedures.    (a) Exchange Agent.    No later than the Effective Time of the Merger, Parent shall deposit with the Exchange Agent certificates representing the number of shares of Parent Common Stock issuable in the Merger and the amount of cash payable in the Merger (the "Exchange Fund"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

        (b)    Exchange of Certificates and Cash.    After completion of the allocation procedure set forth in Section 3.03, each holder of a certificate formerly representing shares of Company Common Stock (other than Dissenters' Shares or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing Parent Common Stock and/or cash into which the shares of Company Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such certificate representing shares of Company Common Stock upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.06, each certificate representing shares of Company Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive cash and/or Parent Common Stock, as the case may be, upon such surrender. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Company Common Stock for exchange as provided in this Article III. If any certificate for shares of Company Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

        (c)    Affiliates.    Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.06.

        (d)    No Liability.    Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e)    Voting and Dividends.    Former shareholders of record of the Company shall not be entitled to vote after the Effective Time of the Merger at any meeting of Parent shareholders until such holders have exchanged their certificates representing Company Common Stock for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of this Section 3.06, each certificate theretofore representing shares of Company Common Stock (other than Dissenters' Shares and Treasury Shares) shall from and after the Effective Time of the Merger represent for all purposes only the right to receive shares of Parent Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, until the holder of such certificate of Company Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Company Common Stock for which shares of Parent Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.05 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

        (f)    Unclaimed Portion of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        (g)    Withholding Rights.    Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

        3.07.    Anti-Dilution Provisions.    In the event Parent or the Company changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the amount of Cash Consideration and Stock Consideration per share shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

        3.08.    Dissenters' Rights.    (a) Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder's shares of Company Common Stock, as provided in §1300 of the CCC, shall not be entitled to Merger Consideration in respect thereof provided for under Section 3.01 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the CCC, and shall be entitled to receive only the payment provided for by §1300 of the CCC with respect to such Dissenters' Shares.

        (b)  If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of Company Common Stock of such Dissenting Shareholder shall be deemed to be an Undesignated Share and shall be converted at Parent's discretion into the right to receive the Cash Consideration or the Stock Consideration.

        3.09.    Company Stock Options.    Each Company Stock Option, whether vested or unvested immediately prior to the Effective Time, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof to receive the following consideration:

        (a)  that number of shares of Parent Common Stock equal to (i) (A) the number of shares of Company Common Stock subject to the Company Stock Option (x) multiplied by the Company Common Stock Value as calculated in Section 3.02(a) above (y) less the aggregate exercise price of all shares subject to the option, (B) multiplied by 0.65, and (ii) divided by the Parent Measuring Price; and

        (b)  that amount of cash equal to (i) (A) the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Company Common Stock Value as calculated in Section 3.02(a) above (B) less the aggregate exercise price of all shares subject to the option, (ii) multiplied by 0.35.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01.    Forbearances of the Company    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, the Company will not, and will not permit Marathon Bank to:

        (a)    Ordinary Course.    Conduct the business of the Company or of Marathon Bank other than in the ordinary and usual course or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of the Company, Marathon Bank, Parent or any Subsidiaries of Parent to perform any of their obligations on a timely basis under this Agreement, or take any action that could be expected to have a Material Adverse Effect on the Company or on Marathon Bank.

        (b)    Capital Stock.    Other than pursuant to the Rights set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

        (c)    Dividends; Etc.    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (d)    Compensation; Employment Agreements; Etc.    Enter into, renew, make any new grants of awards under, amend or otherwise modify any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or Marathon Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Disclosure Schedule or (iv) for grants of awards to newly hired employees consistent with past practice.

        (e)    Hiring.    Hire any person as an employee of the Company or its Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(e) of the Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or its Subsidiary, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

        (f)    Benefit Plans.    Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(f) of the Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or Marathon Bank or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

        (g)    Dispositions.    Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to the Company or Marathon Bank.

        (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or Marathon Bank.

        (i)    Capital Expenditures.    Except as set forth in Schedule 4.01(i) of the Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $20,000 individually or $100,000 in the aggregate.

        (j)    Governing Documents.    Amend the Company Articles or Company By-Laws or the equivalent organizational documents of Marathon Bank.

        (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

        (l)    Contracts.    Except as set forth in Schedule 4.01(l) of the Disclosure Schedule enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

        (m)    Claims.    Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company or Marathon Bank is or becomes a party on or after the date of this Agreement, which settlement, agreement or action involves payment by the Company or Marathon Bank of an amount, individually or for all such settlements, that exceeds $50,000 and/or would impose any material restriction on the business of Marathon Bank or create precedent for claims that are reasonably likely to be material to the Company or Marathon Bank.

        (n)    Adverse Actions.    Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

        (o)    Risk Management.    Except as required by applicable law or regulation or the Federal Reserve Board or OCC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

        (p)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

        (q)    Loans.    Make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $750,000 without submitting complete loan package information to the chief credit officer of Parent for review with a right of comment at least two full Business Days prior to taking such action.

        (r)    Investments.    (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company or Marathon Bank may purchase investment securities if, within five Business Days after the Company or Marathon Bank requests in writing (which shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to the making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

        (s)    Taxes.    Settle any material audit, make or change any material tax election, file any amended Tax Return, take any action which would have a Material Adverse Effect on the tax position of the Company, Marathon Bank or their respective successors after the Merger or take any other action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

        (t)    Commitments.    Agree or commit to do any of the foregoing.

        4.02.    Forbearances of Parent    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

        (a)    Ordinary Course.    Take any action reasonably likely to have an adverse effect on Parent's ability to perform any of its material obligations under this Agreement.

        (b)    Adverse Actions.    Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

        (c)    Commitments.    Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01.    Disclosure Schedules    At least three Business Days prior to the date hereof, the Company shall have delivered to Parent a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence could not reasonably be expected to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

        5.02.    Standard    No representation or warranty of the Company or Parent contained in Section 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03.    Representations and Warranties of the Company    Subject to Sections 5.01 and 5.02 and except as set forth in the corresponding sections or subsections of the Disclosure Schedule, the Company hereby represents and warrants to Parent:

        (a)    Organization, Standing and Authority.    The Company is a corporation duly organized and validly existing under the laws of the state of California. Marathon Bank is a national banking association, chartered by the OCC, is a member of the Federal Reserve System and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. The Company is duly qualified to do business and is in good standing in the State of California and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has made available to Parent a complete and correct copy of the Company's articles of incorporation and by-laws, each as amended to date.

        (b)    Company Capital Stock.    The authorized capital stock of the Company consists solely of 9,000,000 shares of Company Common Stock, of which 3,853,019 shares are issued and outstanding, and 1,000,000 shares of Company Preferred Stock of which no shares are issued and outstanding. No shares of the Company Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). No more than 487,253 shares of Company Common Stock are issuable upon exercise of Company Stock Options or other Rights. There are up to an additional 265,393 shares of Company Common Stock available for issuance under the Company Stock Option Plan. Schedule 5.03(b) of the Disclosure Schedule sets forth for each Company Stock Option and each other Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date of such Right, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code if such Right is a Company Stock Option, the number of shares of Company Common Stock subject to such Right, the number and type of shares subject to such Rights that are currently exercisable and the exercise price per share. Except as set forth above, there are no shares of

Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement.

        (c)    Subsidiaries.    The Company's only Subsidiary is Marathon Bank, a national banking association. The Company owns all the issued and outstanding equity securities of Marathon Bank. No equity securities of Marathon Bank are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which Marathon Bank is or may be bound to sell or otherwise transfer any equity securities of Marathon Bank. There are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities. All the equity securities of Marathon Bank held by the Company are fully paid, nonassessable (except as provided in 12 U.S.C. §55) and owned by the Company free and clear of any Liens.

            (i)  Except as set forth in Schedule 5.03(c)(i), the Company does not own, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, other than those of Marathon Bank.

          (ii)  Marathon Bank has been duly organized and is validly existing in good standing under the laws of the United States, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

        (d)    Corporate Power.    Each of the Company and Marathon Bank has all corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has all corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (e)    Corporate Authority.    The Company's board of directors, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. The Company has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board has received the written opinion of Wedbush Morgan Securities to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

        (f)    Regulatory Approvals; No Violations.    (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board and the OCC, (B) filings with the SEC and state securities authorities and the approval of the principal terms of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock and (C) the filing of an executed agreement of merger substantially in the form of Exhibit D hereto (the "Agreement of Merger") with the California Secretary pursuant to the CCC. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.03(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Company or Marathon Bank or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g)    Financial Reports and SEC Documents; Material Adverse Effect.    (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2000 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Company's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Company and Marathon Bank as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Company and Marathon Bank for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements that will not be material in amount or effect.

          (ii)  The Company and Marathon Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (A) the Federal Reserve Board, (B) the OCC and (C) any other Regulatory Authority (collectively, the "Regulatory Filings"), and all other reports and statements required to be filed by them since December 31, 2000, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the Federal Reserve Board, the OCC, or any other Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

          (iii)  Since December 31, 2001, the Company and Marathon Bank have not incurred any liability other than in the ordinary course of business consistent with past practice.

          (iv)  Since December 31, 2001, (A) the Company and Marathon Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to the Company or Marathon Bank.

        (h)    Litigation.    Except as set forth in Section 5.03(h) of the Disclosure Schedule, no litigation, claim, action, suit, hearing, investigation or other proceeding before any court or Governmental Authority is pending against the Company or Marathon Bank and, to the Company's Knowledge, no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i)    Regulatory Matters.    (i) Neither the Company, Marathon Bank nor any of the Company's or Marathon Bank's property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC) or the supervision or regulation of it (collectively, the "Regulatory Authorities"). The Company and Marathon Bank have paid all assessments made or imposed by any Regulatory Authority.

          (ii)  The Company and Marathon Bank have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (j)    Compliance With Laws.    The Company and Marathon Bank:

            (i)  are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all fair lending laws and other laws relating to discriminatory business practices;

          (ii)  have adopted such procedures and policies as are, in the reasonable judgment of Company management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Knowledge of the Company or Marathon Bank, are in such compliance;

          (iii)  have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's or Marathon Bank's Knowledge, no suspension or cancellation of any of them is threatened; and

          (iv)  have received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that the Company or Marathon Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's or Marathon Bank's knowledge, do any grounds for any of the foregoing exist).

        (k)    Material Contracts; Defaults.    Neither the Company nor Marathon Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K with respect to such entity or (ii) that materially restricts the conduct of business by the Company or by Marathon Bank. Neither the Company nor Marathon Bank is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or by Marathon Bank is currently outstanding. Schedule 5.03(k) of the Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company is a party as a result of the transactions contemplated hereby.

        (l)    No Brokers.    Except for the fees and related costs paid to Wedbush Morgan Securities, no action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

        (m)    Employee Benefit Plans.    (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and Marathon Bank (the "Employees") and current or former directors of the Company and Marathon Bank including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are set forth in Schedule 5.03(m) to the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

          (ii)  All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and neither the Company nor Marathon Bank is aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Benefit Plans. Neither the Company nor Marathon Bank has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or Marathon Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company or Marathon Bank, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor Marathon Bank has incurred, nor do they expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor Marathon Bank has provided, nor is either of them required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

          (vi)  Neither the Company nor Marathon Bank has any obligations for retiree health and life benefits under any Benefit Plan. The Company and Marathon Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

        (vii)  Except as set forth in Section 5.03(m) to the Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or Marathon Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        (n)    Labor Matters.    Neither the Company nor Marathon Bank is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either the Company or Marathon Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or Marathon Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to the Company's or Marathon Bank's Knowledge, threatened, nor is the Company or Marathon Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        (o)    Environmental Matters.    (i) The Company and Marathon Bank have complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by the Company or Marathon Bank, or any property in which the Company or Marathon Bank has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) the Company or Marathon Bank could not be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) the Company or Marathon Bank is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company or Marathon Bank has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) the Company or Marathon Bank is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or Marathon Bank, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or Marathon Bank, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or Marathon Bank, and any currently or formerly owned or operated property or any Company Loan Property.

        As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

        (p)    Tax Matters.    (i)(A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or Marathon Bank.

          (ii)  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company for each of the three most recent fiscal years ended on or before December 31, 2001.

          (iii)  Neither the Company nor Marathon Bank has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

          (iv)  Neither the Company nor Marathon Bank is a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person.

          (v)  No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or Marathon Bank.

          (vi)  As of the date hereof, neither the Company nor Marathon Bank has reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (vii)  (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement and (B) all Taxes that the Company or Marathon Bank is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

        (q)    Risk Management Instruments.    Neither the Company nor Marathon Bank is a party nor has either agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") and neither the Company nor Marathon Bank owns any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are reasonably likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

        (r)    Books and Records.    The books and records of the Company and Marathon Bank have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and Marathon Bank.

        (s)    Insurance.    Schedule 5.03(s) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by the Company and Marathon Bank ("Insurance Policies"). The Company and Marathon Bank are insured with reputable insurers against such risks and in such amounts as the management of the Company and Marathon Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and Marathon Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

        (t)    Allowance For Loan Losses.    Marathon Bank's Allowance for Loan Losses ("ALL") is, and shall be as of the Effective Date, in compliance with Marathon Bank's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

        (u)    Trust Business.    Neither the Company nor Marathon Bank serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

        (v)    Transactions With Affiliates.    Neither the Company nor Marathon Bank has transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

        (w)    Real Property.    (i) Schedule 5.03(w) to the Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased or subleased in whole or in part by the Company or Marathon Bank and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.

          (ii)  Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or Marathon Bank or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or Marathon Bank the foregoing representation is based on the Knowledge of the Company and Marathon Bank.

        (x)    Title.    The Company and Marathon Bank have good title to their properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company's call report dated as of and for the year ended December 31, 2001 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

        5.04.    Representations and Warranties of Parent    Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:

        (a)    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of California. Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (b)    Parent Stock.    (i) As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which no more than 7,637,960 shares are outstanding as of the date hereof, and 5,000,000 shares of Parent Preferred Stock, of which no shares are outstanding as of the date hereof.

          (ii)  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right. The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger will be issued (x) pursuant to an effective registration statement or applicable exemption under the Securities Act and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.

        (c)    Subsidiaries.    Each of Parent's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. Each of Parent's Significant

Subsidiaries is duly licensed by the OCC, and their deposits are insured by the Bank Insurance Fund in the manner and to the fullest extent provided by law.

        (d)    Corporate Power.    Parent and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Parent has the corporate power and authority to execute, deliver and perform its obligations to consummate the transactions contemplated thereby.

        (e)    Corporate Authority.    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    Regulatory Approvals; No Violations.    (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board and the OCC, as may be required, (B) filings with the SEC and state securities authorities, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Parent Common Stock in the Merger and (E) the filing of the Agreement of Merger with the California Secretary pursuant to the CCC. As of the date hereof, Parent does not have knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii)  Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g)    Financial Reports and SEC Documents; Material Adverse Effect.    (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2000 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements that will not be material in amount or effect.

          (ii)  Since December 31, 2001, Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), would reasonably be expected to have a Material Adverse Effect with respect to Parent or its Subsidiaries.

        (h)    Litigation.    No material litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's Knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i)    No Brokers.    Except for a fee paid to Castle Creek Capital LLC, no action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

        (j)    Regulatory Matters.    (i) Neither Parent nor any of Parent's property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. Parent has paid all assessments made or imposed by any Regulatory Authority.

          (ii)  Parent has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (k)    Tax Matters.

            (i)  (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to Parent, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the Tax Returns referred to in clause (A) are currently pending and (F) no waivers of statues of limitation have been given by or requested with respect to any Taxes of Parent.

          (ii)  Parent does not have any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

          (iii)  As of the date hereof, Parent does not have reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI

COVENANTS

        6.01.    Reasonable Best Efforts    Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02.    Shareholder Approval    The Company agrees to take, in accordance with applicable law and the Company Articles and Company By-Laws, all action necessary to convene as soon as practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by the Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"), in each case within 45 calendar days after delivery of the Proxy Statement as defined in Section 6.03. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. Subject to fiduciary obligations under applicable law, the Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.

        6.03.    Registration Statement    (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its Knowledge of and access to the information required for said documents, and the Company shall have the right to review such Registration Statement not less than five days prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel, financial advisor and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof. Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

        (b)  Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Proxy Statement and any amendment or supplement thereto shall not, at the date of mailing to shareholders and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

        (c)  Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04.    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

        6.05.    Access; Information.    (a) Each party agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as such party may reasonably request and, during such period, it shall, as promptly as is reasonably practicable, furnish to the other party all information concerning its business, properties and personnel as such party may reasonably request.

        (b)  Without limiting the generality of Section 6.05(a), prior to the Effective Time, each party and its respective representatives shall have the right, subject to the notice provision set forth in Section 6.05(a), to conduct a review to determine (i) that the assets, books, records and operations of the other party are in satisfactory condition and will not in a material way adversely impact such party after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

        (c)  The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

        (d)  Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

        6.06.    Affiliates.    The Company shall cooperate with Parent to identify those Persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (such Persons being "Company Affiliates"). The Company shall use its reasonable best efforts to cause each Person so identified to deliver to Parent, prior to the shareholders' meeting of the Company, a written agreement (which agreement shall be substantially in the form of Exhibit C). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

        6.07.    Stock De-listing.    The Company shall cooperate with Parent to cause the shares of Company Common Stock to be removed from the Over the Counter Bulletin Board and de-registered under the Exchange Act as soon as practicable following the Effective Time.

        6.08.    Acquisition Proposals.    The Company agrees that its officers or directors shall not, and that it shall direct and use its best efforts to cause Marathon Bank and Marathon Bank's employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities, of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor Marathon Bank nor any of their respective officers and directors shall, and that the Company shall direct and use its reasonable best efforts to cause Marathon Bank and Marathon Bank's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

        6.09.    Certain Policies.    Prior to the Effective Date, the Company and Marathon Bank shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such action shall in itself be a breach under Section 8.01(b) of this Agreement.

        6.10.    Nasdaq Listing.    Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on Nasdaq the shares of Parent Common Stock to be issued to the holders of Company Common Stock in the Merger.

        6.11.    Regulatory Applications.    (a) Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement; and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 days after the date hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

        6.12.    Indemnification.    (a) Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company and its Subsidiary (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the CCC, the Company Articles and the Company By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under the CCC, the Company Articles and the Company By-Laws shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Party.

        (b)  For a period of three years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 150% of the current amount expended on an annual basis by the Company (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.12(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such insurance.

        (c)  Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.12(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

        (d)  If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.12.

        6.13.    Benefit Plans.    (a) From and after the Effective Time, Parent shall provide former employees of the Company or Marathon Bank who remain as employees of Parent or any of its Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Parent or its Subsidiaries, as the case may be. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company or Marathon Bank are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company or Marathon Bank to the same extent as such service was credited for such purpose by the Company or Marathon Bank. Nothing herein shall limit the ability of Parent to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

        (b)  If employees of the Company or Marathon Bank become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company or Marathon Bank, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

        (c)  For a period of six months after the Effective Time, Parent shall, at its sole expense, cause health insurance coverage to continue to be provided for each individual who is a Company director as of the time immediately prior to the Effective Time.

        (d)  Parent shall honor, and shall continue to be obligated to perform, in accordance with their terms, all employment or severance agreements, plans or policies of the Company that are identified in Schedule 6.13 hereto.

        6.14.    Non-Competition Agreements.    Each director of the Company, other than Craig D. Collette, who shall execute and deliver to Parent a Non-Solicitation Agreement in the form attached hereto as Exhibit E, shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent non-competition agreements substantially in the form of Exhibit B hereto.

        6.15.    Notification of Certain Matters.    Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.16.    Human Resources Issues.    The Company agrees to cooperate with Parent with respect to any formal meetings or interviews with one or more employees called or arranged by the Company and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with Parent given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow Parent a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

        6.17.    Assistance with Third-Party Agreements.    (a) The Company shall cooperate with and use all commercially reasonable efforts to assist Parent in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of the Company's leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Parent's timetable at or after the Effective Time of the Merger. The Company shall cooperate with Parent in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibition of Section 4.01(l) hereof.

        (b)  Without limiting Section 6.17(a), the Company shall use all reasonable efforts to provide data processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to Parent's production environment, when requested by Parent and sufficient to ensure that a successful conversion can occur at such time as Parent requests on or after the Effective Time of the Merger. Among other things, the Company shall:

            (i)  cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

          (ii)  use their commercially reasonable efforts to have the Company's outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

          (iii)  provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

          (iv)  provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

          (v)  to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by Parent.

          (vi)  Parent agrees that all actions taken pursuant to this Section 6.17 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.

        6.18.    Bank Merger.    The Company and Marathon Bank shall, at the request of Parent (i) take all necessary corporate and other action, to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all agreements and other documents necessary or desirable to permit the Bank Merger immediately following consummation of the Merger; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither the Company nor Marathon Bank shall take any action that would prevent performance of the Agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger; provided, however, that Parent and Parent Bank may at any time prior to the Effective Time of the Bank Merger change the method of effecting the combination of Parent Bank with Marathon Bank if and to the extent Parent or Parent Bank deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to the holders of the Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax-free treatment, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

        6.19.    Shareholder Agreements.    Each Shareholder, as a shareholder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this Agreement a Shareholder Agreement substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company Meeting and to certain representations and covenants.

        6.20.    Additional Agreements.    In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or Parent Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

        6.21.    Pre-Closing Adjustments.    At or before the Effective Time of the Merger, the Company and Marathon Bank shall make such accounting entries or adjustments, including additions to their ALL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company and Marathon Bank (including its review of the information provided to it pursuant to Sections 6.05 and 6.15) or in order to implement its plans following the closing of the transactions constituting the Merger and the Bank Merger (the "Closing") or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Parent, (iii) otherwise materially disadvantage the Company if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

        6.22.    Company Stock Options.    The Company shall take such actions as may be necessary such that immediately prior to the Effective Time, each Company Stock Option that is exercisable immediately prior to the Effective Time, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive the consideration set forth in Section 3.09. At the Effective Time, each option to purchase a share of Company Common Stock whether or not vested shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.

        6.23.    Tax Treatment of the Merger.    Parent and the Company intend that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. Each party will (and will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause the Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause the Agreement to fail to so qualify; and (iii) take the position for all purposes that the Agreement so qualifies.

        6.24.    Non-Solicitation Agreement.    Craig D. Collette shall execute and deliver to Parent simultaneously with the execution of this Agreement a Non-Solicitation Agreement substantially in the form of Exhibit E hereto.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

        (a)    Shareholder Approvals.    The principal terms of the Merger shall have been duly approved by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote.

        (b)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

        (c)    No Injunction; No Litigation.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement, and no litigation or proceeding shall be pending against Parent, Parent Bank or Company brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

        (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

        (e)    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

        7.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

        (a)    Representations and Warranties.    The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. The Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

        (b)    Performance of Obligations of Parent.    Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

        (c)    Opinion of Company's Counsel.    The Company shall have received the opinion of Jeffer, Mangels, Butler & Marmaro LLP, as special counsel to the Company, dated the Effective Date, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. In rendering its opinion, Jeffer, Mangels, Butler & Marmaro LLP may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by Parent that this opinion is only addressed to, and solely for the benefit of, the Company and not any successors or assigns.

        7.03.    Conditions to Obligation of Parent.    The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse

Effect on the Company. The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

        (b)    Disclosure Schedule.    The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03.

        (c)    Performance of Obligations of Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        (d)    Performance of Obligations of the Shareholders.    Parent shall have received Shareholder's Agreements executed and delivered by each Shareholder of the Company as contemplated by Section 6.19, each of which shall remain in full force and effect. The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements. If requested by Parent, Parent shall have received a certificate, dated the Effective Date, signed by each Shareholder to such effect with respect to such Shareholder.

        (e)    Shareholders' Equity and Reserves.    As of the last business day of the month immediately preceding the month of the Effective Date (the "Shareholders' Equity Measuring Date"), (i) the Adjusted Shareholders' Equity of the Company shall not be less than $12,000,000 on the Shareholders' Equity Measuring Date and (ii) the Company's ALL shall not be less than $1,050,000, in each case as determined in accordance with GAAP. For purposes of this Section 7.03(e), "Adjusted Shareholders' Equity" means the equity of the Company as set forth on the Closing Financial Statements (as defined in Section 7.03(f) below) (provided that gains or losses in the Company's securities portfolio between the date hereof and the Effective date shall not affect Adjusted Shareholders' Equity) plus the sum of (x) all amounts paid or accrued in connection with any actions taken pursuant to Section 6.21 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any rule or regulation of any Regulatory Authority, (y) all expenses of all attorneys, accountants, investment bankers and other advisers and agents for the Company for services rendered solely in connection with the transaction contemplated by this Agreement and (z) the aggregate amount paid by the Company, if any, in order to satisfy its obligation to cancel the Company Stock Options pursuant to Section 6.22.

        (f)    Closing Financial Statements.    At least five Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company's financial statements presenting the financial condition of the Company as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company's results of operations for the period January 1, 2002 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the sixth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company's chief financial officer, dated as of a date no earlier than two Business Days prior to the Effective Time of the Merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Parent in all material respects.

        (g)    Non-Competition Agreements.    Parent shall have received Non-Competition Agreements executed and delivered by each director of the Company as contemplated by Section 6.14, other than Craig D. Collette, who shall have executed and delivered to Parent a Non-Solicitation Agreement in the form attached hereto as Exhibit E, each of which shall remain in full force and effect.

        (h)    Consents.    The Company shall have obtained each of the material consents listed in Schedule 5.03 of the Disclosure Schedule and any material consents of the type required to be identified in Schedule 5.03 of the Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

        (i)    Transaction Expenses.    The Company shall exercise its commercially reasonable efforts to ensure that at least two Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents for the Company shall have submitted to the Company estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses for the transaction. At or prior to the Effective Time of the Merger the Company shall use its best efforts to (i) cause such advisors to submit their final bills for all material fees and expenses to the Company for services rendered, a copy of which the Company shall have caused to be delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses and (ii) accrue and paid the amount of such fees and expenses as calculated above, after Parent has been given an opportunity to review all such bills and calculation of such fees and expenses.

        (j)    Opinion of Parent's Counsel.    Parent shall have received the opinion of Sullivan & Cromwell, as counsel to Parent, dated the Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by the Company that this opinion is only addressed to, and solely for the benefit of, Parent.

ARTICLE VIII

TERMINATION

        8.01.    Termination.    This Agreement may be terminated, and the Merger may be abandoned:

        (a)    Mutual Consent.    At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b)    Breach.    At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by the Company or Parent, respectively, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by the Company or Parent, respectively, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by Parent, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder

Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

        (c)    Delay.    At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by November 30, 2002 except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) such party, (ii) Parent Bank or Marathon Bank (if Parent or the Company, respectively, is the party seeking to terminate) or (iii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

        (d)    No Approval.    By the Company or Parent, if the respective Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.

        (e)    Acquisition Proposal.    By Parent, if (i) the Company shall have exercised a right specified in the provision set forth in Section 6.08 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 10 Business Days after the date of receipt of such Acquisition Proposal; or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and the Company shall not have rejected such proposal within 10 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, if earlier.

        (f)    Failure to Recommend.    At any time prior to the Company Meeting, by Parent if the Company shall have breached Section 6.08 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

        (g)    Decline in Parent Common Stock Price.    By the Company, if (1) there has been a significant decline in the price of Parent Common Stock, measured as the average closing price of Parent Common Stock on the Nasdaq over the fifteen consecutive day trading period ending on the third Business Day prior to the Company Meeting (the "Parent Measuring Price"), (2) such decline is not proportionate relative to the Nasdaq Bank Index (symbol: IXBK) (the "Index"), (3) the Company delivers written notice to Parent of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event and (4) Parent and the Company do not elect to pursue a Decline Adjustment as set forth below; provided, however, that, if Parent effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Parent Measuring Price is determined, the provisions of this Section 8.01(g) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of the Company. For purposes hereof, the following terms have the following meanings:

            (i)  "Initial Index" shall mean the Index on the trading day immediately preceding the public announcement of this Agreement.

          (ii)  "Final Index" shall mean the average of the Index for the fifteen consecutive trading days ending on the third Business Day prior to the Company Meeting.

          (iii)  A "significant decline" shall be deemed to have occurred if the Parent Measuring Price is less than $19.50.

          (iv)  A decline is not "proportionate relative to the Index" if the quotient obtained by dividing the Parent Measuring Price by 23.30 is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting 0.15 from the quotient.

Notwithstanding any decline in the price of Parent Common Stock, as set forth in this Section 8.01(g), the Company shall not terminate this Agreement pursuant to this Section 8.01(g) if Parent and the Company elect to adjust the consideration to be paid to Company shareholders (a "Decline Adjustment") such that each share of Company Common Stock will be converted into, exchangeable for and represent a right to receive, in proportions agreed upon by Parent and the Company, cash and/or shares of Parent Common Stock (valued as of the Closing Price) in an amount sufficient so that the value of Parent Common Stock, or combination of cash and Parent Common Stock, received will at least equal the amount of consideration a holder of Company Common Stock would receive for a Stock Election or Combination Stock Election had the Parent Measuring Price been $19.50.

        8.02.    Effect of Termination and Abandonment.    (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsection (b) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) any other provision of this Agreement which expressly survives the termination of this Agreement.

        (b)  In the event this Agreement is terminated by Parent pursuant to Section 8.01(e) or (f), the Company shall pay to Parent a termination fee, representing liquidated damages, of $750,000 (the "Termination Fee"). In the event this Agreement is terminated by Parent or by the Company pursuant to Section 8.01(c) (provided that the non-terminating party was not entitled at such time to terminate this Agreement under any paragraph of Section 8.01), the non-terminating party shall pay the Termination Fee to the terminating party. The payment of the Termination Fee shall be the sole and exclusive remedy available to a party with respect to the breach of any covenant or agreement giving rise to such a payment.

        (c)  Any Termination Fee that becomes payable to a party pursuant to this Section 8.02 shall be paid by wire transfer of immediately available funds to an account designated by such party either if this Agreement is terminated by a party and the termination meets the conditions set forth in this Section 8.02 at or prior to such termination by the party.

        (d)  The Company and Parent agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Parent and the Company would not have entered into this Agreement, and that such amounts do not constitute a penalty. If a party fails to pay the other party the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, such party shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.

ARTICLE IX

MISCELLANEOUS

        9.01.    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.12, 6.13 and 6.17 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(d), 8.02 and this Article IX which shall survive any such termination).

        9.02.    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

        9.03.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

        9.04.    Governing Law, Jurisdiction and Venue.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

        9.05.    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

        9.06.    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

  If to the Company to:

    Marathon Bancorp
    11150 West Olympic Boulevard
    Los Angeles, California 90064
    Attention: Craig Collette
    Telephone: (310) 996-9100
    Facsimile: (310) 996-9892

  With copies to:

    Jeffer Mangels Butler & Marmaro LLP
    2121 Avenue of the Stars, 10th Floor
    Los Angeles, California 90067
    Attention: Robert E. Braun
    Telephone: (310) 203-8080
    Facsimile: (310) 203-0567

    After August 1, 2002:

    1900 Avenue of the Stars, 7th Floor
    Los Angeles, California 90067
    Attention: Robert E. Braun
    Telephone: (310) 203-8080
    Facsimile: (310) 203-0567

  If to Parent to:

    First Community Bancorp
    275 North Brea Boulevard
    Brea, California 92821
    Attention: Lynn M. Hopkins
    Telephone: (714) 674-5330
    Facsimile: (714) 674-5381

  With a copy to:

    Sullivan & Cromwell
    1888 Century Park East, Suite 2100
    Los Angeles, California 90067-1725
    Attention: Stanley F. Farrar
    Telephone: (310) 712-6600
    Facsimile: (310) 712-8800

        9.07.    Entire Understanding; No Third Party Beneficiaries.    This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements and the Non-Competition Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Non-Competition Agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08.    Effect.    No provision of this Agreement shall be construed to require the Company, Parent or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

        9.09.    Severability.    Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.10.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCORP

By:	/s/ MATTHEW P. WAGNER
	Name:	Matthew P. Wagner
	Title:	President and Chief Executive Officer

MARATHON BANCORP

By:	/s/ CRAIG COLLETTE
	Name:	Craig Collette
	Title:	President and Chief Executive Officer

APPENDIX B

May 9, 2002

Board of Directors
Marathon Bancorp
11150 West Olympic Boulevard
Los Angeles, California 90064

Lady and Gentlemen:

        We understand that Marathon Bancorp (the "Company") and First Community Bancorp ("Parent") have entered into an Agreement and Plan of Merger dated as of May    , 2002 (the "Merger Agreement"), pursuant to which the Company will be merged with and into Parent (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of the Company, we understand that, subject to the exercise of dissenters' rights, each outstanding share of the common stock, no par value, of the Company ("Company Common Stock") is to be converted into the right to receive, at the election of the holder thereof, either (i) cash in an amount equal to the Company Common Stock Value, or (ii) a number of shares of common stock of Parent (the "Parent Common Stock") equal to the Company Common Stock Value divided by the Parent Measuring Price. The terms Company Common Stock Value and Parent Measuring Price are defined in the Merger Agreement. The relative amount and proportion of cash and/or shares of Parent Common Stock elected by any holder of Company Common Stock is subject to adjustment and/or proration under certain circumstances set forth in the Merger Agreement. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

        You have asked us whether, in our opinion, as of the date hereof, the consideration to be received by the holders of Company Common Stock as provided in the Merger Agreement (the "Merger Consideration") is fair to such holders from a financial point of view.

        Wedbush Morgan Securities is an investment banking firm and member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes.

        For purposes of this opinion and in connection with our review of the Merger, we have, among other things: (1) reviewed the Merger Agreement, (2) reviewed certain publicly available business and financial information relating to the Company and Parent that we deem to be relevant, (3) reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data relating to strategic implications and operational benefits anticipated to result from the Merger, furnished to us by the Company and Parent, (4) reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of the Company and Parent, (5) reviewed certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company or Parent, (6) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger, and (7) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel. In addition, we have held discussions with the managements of the Company and Parent concerning their views as to the financial and other information described above and the potential cost savings, operating synergies, revenue enhancements and strategic benefits expected to result from the Merger. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

B-1

Board of Directors Marathon Bancorp	May 9, 2002 Page 2 of 2

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by us or publicly available, and we have not assumed any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by us, we have been advised by the managements of the Company and Parent that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Parent as to the expected future financial performance of the Company and Parent and the strategic implications and operational benefits anticipated from the Merger, and we have assumed that, after the Merger, Parent and its subsidiaries will perform substantially in accordance with such projections. We further relied on the assurances of managements of the Company and Parent that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In particular, we were provided with and relied upon a schedule provided by Parent of estimated synergies and related cost savings that Parent expects to achieve as a result of the Merger and of Parent's proposed acquisitions of First National Bank of San Diego and Upland Bank (the "Other Proposed Acquisitions"). We have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets, of the Company, Parent or any of the companies involved in the Other Proposed Acquisitions. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company, Parent and the companies involved in the Other Proposed Acquisitions are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files relating to the Company, Parent or any of the companies involved in the Other Proposed Acquisitions.

        Our opinion as expressed below relates to the relative values of the Company and Parent and does not imply any conclusion as to what the value of Parent Common Stock actually will be, if and when issued pursuant to the Merger Agreement or pursuant to the Other Proposed Acquisitions, or the price at which such stock will trade following the consummation of the Merger or the Other Proposed Acquisitions. Our opinion does not address the underlying business decision of the Company to enter into the Merger Agreement or complete the Merger. In addition, there is no assurance that the Other Proposed Acquisitions will be consummated.

        Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

        We have acted as financial advisor to the Company and have received a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the ordinary course of our business, we and our affiliates may actively trade the common stock of the Company and Parent for our own account and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in the common stock of the Company or Parent.

        This opinion is for the benefit and use of the members of the Board of Directors of the Company in connection with their evaluation of the Merger and does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger. This opinion may not be used for any other purpose without our prior written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,
WEDBUSH MORGAN SECURITIES INC.

B-2

APPENDIX C

Excerpt from the California General Corporation Law Concerning Dissenters' Rights

CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. DISSENTERS' RIGHTS

        §1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

          (a)  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

          (b)  As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

            1)    Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

            2)    Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

            3)    Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

            4)    Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c)  As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

        §1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

          (a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b)  Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

        §1302. Submission of share certificates for endorsement; uncertificated securities

          (a)  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

        §1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

          (a)  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

        §1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

          (a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

        §1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

          (a)  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b)  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c)  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d)  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e)  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

        §1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

        §1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

        §1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

        §1309. Termination of dissenting share and shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a)  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b)  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c)  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d)  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

        §1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

        §1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

        §1312. Right of dissenting shareholders to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

          (a)  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

APPENDIX D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-KSB

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
(Fee required)
For the fiscal year ended December 31, 2001
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
(No fee required)
Commission file number 0-12510

MARATHON BANCORP
(Name of small business issuer in its charter)

California (State or other jurisdiction of incorporation or origination)	95-3770539 (I.R.S. Employer Identification No.)
11150 West Olympic Boulevard, Los Angeles, California (Address of principal executive offices)	90064 (Zip Code)

Issuer's telephone number: (310) 996-9100

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, no par value
(Title of Class)

        Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☐

        State issuer's revenues for its most recent fiscal year $7,585,000.

        State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of March 12, 2002. The amount is $12,497587. Solely for the purpose of this calculation, all directors and officers are regarded as affiliates.

        As of March 12, 2002, there were 3,852,819 shares of no par common Stock issued and outstanding.

PART I

ITEM 1. BUSINESS

General

        Marathon Bancorp (the Company) is a California corporation organized on October 12, 1982, and, as a bank holding company, is subject to the Bank Holding Company Act of 1956, as amended (the BHC Act). The Company commenced business on August 29, 1983 when the Company acquired all of the issued and outstanding shares of Marathon National Bank (the Bank), which is the sole active subsidiary of the Company and its principal asset. The Company has not engaged in any other activities to the date of this filing. All references herein to the Company include the Bank, unless the context requires otherwise.

The Bank

        The Bank was organized on November 8, 1982 as a national banking association. The application to organize the Bank was accepted for filing by the Office of the Comptroller of the Currency (the Comptroller) on March 11, 1982, and preliminary approval was granted on September 8, 1982. On August 29, 1983, the Bank received from the Comptroller a Certificate of Authority to Commence the Business of Banking. The Bank is a member of the Federal Reserve System, and its deposits are insured under the Federal Deposit Insurance Act to the extent of applicable limits.

        The Bank is located at 11150 West Olympic Boulevard, Los Angeles, California with a loan production office in Woodland Hills, California. The Bank's primary marketing area rests principally within the counties of Los Angeles (including the San Fernando Valley and South Bay areas) and Orange. The Bank markets its services mainly to commercial and wholesale businesses, professionals and discerning individuals living or working in the west Los Angeles area.

Bank Services

        The Bank offers a wide range of commercial banking services to individuals, businesses and professional firms located in its primary marketing area. These services include personal and business checking, interest-bearing money market, savings accounts (including interest-bearing negotiable order of withdrawal accounts) and time certificates of deposit. The Bank also offers cash management services, ACH origination, night depository bank by mail services, as well as traveler's checks (issued by an independent entity) and cashier's checks. The Bank acts as an authorized depository for deposits of the U.S. Bankruptcy Court for the Southern, Central and Northern districts of California. The Bank also acts as a merchant depository for cardholder drafts under both VISA and MasterCard (through third party servicers). In addition, the Bank provides note and collection services and direct deposit of social security and other government checks.

        The Bank engages in a full complement of lending activities, including revolving lines of credit, working capital and accounts receivable financing, short term real estate construction financing, mortgage loans and consumer installment loans, with particular emphasis on short and medium term obligations. Additionally, the Bank has become an active Small business Administration (SBA) lender. The Bank's commercial lending activities are directed principally toward small to medium sized businesses, wholesalers, light manufacturing concerns and professional firms. The Bank's consumer lending activities include loans for automobiles, recreational vehicles, home improvements and other personal needs.

Competition

        The banking and financial services industry in California generally, and in the Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Bank competes for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services that the Bank does not offer directly. In addition, recent federal legislation may have the effect of further increasing the pace of consolidation within the financial services industry. See "Item 1. Business—Supervision and Regulation—Financial Services Modernization Legislation."

        In addition, the enactment of interstate banking legislation in California makes it easier for bank holding companies with headquarters outside of California to enter the California market, presenting an additional source of competition for the Bank. Many of the major commercial banks operating in the Bank's market areas offer certain services that the Bank does not offer directly. In addition, banks with greater capitalization have larger lending limits and are thereby able to serve larger borrowing customers. The Company competes for loan and deposit business by providing innovative and responsive service to its customers.

Economic Conditions, Government Policies, Legislation, and Regulation

        The Bank's profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by the Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by the Bank on its interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, comprise the major portion of the Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of the Company and the Bank, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on the Company and the Bank cannot be predicted.

        The business of the Company and The Bank is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on the Company and the Bank of any future changes in monetary and fiscal policies cannot be predicted.

        From time to time, legislation, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the U.S. Congress, in the state legislatures, and before various regulatory agencies. This legislation may change banking statutes and the operating environment of the Company and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the Competitive balance among banks, savings associations, credit unions, and other financial institutions. The Company cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of the Company or any of its subsidiaries. See "Item 1. Business—Supervision and Regulation."

  Supervision and Regulation

  General

        Bank holding companies and banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of stockholders of the Company. Set forth below is a summary description of the material laws and regulations which relate to the operations of the Company and the Bank. The description is qualified in its entirety by reference to the applicable laws and regulations.

  Marathon Bancorp

        Marathon Bancorp, as a registered bank holding company, is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company is required to file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of the Company and its subsidiaries.

        The Federal Reserve Board may require that the Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including the authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

        Further, the Company is required by the Federal Reserve Board to maintain certain levels of capital. Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject. See part II, Item 7, Note K for the Banks capital ratio requirements and current ratios.

        The Company is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of the Company and another bank holding company.

        The Company is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to its subsidiaries. However, the Company, subject to the prior approval of the Federal Reserve Board, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

        Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

        The Company is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, the Company and its subsidiaries are subject to examination by, and may be required to file reports with, the California Department of Financial Institutions.

        The Company's securities are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, the Company is subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Exchange Act.

        The Bank, as a national banking association, is subject to primary supervision, examination, and regulation by the Office of the Comptroller of the Currency (the "Comptroller"). To a lesser extent, the Bank is also subject to regulations of the Federal Deposit Insurance Corporation ("FDIC") as administrator of the Bank Insurance Fund ("BIF") and the Federal Reserve Board. If, as a result of an examination of the Bank, the Comptroller should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the Comptroller. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate the Bank's deposit insurance in the absence of action by the Comptroller and upon a finding that the Bank is in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

        Various requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal and California statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers.

  Financial Services Modernization Legislation

        General.    On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the "Financial Services Modernization Act"). The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and Section 32, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHCA framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company

        The law also:

  •
  Broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

  •
  Provides an enhanced framework for protecting the privacy of consumer information;

  •
  Adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

  •
  Modifies the laws governing the implementation of the Community Reinvestment Act; and

  •
  Addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

        The Company and the Bank do not believe that the Financial Services Modernization Act will have a material adverse effect on operations in the near-term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that the Company and the Bank face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the Company and the Bank.

        Expanded Bank Activities    The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a financial holding company. Financial activities include all activities permitted under new sections of the BHCA or permitted by regulation.

        A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized," "well-managed" and in compliance with the Community Reinvestment Act. The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the Bank's assets. The Bank must also have policies and procedures to assess financial subsidiary risk and protect the Bank from such risks and potential liabilities.

        Privacy.    Under the Financial Services Modernization Act, federal banking regulators are required to adopt rules that will limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations will require disclosure of privacy policies to consumers and, in some circumstances, will allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. Federal banking regulators issued final rules on May 10, 2000. Pursuant to these rules, financial institutions must provide:

  •
  initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates;

  •
  annual notices of their privacy policies to current customers; and

  •
  a reasonable method for customers to "opt out" of disclosures to nonaffiliated third parties.

        The rules were effective November 13, 2000, but compliance is optional until July 1, 2001. These privacy provisions will affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. The Company implemented the privacy provisions in early 2001 and there has not been an impact to the financial condition or operating results of the Company.

        Safeguarding Confidential Customer Information.    In January 2000, the banking agencies adopted guidelines requiring financial institutions to establish an information security program to:

  •
  identify and assess the risks that may threaten customer information;

  •
  develop a written plan containing policies and procedures to manage and control these risks;

  •
  implement and test the plan; and

  •
  adjust the plan on a continuing basis to account for changes in technology, the sensitivity of customer information, and internal or external threats to information security.

        Each institution may implement a security program appropriate to its size and complexity and the nature and scope of its operations.

        The guidelines outline specific security measures that institutions should consider in implementing a security program. A financial institution must adopt those security measures determined to be appropriate. The guidelines require the board of directors to oversee an institution's efforts to develop, implement, and maintain an effective information security program and approve written information security policies and programs. The guidelines were effective July 1, 2001. The Company implemented an effective information security program in the second quarter of 2001.

  Dividends and Other Transfers of Funds

        Dividends from the Bank are a source of income to the Company The Company is a legal entity separate and distinct from the Bank. The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. Under such restrictions, the Bank could pay a dividend to the Company at December 31, 2001 of $20,072. In addition, the California Department of Financial Institutions and the Federal Reserve Board have the authority to prohibit the Bank from paying dividends, depending upon the Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

        The FDIC and the Comptroller also have authority to prohibit the Bank from engaging in activities that, in the FDIC's and Comptroller's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the Bank in question and other factors, that the FDIC and the Comptroller could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC and the Comptroller and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank or the Company may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. See "—Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" for a discussion of these additional restrictions on capital distributions.

        The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of the Company or other affiliates. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in the Company or to or in any other affiliate are limited, individually, to 10.0% of the Bank's capital and surplus (as defined by federal regulations), and such secured loans and investments are limited, in the aggregate, to 20.0% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving the Company and other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See "Item 1. Business—Supervision and Regulation—Prompt Corrective Action and Other Enforcement Mechanisms."

  Capital Standards

        The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk federal banking agencies, to 100% for assets with relatively high credit risk.

        The guidelines require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

        See Part II, Item 7, Note K for the Bank's capital ratio requirements and current ratios as of December 31, 2001.

        The federal banking regulators may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, a financial institution experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength when evaluating proposals for expansion or new activities.

  Proposed Capital Requirements for Community Institutions

        In November 2000 the federal bank and thrift regulatory agencies requested public comment on an advance notice of proposed rulemaking that considers the establishment of a simplified regulatory capital framework for non-complex institutions.

        In the proposal, the agencies suggested criteria that could be used to determine eligibility for a simplified capital framework, such as the nature of a bank's activities, its asset size and its risk profile. In the advance notice, the agencies seek comment on possible minimum regulatory capital requirements for non-complex institutions, including a simplified risk-based ratio, a simple leverage ratio, or a leverage ratio modified to incorporate certain off-balance sheet exposures.

        The advance notice solicits public comment on the agencies' preliminary views. Comments are due on the proposal on February 1, 2001. Given the preliminary nature of the proposal, it is not possible to predict its impact on the Bank at this time.

  Prompt Corrective Action and Other Enforcement Mechanisms

        Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 2001, the Bank and the Company exceeded the required ratios for classification as "well capitalized."

        An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

        In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

  Safety and Soundness Standards

        The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

  Premiums for Deposit Insurance

        Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of the Company's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

        FDIC-insured depository institutions pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund ("SAIF").

        The assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the assessment rate could have a material adverse effect on the Company's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance of the Company's subsidiary depository institution could have a material adverse effect on the Company's earnings, depending on the collective size of the particular institution involved.

        All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the third quarter of 2000 at approximately $.021 per $100 annually for assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC's insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

  Interstate Banking and Branching

        The BHCA permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. The Bank has the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

  Community Reinvestment Act and Fair Lending Developments

        The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities. In December 2000, the federal banking agencies established annual reporting and public disclosure requirements for certain written agreements that are entered into between insured depository institutions or their affiliates and nongovernmental entities or persons that are made pursuant to, or in connection with, the fulfillment of the CRA.

        A bank's compliance with its CRA obligations is based a performance-based evaluation system which bases CRA ratings on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal

Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. Based on an examination conducted June 22, 1998, the Bank was rated satisfactory in complying with its CRA obligations.

  Accounting Changes

        In June 2001, the FASB issued SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," effective starting with fiscal years beginning after December 15, 2001. This Statement establishes new accounting standards for goodwill and continues to require the recognition of goodwill as an asset but does not permit amortization of goodwill as previously required by the APB Opinion No. 17. The Statement also establishes a new method of testing goodwill for impairment. It requires goodwill to be separately tested for impairment at a reporting unit level. The amount of goodwill determined to be impaired would be expensed to current operations. Management believes that the adoption of the statement will not have a material effect on the Bank's financial statements.

  Employees

        At December 31, 2001, the Company employed 36 personnel.

Statistical Disclosure

        The following tables and data set forth, for the respective years indicated, selected statistical information relating to the Company.

        The Company's operating results depend primarily on the level of the Bank's net interest income, which is the difference between interest income on interest earning assets and interest expense on interest bearing liabilities. The Bank's net interest income is determined by the average outstanding balances of loans, investments, deposits and borrowings, and the respective average yields on interest-earning assets and the average costs on interest bearing liabilities, and the relative amount of loans and investments compared to deposits and borrowings. The Bank's volumes and rates on interest earning assets and interest bearing liabilities are affected by market interest rates, competition, the demand for bank financing, the availability of funds, and by management's responses to these factors.

        The following tables set forth the Company's daily average balances for each principal category of asset and liability and shareholders' equity. The tables also present the amounts and average rates of interest earned and paid on each category of interest earning asset and interest bearing liability, along with the net interest income and net yield on earning assets for the periods indicated.

        In addition, the tables set forth changes in the components of net interest income for the periods indicated. The total change is segmented into the change attributable to variations in volume and the change attributable to variations in interest rates. The changes in interest due to both rate and volume have been allocated to the changes due to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in both. Interest foregone on loans in nonaccrual status is not included in the tables, while the average balance of loans in nonaccrual status is included.

Changes in Net Interest Income

Year ended December 31, 2001

				Change From Prior Year Due to Change in
	YTD Average Balance	Interest Income/ Expense	Average Yield/ Rate
				Volume	Rate	Total
	(in thousands)
Net Interest Income Analysis
Loans	$58,524	$5,152	8.8%	$580	$(468)	$112
Other earning assets:
Interest bearing deposits with financial institutions	25	1	4.0%	(2)	0	(2)
Investment Securities	24,969	1,476	5.9%	169	(55)	114
Fed funds sold & Securities purchased under resale agreements	6,871	248	3.6%	70	(177)	(107)

Total interest earning assets	$90,389	$6,877	7.6%	$817	$(700)	$117
Non earning assets:
Cash & due from banks	4,570
Other assets	5,397
Allowance for loan loss	(1,080)

	$99,276
Interest-bearing liabilities:
Deposits:
Demand	$3,644	$35	1.0%	$2	$0	$2
Money market and savings	31,377	914	2.9%	124	(310)	(186)
Time certificate of deposit	22,650	1,107	4.9%	304	(183)	121
Federal funds purchased	10	2	20.0%	(2)	1	(1)
Other interest bearing liabilities:
Mortgage indebtedness	—	—	—	—	—	—

Total interest-bearing liabilities	$57,681	$2,058	3.6%	$428	$(492)	$(64)
Noninterest-bearing liabilities And shareholders equity
Noninterest-bearing demand	29,624
Other liabilities	824
Shareholders' equity	11,147

	$99,276
Net interest income		$4,819
Net interest spread			4.0%
Net yield on earning assets			5.3%

Changes in Net Interest Income

Year ended December 31, 2000

				Change From Prior Year Due to Change in
	YTD Average Balance	Interest Income/ Expense	Average Yield/ Rate
				Volume	Rate	Total
	(in thousands)
Net Interest Income Analysis
Loans	$52,483	$5,040	9.6%	$547	$611	$1,158
Other earning assets:
Interest bearing deposits with financial institutions	52	3	5.8%	0	3	3
Investment Securities	22,208	1,362	6.1%	165	93	258
Fed funds sold & Securities purchased under resale agreements	5,746	355	6.2%	9	66	75

Total interest earning assets	$80,489	$6,760	8.4%	$721	$773	$1,494
Non earning assets:
Cash & due from banks	4,582
Other assets	4,751
Allowance for loan loss	(986)

	$88,836
Interest-bearing liabilities:
Deposits:
Demand	$3,433	$33	1.0%	$(1)	$1	$0
Money market and savings	28,201	1,100	3.9%	85	163	248
Time certificate of deposit	17,317	986	5.7%	241	155	396
Federal funds purchased	54	3	5.6%	2	0	2
Other interest bearing liabilities:
Mortgage indebtedness	—	—	—	—	—	—

Total interest-bearing liabilities	$49,005	$2,122	4.3%	$327	$319	$646
Noninterest-bearing liabilities And shareholders equity
Noninterest-bearing demand	29,543
Other liabilities	646
Shareholders' equity	9,642

	$88,836
Net interest income		$4,638
Net interest spread			4.1%
Net yield on earning assets			5.8%

Investment Securities

        The following table shows the carrying amount of the portfolio of investment securities at the end of each of the past two years:

		Gross Unrealized
YEAR END 2001	Total Amortized Cost			Estimated Market Value
		Gains	Losses
	(in thousands)
Securities available for sale:
U.S. Government and Agency Securities	$8,985	$134	$(13)	$9,106
Corporate Bonds and Commercial Paper	4,296	140	—	4,436
Municipal Securities—Taxable	501	—	(1)	500
Mortgage-Backed Securities	2,333	6	(13)	2,326

Total	$16,115	$280	$(27)	$16,368
Securities held to maturity:
U.S. Treasury Securities	$500	$12	$—	$512
U.S. Government and Agency Securities	1,483	87	—	1,570
Municipal Securities—Taxable	5,383	96	(26)	5,453
Mortgage-Backed Securities	5,552	118	(16)	5,654

Total	$12,918	$301	$(42)	$13,189
YEAR END 2000
Securities available for sale:
U.S. Government and Agency Securities	$5,077	$31	$(30)	$5,078
Corporate Bonds and Commercial Paper	4,261	15	(21)	4,255

Total	$9,338	$46	$(51)	$9,333
Securities held to maturity:
U.S. Treasury Securities	$501	$4	$—	$505
U.S. Government and Agency Securities	6,597	64	(21)	6,640
Municipal Securities	4,679	7	(40)	4,646
Mortgage-Backed Securities	3,430	51	(11)	3,470

Total	$15,207	$122	$(72)	$15,261

        The following table shows the maturities of investment securities at December 31, 2001 and the weighted average yields of those securities.

	1 Year or less	Over 1 Year Through 5 years	Over 5 Years Through 10 years	Over 10 years	Total	Average Yield
	(in thousands)
Securities available for sale:
U.S. Government Agency Securities	$—	$8,695	$—	$411	$9,106	4.81%
Corporate Bonds and Commercial Paper	—	4,436	—	—	4,436	6.27%
Municipal Securities—Taxable	—	500	—	—	500	5.44%
Mortgage-Backed Securities	—	891	464	971	2,326	5.64%

Total	$—	$14,522	$464	$1,382	$16,368	5.34%
Securities held to maturity:
U.S. Treasury Securities	$500	$—	$—	$—	$500	5.92%
U.S. Government Agency Securities	500	983	—	—	1,483	7.02%
Mortgage-Backed Securities	—	2,626	2,110	816	5,552	6.12%
Municipal Securities	550	3,652	1,181	—	5,383	5.61%

Total	$1,550	$7,261	$3,291	$816	$12,918	6.00%

Loan Portfolio

        The following table sets forth the amount of loans outstanding at the end of the past two years:

	2001	% of Total	2000	% of Total
	(in Thousands)
Commercial Loans	$27,723	45%	$22,842	43%
Real Estate Loans:
Construction	14,577	24%	7,619	14%
Real Estate Mortgage	18,479	30%	21,990	42%

Total real estate loans	33,056		29,609
Installment loans	359	1%	418	1%

	61,138	100%	52,869	100%
Deferred net loan origination fees and costs	(150)		3
Allowance for Loan Losses	(1,082)		(1,066)

Net Loans	$59,906		$51,806

        The following table shows the amounts of commercial and real estate construction loans outstanding at the end of the year which, based on remaining scheduled repayments of principal, are due in one year or less, more than one year but less than five years, and more than five years. The amounts are classified according to the sensitivity to changes in interest rates.

Commercial and Construction Loans

December 31, 2001
(in thousands)
COMMERCIAL LOANS
Aggregate maturities of loan balances due:
In one year or less:
Interest rates are floating or adjustable	$12,351
Interest rates are fixed or predetermined	780
After one year but within five years:
Interest rates are floating or adjustable	9,634
Interest rates are fixed or predetermined	1,321
After five years:
Interest rates are floating or adjustable	3,637
Interest rates are fixed or predetermined	—

Total commercial loans	$27,723
REAL ESTATE CONSTRUCTION LOANS
Aggregate maturities of loan balances due
In one year or less:
Interest rates are floating or adjustable	$13,406
Interest rates are fixed or predetermined	—
After one year but within five years:
Interest rates are floating or adjustable	1,171

Total commercial and construction loans	$14,577

Risk Elements—Nonaccrual, Past Due and Restructured Loans

        Nonaccrual loans are those for which the Bank has discontinued accrual of interest because there exists reasonable doubt as to the full and timely collection of either principal or interest or such loans have become contractually past due ninety days with respect to principal or interest. Under certain circumstances, interest accruals are continued on loans past due ninety days which, in management's judgment, are considered to be well secured and fully collectible as to both principal and interest. When a loan is placed in nonaccrual status, all interest previously accrued but uncollected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accrual of interest is resumed only when principal and interest are brought fully current and when, in management's judgment, such loans are estimated to be collectible as to both principal and interest.

        Restructured commercial loans are those for which the Bank has, for reasons related to borrowers' financial difficulties, granted concessions to borrowers (including reductions of either interest or principal) that it would not otherwise consider, whether or not such loans are secured or guaranteed by others. Loan restructurings involving only a modification of terms are accounted for prospectively from the time of restructuring. Accordingly, no gain or loss is recorded at the time of such restructurings unless the recorded investment in such loans exceeds the total future cash receipts specified by the new loan terms.

        At December 31, 2001 loans totaling $1,151,000 were on nonaccrual, compared with none at year-end 2000. There was no reduction in interest income associated with nonaccrual loans during 2001, and $3,000 during 2000. At December 31, 2001 loans past due 90 days or more and still accruing interest were $70,000 compared to $1,000,000 at year-end 2000. The Bank had $105,000 in specific reserves for impaired loans in 2001and none in 2000 and in addition, the Bank classified $1,410,000 and $2,173,000, respectively, of its loans without a specific reserve. The average recorded investment of impaired loans during the year ended December 31, 2001 and 2000 was approximately $1,068,000 and $1,000 respectively. No interest income was recognized on impaired loans during the year ended December 31, 2001 and $150 of interest income was recognized on impaired loans in 2000. There were no restructured loans at December 31, 2001 or 2000. There were no loans at December 31, 2001 where the known credit problems of a borrower caused the Bank to have serious doubts as to the ability of such borrower to comply with the then present loan repayment terms, and which would result in such loan being included as a nonaccrual, past due or restructured loan at some future date accept as previously disclosed. The Bank has not made loans to borrowers outside the United States. At December 31, 2001, the Company had no loan concentrations in any one SIC code exceeding ten percent of total gross loans outstanding.

Summary of Loan Loss Experience

        The allowance for loan losses is established by a provision for loan losses charged against current period income. Losses are charged against the allowance when, in management's judgment, the collectability of a loan's principal is doubtful. The accompanying financial statements require the use of management estimates to calculate the allowance for loan losses. These estimates are inherently uncertain and depend on the outcome of future events. Management's estimates are based upon previous loan loss experience, current economic conditions, volume, growth, and composition of the loan portfolio, the value of collateral and other relative factors. Although management believes the level of the allowance as of December 31, 2001 is adequate to absorb losses inherent in the loan portfolio, decline in the local economy and the possibility of a recession, may result in losses that cannot reasonably be predicted at this date. Such losses may also cause unanticipated erosion of the Bank's capital.

        The following table summarizes the changes in the allowance for loan losses arising from loan losses, recoveries on loans previously charged off and provisions for loan losses charged to operating expense.

Loan Charge-offs and Recoveries	2001	2000
	(in thousands)
Balance of allowance for loan losses at beginning of year	$1,066	$853
Loans charged off:
Commercial	(62)	(80)
Real estate	—	—
Installment	(4)	(28)

Total loans charged off	(66)	(108)
Recoveries of loans previously charged off:
Commercial	34	206
Real estate	—	—
Installment	3	15

Total loan recoveries	37	221

Net loans charged off	(29)	113
Provision charged to operating expense	45	100

Balance of allowance for loan losses at end of year	$1,082	$1,066
	2001	2000
Amount of loans outstanding at end of the year	$60,988	$52,872
Average amount of loans outstanding	$58,524	$52,483
Ratio of net charge-offs to average loans outstanding	0.05%	-0.22%
Ratio of allowance for loan losses at the end of the year to average loans outstanding	1.85%	2.03%
Ratio of allowance for loan losses at the end of the year to loans outstanding at the end of the year	1.77%	2.02%

        The following table sets forth the Company's allocation of the allowance for loan losses to specific loan categories at the end of the past two years. The allocations are based upon the same factors as considered by management in determining the amount of additional provisions to the allowance for loan losses and the aggregate level of the allowance.

	December 31,
	2001		2000
Allowance for Loan Losses	Allowance for Loan Losses	Percent of Loans In Each Category To Total Loans	Allowance for Loan Losses	Percent of Loans In Each Category To Total Loans
	(in thousands)
Commercial loans	$427	45%	$378	43%
Real estate loans:
Construction	300	24%	127	14%
Mortgage	346	30%	553	42%
Installment/Consumer loans	9	1%	8	1%

Total allowance for loan losses	$1,082	100%	$1,066	100%

        The allowance for loan losses should not be interpreted as an indication that future charge-offs will occur in these amounts or proportions, or that the allocation indicates future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since even on the above basis there is an unallocated portion of the allowance and the total allowance is a general reserve applicable to the entire portfolio.

        Although management believes the level of the allowance for loan losses as of December 31, 2001, is adequate to absorb losses inherent in the loan portfolio, currently unanticipated conditions and events, such as additional declines in the local economy and the possibility of a recession, may result in losses that cannot reasonably be predicted at this date.

Sources of Funds

        Deposits traditionally have been the primary source of the Bank's funds for use in lending and other investments. The Bank also derives funds from net earnings, receipt of interest and principal on outstanding loans and other sources, including the sale of investment securities. The Bank is a member of the Federal Reserve System and may borrow through that system under certain conditions

Deposits

        The Bank's deposit products include noninterest-bearing demand deposits, interest-bearing demand deposits, money market and savings accounts, and time certificates of deposit. The majority of the Bank's deposits are obtained from its primary marketing area.

        The distribution of average deposits and the average rates paid thereon is summarized for the periods indicated below:

	2001		2000
Deposits	Average Balance	Average Rate	Average Balance	Average Rate
	(in thousands)
Demand, non-interest-bearing	$29,624		$29,543
Demand, interest bearing	3,644	1.0%	3,433	1.0%
Money market and savings	31,377	2.9%	28,201	3.9%
Time certificates of deposit	22,650	4.9%	17,317	5.7%

Total Deposits	$87,295	2.4%	$78,494	2.7%

        The following is a maturity schedule of time certificates of deposit of $100,000 or more at the end of the past two years:

	December 31,
Time Certificates of Deposit
	2001	2000
	(in thousands)
Three months or less	$7,063	$5,538
Over three months through six months	5,043	4,746
Over six months through twelve months	1,005	2,191
Over twelve months	—	—

Total	$13,111	$12,475

        The Bank had no brokered deposits at December 31, 2001 and 2000.

Selected Financial Ratios

        The following table sets forth the ratios of net loss to average assets and to average shareholders' equity, and the ratio of average shareholders' equity to average assets.

	2001	2000
Return on average assets	1.05%	1.24%
Return on average shareholders' equity	9.39%	11.5%
Average shareholders' equity to average assets	11.2%	10.9%
Shareholders' equity to total assets at year end	11.5%	11.3%

ITEM 2. PROPERTIES

        The Bank leases 14,900 square feet of office space and 5,600 square feet of retail banking space at 11150 West Olympic Boulevard, Los Angeles, California under a noncancelable operating lease, which expires on August 31, 2002 and has a five-year renewal option that is currently being negotiated with the landlord. The Bank also leases 702 feet of office space at 21241 Ventura Boulevard, Woodland Hills, California, which expires on February 28, 2003. The leases provide for annual rental payments of approximately $411,000 during 2002 and $16,000 in 2003 In addition, the Bank pays its proportionate share of increases in common operating expenses.

ITEM 3. LEGAL PROCEEDINGS

        The Company and the Bank are subject to pending or threatened legal actions which arise in the normal course of business. Based on current information, management is of the opinion that the disposition of all suits will not have a material effect on the Company's consolidated financial statements.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        No matters were submitted to shareholders during the fourth quarter of 2001.

PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON SHARES AND RELATED SHAREHOLDER MATTERS

        The Bancorp's common shares are traded on the OTCBB under the symbol MARB. The high and low market prices for each quarterly period ended December 31, 2000 and 1999 ranged as follows:

By Quarter	1st	2nd	3rd	4th—2001	1st	2nd	3rd	4th—2000
Price
High	3.25	3.10	4.75	4.73	3.00	3.00	3.31	3.38
Low	2.97	2.90	3.57	3.60	2.50	2.50	2.63	3.13

Principal market makers at December 31, 2001:

Hill Thompson Magid, L.P.	Hoefer & Arnett, Incorporated
Investec Ernst & Company	Knight Securities, Inc
Sutro & Co., Incorporated.	Wedbush Morgan Securities

The Transfer Agent and Registrar is U.S. Stock Transfer Corporation, Glendale, California

At December 31, 2001 there were approximately 271 holders of record of the Company's common shares.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Financial Highlights Overview

        The Company continued to perform well even during a year of economic recession. Pre-tax earnings for the year grew to $1,066,000 a 7.5% over the $992,000 earned in 2000. Net income after taxes was $1,047,000 for 2001 compared to $1,104,000 for 2000. The Company became taxable for state tax in the fourth quarter of 2001. Basic and diluted per share earnings were $0.27 for the year 2001 versus $0.29 for the year 2000. Return on average assets for the year-ended December 31 2001 was 1.05% and return on average equity was 9.39% for the same period.

        Assets totaled $102,339,000 at December 31, 2001 compared to $92,916,000 at December 31, 2001, an increase of 10.1%. Loans increased from $52,872,000 at December 31, 2000 to $60,988,000 at year-end 2001. Book value per share rose to $3.06 at December 31, 2001 and increase of 12.1% over the $2.73 at December 31, 2000.

RESULTS OF OPERATIONS

Net Interest Income

        Net interest income increased for the year-ended December 31, 2001 by $235,000 or 5.2%. This increase was noteworthy in that it occurred in a year of falling interest rates. The Company managed its interest rate risk well in a year that saw the Federal Reserve Bank reduce its fed funds target rate by 4.75% and the prime lending rate decreased a like amount. Net interest earned in 2001 was 5.3% compared to 5.8% for year-end 2000.

        Interest income increased $117,000 or 1.7% for the year-ended December 31, 2001 compared to year-end 2000. Interest and fees on loans and interest earned on the investment portfolio increased while interest on fed funds decreased. Interest and fees on loans rose due to the increase in the volume of loans that offset interest declines do to the falling prime rate, which declined from 9.5% to 4.75% during 2001. Loan interest income generated from the increase in volume was $580,000, while income declined $468,000 from the decline in rates. Interest income from the investment portfolio also increased from volume and from the Company lengthening maturities during 2000 to take advantage of higher yields.

        Interest expense, which is generated almost entirely from interest paid on deposits, declined by $63,000 or 3.0%. Interest expense declined while the volume of interest-bearing deposits increased by 29.6%. Interest costs increased by $430,000 from the change in volume of interest-bearing deposits while declining interest rates reduced costs by $493,000. Other interest expense was generated by short-term Federal Home Loan Bank borrowings.

Noninterest Income

        Noninterest income generated for the year-ended December 31, 2001 increased a substantial $153,000 or 27.5%. Service charges and fees on deposits was the main item generating the increase. Analysis charges on our business accounts increased due to the lower earnings credit applied to noninterest-bearing demand deposits maintained that is used to offset service charges. The analysis charges tend to increase when rates fall and decrease as rates rise. Both other noninterest income generated from fees and the dividends on the cash value of our bank owned life insurance policies increased as well.

Noninterest Expense

        Noninterest expense increased $313,000 for the year-ended December 31, 2001 compared to the year-end 2000. Human resource costs increased due to increased employee benefit costs and reduced FASB91 salary credits. Salary expense alone increased by only $22,000 in the year 2001. Occupancy expenses increased due to increased maintenance expense on our lease. Professional services, stationery and supplies, and other expense increased $32,000 in total.

        Legal fees and costs increased by $203,000 due mainly to three loan related lawsuits. The insurance deductible has been met on these lawsuits and there will be substantial defense cost coverage in 2002 that will decrease the legal fees on these cases. The Company does not anticipate any losses in regards to these cases which should settle in the first half of 2002.

        The Company renegotiated its data processing contract during 2001 and decreased its costs as well as not having any of the costs for the year 2000 changeover in 2001. Furniture and Equipment, customer related expense and insurance costs declined from those reported for 2000.

Credit Risk Management

        Credit risk is an intrinsic part of commercial banking. The Company has credit policies designed to manage and regulate credit risk and to minimize the level of losses incurred. Our policies helped to protect us during the recession that we experienced in 2001.

        Credit policies require the extensive evaluation of new credit requests and continuing review of existing credits in order to identify, monitor and quantify evidence of deterioration of quality or potential loss in a timely manner. Credit review is done both by management and an outside third-party credit review firm. Reviews of current economic conditions, previous loan loss experience, composition of the portfolio, industry trends and many other relative factors are used in determining the allowance for credit losses.

        Nonperforming loans, which consist of loans past due over 90 days plus loans on nonaccrual, totaled $1,151,000, which represents 1.9% of total loans outstanding at December 31, 2001 versus $1,000,000 or 1.9% of outstanding loans at year-end 2000. Loans classified by the Bank as doubtful or substandard at year-end 2001 equaled $1,410,000 versus $2,172,000 at year-end 2000 a reduction of 35%.

        The allowance for credit losses, that buffers the credit risk in the lending process, is decreased by the amount of loans charged off and is increased by the provision for credit losses charged against income and by recoveries. There is no precise method of predicting which loans may ultimately be charged off; and the conclusion that a loan may become uncollectable, in whole or in part, is a matter of judgement. Similarly, the adequacy of the allowance and accompanying provision for credit losses can be determined only on a judgmental basis after full review, including consideration of economic conditions and their effects on specific borrowers, the borrowers' financial data, and evaluation of any underlying collateral enhancing the credit.

        Taking into consideration our assessment of the quality of the loan portfolio, and the other factors previously discussed along with the current weak economy and increased loan volume prompted the company to slowly increase the reserve for credit losses. A provision of $45,000 was made in 2001 and the reserve increased from net recoveries for the year. There was a provision of $100,000 in 2000. Loans totaling $66,000 were charged off during the year, and $37,000 was recovered increasing the reserve for credit losses to $1,082,000. The reserve at December 31, 2001 was 1.8% of gross loans compared to 2.0% of gross loans outstanding at December 31, 2000.

ASSETS AND LIABILITIES

        Marathon Bancorp's asset growth for the year was a healthy 10.1%, increasing year-end asset from $92,916,000 at year-end 2000 to $102,339,000 at year-end 2001. Average assets increased to $99,276,000 for the year 2001 compared to $88,836,000 for 2000.

        The Company reduced the cash and cash equivalents and increased the earnings assets. The loan portfolio grew by $8,116,000 or 15.3% spread mostly between commercial and industrial loans and real estate construction. The investment portfolio was increased from $24.5 million to $29.3 million to increase the yield on earning assets. More securities were classified as available for sale to support increased future loan growth and for liquidity since we decreased our investment in low yielding high liquidity fed funds.

        The lease for our headquarters and main office expires in August of 2002 and contains an option to renew. We will be exploring the different options available to us with other buildings in the area as well as negotiating the terms of the option on our exiting space. We also will continue to maintain our loan production office in Woodland Hills and look to expand that facility into a branch in the future.

        Deposit growth was also good for the year 2001 increasing total deposits to $89,648,000 at year-end 2001. This was an increase of $9,763,000 or 12.2% over year-end 2000. The deposit sector that showed the most increase was money market deposits, which rose $10,988,000 or 40.3% from December 31, 2000. The weakening stock market and lower interest rates on certificates of deposit prompted customers to park more money in liquid money market funds.

LIQUIDITY AND CAPITAL

Asset/Liability Management

        The Company's Asset/Liability Committee is responsible for managing the risks associated with changing interest rates and their impact on earnings and on shareholders' equity. Management uses three different measurement processes to quantify and measure its interest rate risk: gap analysis, net interest income simulation and present value of equity analysis. Gap analysis measures interest rate risk in terms of the mismatch between the stated repricing and maturities of the Company's earning assets and liabilities within defined time frames. Net interest income simulation measures the change in income from drops or increases in interest rates in the market place and the present value of equity is used to provide information on the price sensitivity of shareholders' equity to changes in interest rates.

        In order to appropriately reflect the repricing structure of the Company's balance sheet, management has made certain adjustments to the balances reflected in the following table to account for the behavioral characteristics of certain core deposits that do not have specified contractual maturities (i.e., checking with interest, savings, money markets). In addition, the investment portfolio is shown as repricing at specified call date, if applicable, and not maturity date. The cumulative one-year gap position shown in the following interest rate sensitivity table reflects asset sensitivity of $5 million or 5% of earning assets at year-end. This is a large decrease in asset sensitivity from the year 2000 and helped the Company to better weather the rate declines that we had in 2001. Asset sensitivity is normally advantageous to us when rates are increasing as that increase in interest rates would likely cause earnings to increase because a larger portion of assets than liabilities would reprice. A decrease in rates would decrease earnings. We decreased the asset sensitivity to better match the portfolios to the declining rate market in 2001.

        Loans and deposits that can immediately adjust either contractually or because they are tied to the prime rate or other indexes, which can change at any time, are included in the zero to three-month category. The remaining assets and liabilities are categorized by either the next time the asset or liability may be repriced or the maturity date, whichever is sooner. The Company does not use off-balance sheet interest rate instruments to hedge interest rate risk, but does employ interest rate floors on adjustable rate loans. The floors help to mitigate the loss of net interest income in a declining rate environment.

Capital

        The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and minimum ratio of Tier I capital to risk-adjusted assets of 4%. In addition to the risk based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier I capital to total assets, referred to as the leverage ratio. The Company and bank meet all regulatory guidelines and the bank is considered "well capitalized" under the regulations. The Company increased capital to $11,792,000 at year-end 2001, which was a 12.8% improvement over 2000. The capital was increased from the retained earnings generated and an improvement in the unrealized value of investment securities available for sale. The bank's total risk-based capital to asset ratio at year-end was 15.2% and the Tier I leverage ratio was 10.7%. A further analysis of the capital position is covered in Note K.

INTEREST RATE SENSITIVITY

	>0-3 Months	4-6 Months	7-12 Months	1-5 Years	>5 Years	Total
	(In thousands)
Assets
Securities	$2,747	$1,307	$5,225	$17,348	$2,504	$29,130
Fed funds sold	2,905	—	—	—	—	2,905
Loans	51,642	1,538	1,371	6,472	908	61,932

TOTAL EARNING ASSETS	$57,294	$2,845	$6,596	$23,820	$3,412	$93,967

Sources
Savings	1,123	—	—	—	—	1,123
Checking with interest	3,504	—	—	—	—	3,504
Money market	37,088	—	—	—	—	37,088
Time CD's	10,503	6,821	2,578	172	—	20,074
Demand deposits	—	—	—		27,859	27,859
FHLB borrowing	—	—	—	—	—	—

TOTAL SOURCES	$52,218	$6,821	$2,578	$172	$27,859	$89,648

Cumulative Gap	$5,076	$1,100	$5,118	$28,766	$4,319
Gap as a percent of total earning assets	5.0	1.1	5.0	28.1	4.2

Liquidity Management

        Liquidity management is used to maintain cash flow sufficient to both meet the needs of depositors and borrowers and to fund ongoing operations. We continue to have a relatively stable base of core deposits that provide the Company with a low-cost source of stable funds. Deposits are monitored closely, especially the largest relationships, to correctly gauge balance fluctuations. Loan funding needs are also closely watched so that sufficient funds are available for borrowers.

        The statement of cash flows shows the Company generated cash from operating activities of $1,152,000 and $8,001,000 was from financing activities. The cash generated was used mainly to fund the increased loan portfolio and an increase in the investment portfolio. Cash and cash equivalents decreased $3,744,000 for the year. Liquidity remains adequate for the Company's needs and gives the Company the ability to deal with any deposit fluctuations as well as providing funds for increasing the loan portfolio. The Bank has pre-approval to purchase fed funds with two correspondent banks and the ability to borrow at both the Federal Reserve Bank and Federal Home Loan Bank to supplement liquidity if needed.

ITEM 7. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED BALANCE SHEET

December 31, 2001
ASSETS
Cash and Due From Banks	$4,291,000
Federal Funds Sold	2,905,000

TOTAL CASH AND CASH EQUIVALENTS	7,196,000
Investment Securities:
Securities Available for Sale	16,368,000
Securities Held to Maturity	12,918,000

TOTAL INVESTMENT SECURITIES	29,286,000
Federal Home Loan and Federal Reserve Bank stock, at cost	426,000
Loans	60,988,000
Less Allowance for Credit Losses	(1,082,000)

NET LOANS	59,906,000
Premises and Equipment	231,000
Cash Surrender Value of Life Insurance	3,855,000
Accrued Interest and Other Assets	1,439,000

TOTAL ASSETS	$102,339,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-Bearing Demand	$27,859,000
Interest-Bearing Demand	3,504,000
Money Market and Savings	38,211,000
Time Deposits Under $100,000	6,963,000
Time Deposits $100,000 and Over	13,111,000

TOTAL DEPOSITS	89,648,000
Accrued Interest and Other Liabilities	899,000
Federal Home Loan Bank Advance	—

TOTAL LIABILITIES	90,547,000
Commitments and Contingencies—Note D and H
Shareholders' Equity
Preferred Shares—No Par Value, 1,000,000 Shares Authorized, No Shares Issued and Outstanding
Common Shares—No Par Value, 9,000,000 Shares Authorized, 3,852,819 Shares Issued and Outstanding	13,713,000
Accumulated Deficit	(2,168,000)
Accumulated Other Comprehensive Income—Net Unrealized Gains on Available-for-Sale Securities	247,000

TOTAL SHAREHOLDERS' EQUITY	11,792,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$102,339,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2001	2000
INTEREST INCOME
Interest and Fees on Loans	$5,152,000	$5,040,000
Interest on Investment Securities	1,476,000	1,362,000
Other Interest Income	249,000	358,000

TOTAL INTEREST INCOME	6,877,000	6,760,000
INTEREST EXPENSE
Interest on Demand Deposits	35,000	33,000
Interest on Money Market and Savings	913,000	1,100,000
Interest on Time Deposits	1,108,000	986,000
Other Interest Expense	2,000	3,000

TOTAL INTEREST EXPENSE	2,058,000	2,122,000

NET INTEREST INCOME	4,819,000	4,638,000
Provision for Credit Losses	45,000	100,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	4,774,000	4,538,000

NONINTEREST INCOME
Service Charges and Fees on Deposits	386,000	267,000
Dividends on Cash Surrender Value of Life Insurance	214,000	198,000
Other Noninterest Income	108,000	92,000

TOTAL NONINTEREST INCOME	708,000	557,000

NONINTEREST EXPENSE
Salaries and Employee Benefits	2,228,000	2,095,000
Occupancy Expenses	575,000	559,000
Furniture and Equipment	89,000	102,000
Professional Services	109,000	89,000
Business Promotion	61,000	58,000
Stationery and Supplies	51,000	45,000
Data Processing Services	272,000	294,000
Customer Related Expenses	286,000	320,000
Insurance and Assessments	151,000	154,000
Legal Fees and Costs	317,000	114,000
Other Expenses	277,000	273,000

TOTAL NONINTEREST EXPENSE	4,416,000	4,103,000

INCOME BEFORE INCOME TAXES	1,066,000	992,000
Income Taxes Expense (Benefit)	19,000	(112,000)

NET INCOME	$1,047,000	$1,104,000

Per Share Data:
Net Income—Basic	$0.27	$0.29
Net Income—Diluted	$0.27	$0.29

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December, 31
	2001	2000
OPERATING ACTIVITIES
Net Income	$1,047,000	$1,104,000
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	116,000	122,000
Provision for Credit Losses	45,000	100,000
Deferred Taxes	(87,000)	(136,000)
Net Amortization of Premiums and Discounts on Investment Securities	(31,000)	(28,000)
Net Change in Deferred Loan Origination Fees	153,000	59,000
Net Increase in Cash Surrender Value of Life Insurance	(188,000)	(173,000)
Net Change in Accrued Interest, Other Assets And Other Liabilities	97,000	79,000

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,152,000	1,127,000
INVESTING ACTIVITIES
Net Change in Interest-Bearing Deposits with Financial Institutions	—	100,000
Purchases of Available-for-Sale Securities	(23,071,000)	(12,004,000)
Purchases of Held-to-Maturity Securities	(6,226,000)	(7,333,000)
Proceeds from Maturities of Available-for-Sale Securities	16,301,000	10,000,000
Proceeds from Maturities of Held-to-Maturity Securities	8,532,000	4,487,000
Proceeds from Sale of Available-for-Sale Securities	—	2,000,000
Purchase of Federal Home Loan & Federal Reserve Bank Stock	(51,000)	(24,000)
Proceeds from Redemption of Federal Home Loan Bank Stock	—	131,000
Net Change in Loans	(8,298,000)	(2,716,000)
Purchase of Life Insurance	—	(1,935,000)
Purchases of Premises and Equipment	(84,000)	(60,000)

NET CASH USED BY INVESTING ACTIVITIES	(12,897,000)	(7,354,000)
FINANCING ACTIVITIES
Net Change in Demand Deposits, Money Market and Savings	8,867,000	4,200,000
Net Change in Time Deposits	896,000	4,130,000
Net Change in Federal Home Loan Bank Advance	(1,800,000)	(75,000)
Proceeds from Exercise of Stock Options	38,000	21,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,001,000	8,276,000

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,744,000)	2,049,000
Cash and Cash Equivalents at Beginning of Year	10,940,000	8,891,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,196,000	$10,940,000

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$2,067,000	$1,985,000
Income Taxes Paid	$107,000	$21,000

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

	Common Shares				Accumulated Other Comprehensive Income
			Comprehensive Income	Accumulated Deficit
	Shares	Amount				Total
Balance, January 1, 2000	3,830,019	$13,654,000		$(4,319,000)	$(199,000)	$9,136,000
Exercise of Stock Options	8,000	21,000				21,000
Comprehensive Income:
Net Income			$1,104,000	1,104,000		1,104,000
Net Gain in Unrealized on Available-for-Sale
Securities			194,000		194,000	194,000

Total Comprehensive Income			$1,298,000

Balance, December 31, 2000	3,838,019	13,675,000		(3,215,000)	(5,000)	10,455,000
Exercise of Stock Options	14,800	38,000				38,000
Comprehensive Income:
Net Income			$1,047,000	1,047,000		1,047,000
Net Gain in Unrealized on Available-for-Sale Securities			252,000		252,000	252,000

Total Comprehensive Income			$1,299,000

Balance, December 31, 2001	3,852,819	$13,713,000		$(2,168,000)	$247,000	$11,792,000

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accounting and reporting policies of Marathon Bancorp (the Company) and its wholly owned subsidiary, Marathon National Bank (the Bank), are in accordance with generally accepted accounting principles and conform to practices within the banking industry.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and the Bank, after elimination of all material intercompany transactions and balances.

Nature of Operations

        The Bank has been organized as a single reporting segment and operates a branch office, a loan production office and corporate headquarters located in the west side of the City of Los Angeles. The Bank offers a wide range of commercial banking services primarily to professionals and small to medium size companies located throughout the greater Los Angeles area.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

Cash and Due From Banks

        Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank complied with the reserve requirements as of December 31, 2001.

        The Bank maintains amounts due from banks which exceed federally insured limits. The Company has not experienced any losses in such accounts.

Investment Securities

        Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

        Investments not classified as trading securities nor as held to maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders' equity. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

Loans

        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

        Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days or when, in the opinion of management, there is reasonable doubt as to collectibility. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

        The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Measurement of impairment is based on the expected future cash flows of an impaired loan which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral. The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans.

Allowance for Credit Losses

        The allowance for credit losses is increased by charges to income and decreased by charge-offs (net of recoveries). Quarterly detailed reviews are performed to identify the risks inherent in their loan portfolio, assess the overall quality of their loan portfolio and to determine the adequacy of their allowance for loan losses and the related provision for loan losses to be charged to expense. Loans identified as less than "acceptable" are reviewed individually to estimate the amount of probable losses that need to be included in the allowance. These reviews include analysis of financial information as well as evaluation of collateral securing the credit. Additionally, the Bank considers the inherent risk present in the "acceptable" portion of their loan portfolio taking into consideration historical losses on pools of similar loans, adjusted for trends, conditions and other relevant factors that may affect repayment of the loans in these pools.

Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to ten years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterment or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Income Taxes

        Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

Disclosure About Fair Value of Financial Instruments

        Statement of Financial Accounting Standards ("SFAS") No. 107 specifies the disclosure of the estimated fair value of financial instruments. The Bank's estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies.

        However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying notes.

Earnings Per Shares (EPS)

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Stock-Based Compensation

        SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The pro forma effects of adoption are disclosed in Note I.

Comprehensive Income

        The Bank adopted SFAS No. 130, "Reporting Comprehensive Income", which requires the disclosure of comprehensive income and its components. Changes in unrealized gain (loss) on available-for-sale securities net of income taxes is the only component of accumulated other comprehensive income for the Bank for the periods ended December 31, 2000 and December 31, 2001.

Current Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," effective starting with fiscal years beginning after December 15, 2001. This Statement establishes new accounting standards for goodwill and continues to require the recognition of goodwill as an asset but does not permit amortization of goodwill as previously required by the APB Opinion No. 17. The Statement also establishes a new method of testing goodwill for impairment. It requires goodwill to be separately tested for impairment at a reporting unit level. The amount of goodwill determined to be impaired would be expensed to current operations. Management believes that the adoption of the statement will not have a material effect on the Bank's financial statements.

Reclassifications

        Certain reclassifications were made to prior years' presentations to conform to the current year. These reclassifications are of a normal recurring nature.

NOTE B—INVESTMENT SECURITIES

        The following is a summary of data for the major categories of securities as of December 31, 2001:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-Sale Securities:
December 31, 2001:
U.S. Government and Agency Securities	$8,985,000	$134,000	$(13,000)	$9,106,000
Corporate Bonds and Commercial Paper	4,296,000	140,000	—	4,436,000
Municipal Securities—Taxable	501,000	—	(1,000)	500,000
Mortgage-Backed Securities	2,333,000	6,000	(13,000)	2,326,000

	$16,115,000	$280,000	$(27,000)	$16,368,000

Held-to-Maturity Securities:
December 31, 2001:
U. S. Treasury Securities	$500,000	$12,000	$—	$512,000
U.S. Government and Agency Securities	1,483,000	87,000	—	1,570,000
Municipal Securities—Taxable	5,383,000	96,000	(26,000)	5,453,000
Mortgage-Backed Securities	5,552,000	118,000	(16,000)	5,654,000

	$12,918,000	$301,000	$(42,000)	$13,189,000

        Investment securities carried at approximately $6,025,000 at December 31, 2001 were pledged to secure public deposits and other purposes as required by law.

        The actual maturity of mortgage-backed securities may differ from contractual maturities because borrowers may have the right to prepay such obligations without penalty.

        There were no sales of securities in 2001.

        The scheduled maturities of securities held to maturity and securities available for sale at December 31, 2001, were as follows:

	Available-for-Sale Securities:		Held-to-Maturity Securities:
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$—	$—	$500,000	$512,000
Due From One Year to Five Years	13,782,000	14,042,000	6,866,000	7,023,000
Mortgage-Backed Securities	2,333,000	2,326,000	5,552,000	5,654,000

	$16,115,000	$16,368,000	$12,918,000	$13,189,000

NOTE C—LOANS

        The Bank's loan portfolio consists primarily of loans to borrowers within the Los Angeles Area of Southern California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are to some degree concentrated in those industries.

        The following is a summary of the components of loans at December 31, 2001:

2001
Commercial Loans	$27,723,000
Real Estate—Construction	14,577,000
Real Estate—Other	18,479,000
Consumer	359,000

61,138,000
Net Deferred Loan Costs	(150,000)

$60,988,000

        The following is a summary of the investment in impaired loans, the related allowance for credit losses, and income recognized thereon as of December 31:

	2001	2000
Recorded Investment in Impaired Loans	$1,151,000	$—

Related Allowance for Credit Losses	$105,000	$—

Average Recorded Investment in Impaired Loans	$1,068,000	$1,000

Interest Income Recognized from Cash Payments	$—	$—

        A summary of changes in the allowance for credit losses follows:

	2001	2000
Balance, January 1	$1,066,000	$853,000
Provision for Credit Losses	45,000	100,000
Loans Charged Off	(66,000)	(108,000)
Recoveries	37,000	221,000

Balance, December 31	$1,082,000	$1,066,000

NOTE D—PREMISES AND EQUIPMENT

        The following is a summary of the major components of premises and equipment at December 31, 2001:

2001
Furniture, Fixtures and Equipment	$1,579,000
Leasehold Improvements	480,000

2,059,000
Less Accumulated Depreciation and Amortization	(1,828,000)

$231,000

        The Bank has an operating lease commitment covering its banking premises expiring in 2002 that contains a provision to extend the lease. The minimum rental commitment under this operating lease is $349,000.

        Rent expense was $541,000 and $542,000 for the years ended December 31, 2001 and 2000, respectively. Sublease rental income was $101,000 and $95,000 in 2001 and 2000, respectively.

NOTE E—DEPOSITS

        At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

2002	$19,901,000
2003 through 2005	173,000

$20,074,000

NOTE F—INCOME TAXES

        The income tax provision (benefit) for the years ended December 31, 2001 and 2000 is comprised of the following:

	2001	2000
Current Taxes:
Federal	$17,000	$18,000
State	89,000	6,000

	106,000	24,000
Deferred	269,000	321,000
Net Change in Valuation Allowance	(356,000)	(457,000)

	$19,000	$(112,000)

        At December 31, 2001, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,289,000, which expire beginning in the year 2008. Alternative minimum tax credit carryforwards for tax purposes, which do not expire, is $173,000 as of December 31, 2001.

        At December 31, 2001, the components of the net deferred tax asset are comprised of the following:

2001
Deferred Tax Assets:
Allowance for Credit Losses Due to Tax Limitations	$431,000
Net Operating Loss and Tax Credit Carryforwards	594,000
Premises and Equipment Due to Depreciation Difference	103,000
Other Items	258,000

1,386,000
Valuation Allowance	(785,000)
Deferred Tax Liabilities:
Other Items	(5,000)

(5,000)

Net Deferred Assets	$596,000

        The principal reasons for the difference between the federal statutory income tax rate of 34% in 2001 and 2000, and income tax expense (benefit) for the years ended December 31, 2001 and 2000 are as follows:

	2001	2000
Tax Expense at Statutory Rate	$362,000	$337,000
State Franchise Tax Net of Federal Tax Benefit	64,000	60,000
Reduction of Valuation Allowance	(356,000)	(457,000)
Expired State Net Operating Losses	—	—
Other, Net	(51,000)	(52,000)

Tax Expense (Benefit)	$19,000	$(112,000)

NOTE G—EARNINGS PER SHARE (EPS)

        The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

	2001		2000
	Income	Shares	Income	Shares
Net Income as Reported	$1,047,000		$1,104,000
Weighted Average Shares Outstanding During the Year		3,849,287		3,836,588

Used in Basic EPS	1,047,000	3,849,287	1,104,000	3,836,588
Dilutive Effect of Outstanding Stock Options	—	31,695	—	—

Used in Dilutive EPS	$1,047,000	3,880,982	$1,104,000	3,836,588

NOTE H—COMMITMENTS AND CONTINGENCIES

        The Company and the Bank are subject to pending or threatened legal actions that arise in the normal course of business. Based on current information, management is of the opinion that the disposition of all litigation will not have a material effect on the Company's consolidated financial statements.

        In the normal course of business, the Bank is a party to financial instruments with off balance sheet risk, which are intended to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit, which are not reflected in the consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The Bank's exposure to credit loss commitments to extend credit and letters of credit is represented by the contractual or notional amount of those instruments.

        The following is a summary of contractual or notional amounts of financial instruments with off balance sheet risk as of December 31, 2001.

2001
Commitments to Extend Credit	$34,983,000
Letters of Credit	990,000

$35,973,000

        Commitments to extend credit are agreements to lend a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        The Bank uses the same credit policies in making off balance sheet commitments and conditional obligations as it does for balance sheet instruments. The Bank evaluated each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. The collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial and residential properties.

NOTE H—COMMITMENTS AND CONTINGENCIES (Continued)

        The Bank has entered into deferred compensation agreements with key officers providing for future benefits aggregating approximately $3,000,000 payable in equal monthly installments for ten years from the retirement dates of each participating officer. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates of the participants. As of December 31, 2001, approximately $451,000 has been accrued in conjunction with these agreements. The expense incurred and accrued was $169,000 and $149,000, for the years ended December 31, 2001 and 2000,, respectively. The Bank is the beneficiary of life insurance policies that have been purchased as a method of financing the benefits under the agreements.

NOTE I—STOCK OPTION PLAN

        The Company has stock option plans which authorize the issuance of up to 700,000 shares of the Company's unissued common shares to officers, directors and other key personnel. Option prices shall be equal to the fair market value at the date of grant. Options granted under the stock option plan expire not more than ten years after the date of grant and must be fully paid when exercised. Set forth below is the status of options granted, giving retroactive effect to stock dividends declared, if any:

	2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at Beginning of Year	469,553	$3.54	476,896	$3.63
Granted	37,000	$3.13	18,958	$3.02
Exercised	(14,800)	$2.61	(8,000)	$2.66
Forfeited	(4,000)	$3.79	(18,301)	$6.31

Outstanding at End of Year	487,753	$3.54	469,553	$3.54

Weighted-Average Fair Value of Options Granted During the Year		$1.72		$1.74

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used: no dividend yield; risk-free rates of 4% for 2001 and 6% for 2000, volatility of 37% for 2001 and 34% for 2000 and expected lives of ten years.

        The following table summarizes information about fixed options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$2.00 to $2.99	85,000	7.56 years	$2.85	29,200	$2.85
$3.00 to $3.99	375,253	6.77 years	$3.66	194,565	$3.74
$4.00 to $5.99	27,500	5.74 years	$4.01	21,700	$4.01

	487,753	6.85 years	$3.54	245,465	$3.66

        The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net income and income per share for the year ended December 31, 2001 and 2000 would have been changed to the pro forma amounts indicated below:

	2001	2000
Net Income to Common Shareholders:
As Reported	$1,047,000	$1,104,000
Pro Forma	$886,000	$951,000
Per Share Data:
Net Income—Basic
As Reported	$0.27	$0.29
Pro Forma	$0.23	$0.25
Net Income—Diluted
As Reported	$0.27	$0.29
Pro Forma	$0.23	$0.25

NOTE J—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

        The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

        The carrying amounts of cash, short term investments, due from customers on acceptances, and bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The fair values of investment securities, including available for sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

        The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Off Balance Sheet Financial Instruments

        The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

        The estimated fair value of financial instruments at December 31 is summarized as follows (dollar amounts in thousands):

	2001
	Carrying Value	Fair Value
Financial Assets:
Cash and Due From Banks	$4,291	$4,291
Federal Funds Sold	$2,905	$2,905
Investment Securities	$29,286	$29,557
Federal Home Loan and Federal Reserve Bank Stock	$426	$426
Loans, Net	$59,906	$60,476
Cash Value of Life Insurance	$3,855	$3,855
Financial Liabilities:
Deposits	$89,648	$89,715
Federal Home Loan Bank Advance	$—	$—

NOTE K—REGULATORY MATTERS

        The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company and Bank meet all capital adequacy requirements to which they are subject.

        As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		To Be Categorized as Adequately Capitalized		To Be Categorized as Well-Capitalized
	Amount	Percentage	Amount	Percentage	Amount	Percentage
As of December 31, 2001
Total Risk-Based	$12,558	15.2%	$6,628	8.0%	$8,285	10.0%
Tier 1 Risk-Based	$11,522	13.9%	$3,314	4.0%	$4,971	6.0%
Tier 1 Leverage	$11,522	10.7%	$4,292	4.0%	$5,365	5.0%

        The Company is subject to similar requirements administered by its primary regulator, the Federal Reserve Board. For capital adequacy purposes, the Company must maintain total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets of 8.0%, 4.0% and 4.0%, respectively. Its total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets was 15.2%, 13.9%, and 10.7%, respectively, at December 31, 2001.

NOTE L—CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

        Marathon Bancorp operates Marathon National Bank. The earnings of the subsidiary are recognized on the equity method of accounting. Condensed financial statements of the parent company only are presented below:

December 31,
2001
CONDENSED BALANCE SHEETS
ASSETS
Cash in Marathon National Bank	$5,000
Investment in Marathon National Bank	11,769,000
Other Assets	18,000

TOTAL ASSETS	$11,792,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued Expenses	$—
Shareholders' Equity
Common Shares	13,713,000
Accumulated Deficit	(2,168,000)
Accumulated Other Comprehensive Income	247,000

TOTAL SHAREHOLDERS' EQUITY	11,792,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,792,000

	Year ended December 31,
	2001	2000
CONDENSED STATEMENTS OF OPERATIONS
Dividend from Marathon National Bank	$—	$—
Operating Expenses, net of Tax Benefit	(26,000)	(18,000)
Equity in Undistributed Net Income of Marathon National Bank	1,073,000	1,122,000

Net Income	$1,047,000	$1,104,000

	Year Ended December 31,
	2001	2000
CONDENSED STATEMENTS OF CASH FLOWS
OPERATING ACTIVITIES
Net Income	$1,047,000	$1,104,000
Adjustments to Reconcile Net Income to Net Cash Used by Operating Activities—Equity in Net Income of Marathon National Bank	(1,073,000)	(1,122,000)
Net Change in Other Assets and Other Liabilities	(11,000)	(16,000)

NET CASH USED BY OPERATING ACTIVATES	(37,000)	(34,000)
INVESTING ACTIVITIES
Dividend from Marathon National Bank	—	—

NET CASH PROVIDED BY INVESTING ACTIVITIES	—	—

FINANCING ACTIVITIES
Proceeds from Exercise of Stock Options	38,000	21,000
NET CASH PROVIDEDBY FINANCING ACTIVITIES	38,000	21,000
INCREASE (DECREASE) INCASH AND CASH EQUIVALENTS	1,000	(13,000)
Cash and Cash Equivalents at Beginning of Year	4,000	17,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	$5,000	$4,000

INDEPENDENT AUDITORS' REPORT

         The Board of Directors and Shareholders
Marathon Bancorp and Subsidiary

        We have audited the accompanying consolidated balance sheet of Marathon Bancorp and Subsidiary as of December 31, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the two years ended December 31, 2001. These consolidated financial statements are the responsibility of the Marathon Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marathon Bancorp and Subsidiary as of December 31, 2001, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Vavrinek, Trine, Day & Co. LLP

Laguna Hills, California
January 8, 2002

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        No information is required in response to this item.

PART III

ITEM 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  Directors:

Name	Position with Company	Director Since
Nikolas Patsaouras(1)(2)(3)	Chairman of the Board of the Company and Bank	1982
Robert Abernethy(2)	Director	1983
Craig D. Collette(3)	President and Chief Executive Officer of the Company and Bank	1997
Frank W. Jobe, M.D.	Director	1985
C. Thomas Mallos(1)(2)(3)	Director	1982
Robert l. Oltman(1)(2)(3)	Director	1982
Ann Pappas(1)(2)(3)	Director	1982

(1)
Member of the Audit Committee

(2)
Member of the Executive and Compensation Committee.

(3)
Member of the Loan Committee.

  Executive officers of the Company and the Bank were:

Name	Position	Age
Craig D. Collette	President and Chief Executive Officer of the Company and Bank	59
Timothy J. Herles	Executive Vice President and Senior Credit Officer of the Bank	60
Howard J. Stanke	Executive Vice President, Chief Financial Officer of the Company and Bank	53
Adrienne Caldwell	Executive Vice President, Operations Administration of the Bank	59

        CRAIG D. COLLETTE has been the President and Chief Executive Officer of the Company and Bank since January 1997. Mr. Collette has been a banker for 30 years in the Southern California banking community.

        TIMOTHY J. HERLES has been Executive Vice President of the Bank since April 1983, and has served in various positions including Cashier, Chief Administrative Officer, Compliance Officer and Senior Credit Officer, which position he currently holds.

        HOWARD J. STANKE has been Executive Vice President /Chief Financial Officer of the Company and Bank since June 9, 1997. Mr. Stanke was previously Executive Vice President/Chief Financial Officer of TransWorld Bancorp and TransWorld Bank for approximately 19 years.

        ADRIENNE CALDWELL has been Executive Vice President-Operations Administration of the Bank since March 1998 and has served in various positions since March 1986.

ITEM 10. EXECUTIVE COMPENSATION

        The following table sets forth a comprehensive overview of the compensation of the Bank's executive officers with salary and bonus exceeding $100,000 during the fiscal year ended December 31, 2000. Comparative data is also provided for the previous three fiscal years.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)		Restricted Stock Award(s) ($)	Options/ SARs	All Other Compensation ($)
Craig D. Collette(3) President and Chief Executive Officer Of the Company and the Bank	2001 2000 1999	$ $ $	175,350 174,100 173,000	$ $ $	10,000 8,312 5,600	$ $ $	8,400 8,400 8,400	0 0 0	5,000 0 11,000	$ $ $	72,913 85,013 72,069	(2) (2) (2)
Timothy J. Herles Executive Vice President and Chief Credit Officer of the Bank	2001 2000 1999	$ $ $	111,121 106,593 106,593	$ $ $	8,000 6,562 4,100	$ $ $	8,400 8,400 8,400	0 0 0	0 5,512 8,000	$ $ $	29,436 28,914 4,539	(3) (3)
Howard J. Stanke(4) Executive Vice President and Chief Financial Officer of the Company and Bank	2001 2000 1999	$ $ $	99,036 95,000 95,000	$ $ $	8,000 6,562 4,100	$ $ $	7,800 7,800 7,200	0 0 0	0 0 8,000	$ $ $	27,043 26,539 3,168	(3) (3)
Tedd Voss Sr. Vice President Real Estate Construction Lending of the Bank	2001 2000 1999	$ $ $	78,101 76,500 58,666	$ $	67,669 6,075 0	$ $ $	4,200 3,300 2,375	0 0 0	0 0 4,500	$ $ $	225 225 169

(1)
These amounts represent the automobile allowance

(2)
This amount includes $66,870 for 1999, $79,219 for 2000 and $86,216 for 2001 of accrued benefits in Mr. Collette's salary continuation plan.

(3)
This amount includes $23,371 for 2000 and $25,311 for 2001 of accrued benefits in Mr. Herles's Salary Continuation Plan.

(4)
This amount includes $23,371 for 2000 and $25,311 for 2001 of accrued benefits in Mr. Stanke's Salary Continuation Plan.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Management of the Company knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent or more of the outstanding shares of the Company's common stock, except as set forth in the table below. The following table sets forth, as of March 12, 2001, the number and percentage of shares of the Company's outstanding common stock beneficially owned, directly or indirectly, by each of the Company's directors and named officers and by the directors and named officers of the Company as a group. Unless otherwise indicated, the persons listed below have sole voting and investment powers. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of the Company.

	Common Stock Beneficially Owned as of March 12, 2001
Name of Beneficial Owner	Number of Shares		Percent Of Class
Directors and Named Executive Officers:
Nikolas Patsaouras	78,260	(1)	1.9
Robert J. Abernethy	133,105	(2)	3.2
Craig D. Collette	97,123	(3)	2.4
Frank W. Jobe, M.D.	94,184	(4)	2.3
C. Thomas Mallos	79,783	(5)	1.9
Robert L. Oltman	222,727	(6)	5.4
Ann Pappas	93,333	(7)	2.3
Timothy J. Herles	37,998	(8)	0.9
Howard J. Stanke	27,700	(9)	0.7
Adrienne Caldwell	12,990	(10)	0.3

Total for all directors, named executive officers and all executive officers (numbering 10)	877,203	(11)	21.4
Principal Shareholders:
Banc Funds IV L.P. and Banc Funds V L.P.	226,553	(12)	5.9
Oppenheimer-Spence Financial Services Partnership L.P.	224,897	(13)	5.5

(1)
Mr. Patsaouras has shared voting and investment powers as to 37,874 of these shares. The amount includes 40,350 shares acquirable by the exercise of stock options.

(2)
The amount includes 25,806 shares acquirable by exercise of stock options.

(3)
Mr. Collette has shared voting and investment powers as to 92,923 shares. The amount includes 4,200 shares acquirable by exercise of stock options.

(4)
The amount includes 19,994 shares acquirable by exercise of stock options.

(5)
Mr. Mallos has shared voting and investment powers as of 47,551 of these shares. The amount includes 31,805 shares acquirable by exercise of stock options.

(6)
Mr. Oltman has shared voting and investment powers as to 179,424 of these shares. The amount includes 31,805 shares acquirable by exercise of stock options. His address is c/o Marathon Bancorp, 11150 West Olympic Boulevard, Los Angeles, California 90064.

(7)
Ms. Pappas has shared voting and investment powers as to 61,413 of these shares. The amount includes 31,805 shares acquirable by exercise of stock options.

(8)
Mr. Herles has shared voting and investment powers as to 1,184 of these shares. The amount includes 36,814 shares acquirable by exercise of stock options.

(9)
Mr. Stanke has shared voting and investment powers as to 26,100 shares. The amount includes 1,600 shares acquirable by exercise of stock options.

(10)
These shares are acquirable by exercise of stock options.

(11)
This amount includes 237,169 shares acquirable by exercise of stock options within 60 days of March 12, 2001.

(12)
The Schedule 13G filing by the partnership indicates that it has sole voting power of all of these shares. The business address of the partnership is 208 S. LaSalle Street, Chicago, IL 60604.

(13)
The Schedule 13D filing by the partnership indicates that it has sole voting power and sole dispositive power of all of these shares. The business address of the partnership is 119 West 57th Street, New York, New York 10019.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        It is against Bank policy to make loans to directors, officers or employees.

ITEM 13-EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

  (a)    Financial Statements and Schedules

          All schedules are omitted because they are not applicable, not material or because the information is included in the financial statements or the notes thereto.

  (b)    Reports on Form 8-K

          N/A

  (c)    Exhibits

          See Exhibit Index at Page 50 this Form 10-KSB.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 25th day of March 2002.

MARATHON BANCORP (Registrant)
/s/ HOWARD J. STANKE Howard J. Stanke Chief Financial Officer

        'Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NIKOLAS PATSAOURAS Nikolas Patsaouras	Chairman of the Board	March 25, 2002
/s/ CRAIG D. COLLETTE Craig D. Collette	Director, President and CEO	March 25, 2002
/s/ C. THOMAS MALLOS C. Thomas Mallos	Director	March 25, 2002
Robert J. Abernethy	Director	March
Frank W. Jobe, M.D.	Director	March
/s/ ROBERT L. OLTMAN Robert L. Oltman	Director and Secretary	March 25, 2002
/s/ ANN PAPPAS Ann Pappas	Director	March 25, 2002

EXHIBIT INDEX

Exhibit No.	Description
10.	Salary Continuation Plan Filed as an exhibit to the registrant's Form 10-KSB for the year ended December 31, 1999.
21.	Subsidiaries of Company
23.	Consent of Vavrinek, Trine, Day & Co LLP

EXHIBIT 21.

SUBSIDIARIES OF MARATHON BANCORP

Marathon National Bank, incorporated under the laws of the United States.

EXHIBIT 23.

INDEPENDENT AUDITORS' CONSENT

         Board of Directors and Shareholders
Marathon Bancorp
Los Angeles, California

        We consent to the incorporation by reference in the Registration Statement of Marathon Bancorp on Form S-8 of our report dated January 8, 2002, on our audit of the consolidated balance sheet of Marathon Bancorp as of December 31, 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2001, which report is incorporated by reference in the 2001 Annual Report on Form 10-KSB.

Vavrinek, Trine, Day & Co., LLP

March 20, 2002
Laguna Hills, California

APPENDIX E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2002

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                              to

Commission file number 0-12510

MARATHON BANCORP
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	95-3770539 (I.R.S. Employer Identification No.)
11150 West Olympic Boulevard, Los Angeles, CA (Address of principal executive offices)	90064 (Zip Code)

Registrant's telephone number, including area code: (310) 996-9100

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        As of May 1, 2002, there were 3,853,019 shares of no par Common Stock issued and outstanding.

Consolidated Statements of Financial Condition

Marathon Bancorp and Subsidiary

	March 31, 2002	December 31, 2001
ASSETS
Cash and Due From Banks	$7,183,000	$4,291,000
Federal Funds Sold	675,000	2,905,000

TOTAL CASH AND CASH EQUIVALENTS	7,858,000	7,196,000
Investment Securities
Securities Available for Sale	13,788,000	16,368,000
Securities Held to Maturity	12,554,000	12,918,000

TOTAL INVESTMENT SECURITIES	26,342,000	29,286,000
Federal Home Loan Bank and Federal Reserve Bank Stock, at cost	443,000	426,000
Loans	70,197,000	60,988,000
Less Allowance for Credit Losses	(1,133,000)	(1,082,000)

NET LOANS	69,064,000	59,906,000
Premises and Equipment	212,000	231,000
Cash Surrender Value of Life Insurance	3,905,000	3,855,000
Accrued Interest and Other Assets	1,480,000	1,439,000

TOTAL ASSETS	$109,304,000	$102,339,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-Bearing Demand	$34,647,000	$27,859,000
Interest-Bearing Demand	3,803,000	3,504,000
Money Market and Savings	39,475,000	38,211,000
Time Deposits Under $100,000	6,425,000	6,963,000
Time Deposits $100,000 and Over	10,658,000	13,111,000

TOTAL DEPOSITS	95,008,000	89,648,000
Accrued Interest and Other Liabilities	864,000	899,000
Federal Home Loan Bank Advance	1,500,000	—

TOTAL LIABILITIES	97,372,000	90,547,000
Shareholders' Equity
Preferred Shares—No Par Value, 1,000,000 Shares Authorized, No Shares Issued and Outstanding	—	—
Common Shares—No Par Value, 9,000,000 Shares Authorized, Issued and Outstanding: 3,853,019 at March 31, 2002 and 3,852,819 at December 31, 2001	13,714,000	13,713,000
Accumulated Deficit	(1,770,000)	(2,168,000)
Accumulated Other Comprehensive Income—Net Unrealized Gains (Losses) on Securities Available for Sale	(12,000)	247,000

TOTAL SHAREHOLDERS' EQUITY	11,932,000	11,792,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$109,304,000	$102,339,000

See accompanying notes to consolidated financial statements

Consolidated Statements of Operations

Marathon Bancorp and Subsidiary

	Three Months Ended
	2002	2001
INTEREST INCOME
Interest and Fees on Loans	$1,225,000	$1,262,000
Interest on Investment Securities—Taxable	374,000	393,000
Other Interest Income	20,000	82,000

TOTAL INTEREST INCOME	1,619,000	1,737,000
INTEREST EXPENSE
Interest on Demand Deposits	10,000	8,000
Interest on Money Market and Savings	182,000	245,000
Interest on Time Deposits	136,000	327,000
Other Interest Expense	1,000	2,000

TOTAL INTEREST EXPENSE	329,000	582,000

NET INTEREST INCOME	1,290,000	1,155,000
Provision for Credit Losses	30,000	—

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,260,000	1,155,000
NONINTEREST INCOME
Service Charges and Fees on Deposits	132,000	85,000
Dividends on Cash Surrender Value of Life Insurance	56,000	51,000
Gain (Loss) Sale of Securities	62,000	4,000
Other Noninterest Income	30,000	47,000

TOTAL NONINTEREST INCOME	280,000	187,000
NONINTEREST EXPENSE
Salaries and Employee Benefits	573,000	587,000
Occupancy Expenses	142,000	140,000
Furniture and Equipment	26,000	24,000
Professional Services	42,000	30,000
Business Promotion	6,000	16,000
Stationery and Supplies	13,000	10,000
Data Processing Services	72,000	71,000
Customer Related Expenses	61,000	84,000
Insurance and Assessments	31,000	35,000
Legal Fees and Costs	54,000	25,000
Other Expenses	76,000	69,000

TOTAL NONINTEREST EXPENSE	1,096,000	1,091,000
INCOME BEFORE INCOME TAXES	444,000	251,000
Income Taxes (Benefit)	45,000	(2,000)

NET INCOME	$399,000	$253,000

Per Share Data:
Net Income—Basic	$0.10	$0.07
Net Income—Diluted	$0.10	$0.07

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows

Marathon Bancorp and Subsidiary

	Three Months Ended March 31,
	2002	2001
OPERATING ACTIVITIES
Net Income	$399,000	$253,000
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Gain on sale of Investment Securities	62,000	—
Depreciation and Amortization	30,000	29,000
Provision for Credit Losses	30,000	—
Net Amortization of Premiums and Discounts on Investment Securities	(13,000)	(45,000)
Net Change in Deferred Loan Origination Fees	11,000	(68,000)
Net Increase in Cash Surrender Value of Life Insurance	(50,000)	(45,000)
Net Change in Accrued Interest, Other Assets and Other Liabilities	(75,000)	122,000

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	394,000	246,000
INVESTING ACTIVITIES
Net Change in Interest-Bearing Deposits with Financial Institutions	—	(100,000)
Purchases of Available for Sale Securities	(500,000)	(8,503,000)
Purchases of Held to Maturity Securities	(500,000)	(1,730,000)
Proceeds from Maturities of Available for Sale Securities	1,478,000	7,500,000
Proceeds from Maturities of Held to Maturity Securities	1,081,000	4,799,000
Proceeds from Sale of Available-for-Sale Securities	1,076,000	—
Purchase of Federal Home Loan & Federal Reserve Bank Stock	(17,000)	(31,000)
Net Change in Loans	(9,199,000)	(2,146,000)
Purchase of Life Insurance	—	—
Purchases of Furniture, Fixtures and Equipment	(12,000)	(16,000)

NET CASH (USED) BY INVESTING ACTIVITIES	(6,593,000)	(227,000)
FINANCING ACTIVITIES
Net Change in Demand Deposits, Money Market and Savings	8,351,000	(3,994,000)
Net Change in Time Deposits	(2,991,000)	3,979,000
Net Change in Federal Home Loan Bank Advance	1,500,000	(1,800,000)
Proceeds from Exercise of Stock Options	1,000	31,000

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	6,861,000	(1,784,000)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	662,000	(1,765,000)
Cash and Cash Equivalents at Beginning of Year	7,196,000	10,940,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,858,000	$9,175,000

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$400,000	$704,000
Income Taxes Paid	$7,000	$16,000

See accompanying notes to consolidated financial statements

Consolidated Statement of Equity

Marathon Bancorp and Subsidiary

	Common shares				Accumulated Other Comprehensive Income
			Comprehensive Income	Accumulated Deficit
	Shares	Amount				Total
Balance, January 1, 2002	3,852,819	$13,713,000		$(2,168,000)	$247,000	$11,792,000
Exercise of Stock Options	200	1,000				1,000
Comprehensive Income:
Net Income			399,000	399,000		399,000
Net Changes in Unrealized
Gain (Loss) on Available for Sale Securities			(260,000)		(260,000)	(260,000)

Total Comprehensive Income			$139,000

Balance, March 31, 2002	3,853,019	$13,714,000		$(1,769,000)	$(13,000)	$11,932,000

See accompanying notes to consolidated financial statements

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)    Basis of presentation and management representations

        The unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all footnotes normally required for complete financial disclosure. While the Company believes that the disclosures presented are sufficient to make the information not misleading, reference may be made to the consolidated financial statements and notes thereto included in the Company's 2001 Annual Report on Form 10-KSB.

        The accompanying consolidated statements of financial condition and the related consolidated statements of operations and cash flows reflect, in the opinion of management, all material adjustments necessary for fair presentation of the Company's financial position as of March 31, 2002 and December 31, 2001, results of operations and changes in cash flows for the three-month period ended March 31, 2002 and 2001. The results of operations for the three-month period ended March 31, 2002 are not necessarily indicative of what the results of operations will be for the full year ending December 31, 2002.

(2)    Earnings per share (EPS)

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

        Accordingly, the weighted average number of shares used to compute the basic net income per share were 3,852,846 and 3,842,123 respectively for the three-month period ended March 31, 2002 and March 31, 2001. The weighted average number of shares used to compute the diluted net income per share were 3,928,875 and 3,850,065 respectively for the three-month period ended March 31, 2002 and March 31, 2001, and did not change the earnings per share calculation.

        The following discussion is intended to provide additional information about Marathon Bancorp (the Company), its financial condition and results of operations, which is not otherwise apparent from the consolidated financial statements. Since Marathon National Bank (the Bank) represents a substantial portion of the Company's activities and investments, the following relates primarily to the financial condition and operations of the Bank. It should be read in conjunction with the Company's 2001 Annual Report on Form 10-KSB.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Financial Highlights Overview

        Marathon Bancorp earnings increased 58% over the first quarter of 2001. Earnings for the first quarter of 2002 were $399,000 compared to $253,000 earned in the first quarter of 2001. Earnings per share improved to $0.10 compared to $0.07 last year. Asset growth for the first quarter was 6.7% over yearend 2001. Deposits increased 6.0% over yearend.

        The Company earned a return on average assets of 1.52% compared to 1.11% for the first quarter of 2001. Return on equity improved for the first quarter to 13.64% compared to 9.64% in the first quarter of 2001. The Company became fully taxable for state income taxes in 2002 but will continue to be able to use tax loss carryforwards for most of 2002 to offset federal income taxes.

Results of Operations

Net Interest Income

        Net interest income increased $135,000 or 11.7% for the first quarter of 2002 compared to the first quarter of 2001. Interest income decrease in all categories due to the decrease in interest rates during 2001. Prime lending rate declined from 9.5% at the beginning of 2001 to 4.75% at the start of 2002. The large growth in the loan portfolio helped to mitigate the decline in rates to keep the interest and fees on loans to only $37,000. Investment securities were increased in the beginning of 2001 when rates were higher and there has only been one purchase in 2002.

        Interest expense has deceased by $253,000 or 43.4% to help the Company to maintain an acceptable interest margin on earnings assets. The net interest margin for the first quarter of 2002 was 5.35% compared to the 5.41% for the first quarter of 2001. Interest expense declined due to the decline in rates but also due to a decline in time deposits over $100,000, which dropped from $15.1 million at March 31, 2001 to $10.6 million at March 31, 2002. Deposit growth was in noninterest-bearing deposits and money market deposits.

Noninterest Income

        Noninterest income increased $93,000 or 49.7% for the first quarter of 2002 versus the first quarter of 2001. Service charges and fees on deposit accounts increased 55.3% due mainly to an increase in income earned on analyzed business accounts. This was caused by a reduction in the earnings credit applied to these accounts due to the drop in interest rates. During the first quarter of 2002 the Company sold a security for liquidity purposes and realized a gain of $62,000. Other noninterest income declined as compared to the first quarter of 2001.

Noninterest Expense

        Noninterest expense increased only $5,000 as compared to the first quarter of 2001. Salaries and employee benefits declined $14,000 or 2.4%. Occupancy and equipment costs increased $2,000 each. Professional services, office supplies, legal costs and other expenses had moderate increases while business promotion, customer related costs and insurance declined.

        Legal fees and costs showed the largest increase $29,000 due to the fact that the first quarter of 2001 had a number of legal fee recoveries on settlements on old loan chargeoffs. Income taxes changed from a benefit of 2,000 in the first quarter of 2001 to a cost of $45,000 in the first quarter of 2002. This is due to the fact that the Company has used up its net operating loss carryforward for state franchise taxes in the year 2001 and is now currently taxable for state tax. We continue to still have some net operating loss for federal income taxes that may cover earnings for the next two quarters.

Provision for Credit Losses:

        Loans classified by the Bank as substandard or doubtful were $1,248,000 compared to $1,410,000 at December 31, 2001. Nonperforming loans, which consist of loans past due over 90 days plus loans on nonaccural, totaled $1,074,000 at March 31, 2002 compared to $1,151,000 at December 31, 2001. The Company continued to have no other real estate owned. The ratio of reserve to outstanding loans at March 31, 2001 was 1.61% as compared to 1.77% at December 31, 2001.

        The portfolio is analyzed for changes in the risk category ratings, criticized and classified loans, loan personnel, delinquency trends and general economic indicators. The risk aspects of the loan portfolio did not materially change during the first quarter but the size of the portfolio did increase. Loan portfolio increases came in the loans classified as low risk that did not require a large increase in the reserve for loan losses. The economic conditions appear to be improving and our classified loans and delinquencies have declined. We also use a number of different statistical assessments such as historical loss experience, migration analysis, trend analysis and peer comparison to determine the correct level of the reserve.

        During the first quarter, the Bank recorded no charge-offs while collecting $21,000 in recoveries on loans previously charged off and made a provision to the reserve of $30,000 during the quarter. The net increase in the reserve for credit losses was $51,000.

        Based upon the factors previously discussed and management's assessment of the overall quality of the loan portfolio, management felt the current level in the reserve for credit losses was adequate at March 31, 2002.

Assets and Liabilities

        The first quarter of 2002 showed significant growth in both loans and deposits. Loans increased from $61.0 million to $70.2 a 15.1% increase. Commercial loans and real estate construction loans were the areas of largest growth. Investment securities decreased approximately $3 million to help fund the growth in the loan portfolio.

        Cash and due from financial institutions—with a balance of $7,183,000—was higher than normal on the last day of the quarter due to a large amount in uncollected cash letters. The average cash and due from banks for the first quarter of 2002 was $5,636,000 compared with $4,949,000 for the fourth quarter of 2001. Federal funds sold was decreased during the first quarter to fund the increase in the loan portfolio.

        Deposits increased $8,360,000 or 9.3% during the first quarter of 2002. Noninterest-bearing demand deposits was the category that increased the most growing 24.4% from December 31, 2001. Since the first of the year money market funds have remained fairly consistent and we have experienced a decline in time certificates of deposit greater than $100,000. Customers have been reluctant to reinvest maturing time certificates at the low yields available today.

        The lease on the Company's head office and corporate space expires in August 2002 and the Company is currently in final negotiations with both the owner of its current facility and other potential buildings and will sign a new lease in the near future. The Company does not anticipate that the new lease will have a material affect on earnings.

Liquidity and Capital

Asset/Liability Management

        Liquidity and asset/liability management is the responsibility of the Company's Asset/Liability Committee (ALCO). They are responsible for managing the risks associated with changing interest rates and their impact on earnings, as well as, the liquidity needs of the Company within the guidelines of policy.

        The ALCO monitors the Company's liquidity position continuously in relation to trends in loans and deposits, and relates the data to short and long term expectations. In order to serve customers effectively, funds must be available to meet credit needs as well as withdrawals of deposited funds. Assets that are normally considered liquid are federal funds sold, available for sale investment securities, cash and due from banks, and securities purchased under agreements to resell. The ratio of liquid assets to deposits was 22.8% as of March 31, 2002 and the loan to deposit ratio was 73.9%.

        Interest rate risk management focuses on the maturity and repricing of interest-bearing earning assets in relationship to the interest-bearing liabilities that fund them. Net interest income can be vulnerable to fluctuations arising from a change in the general level of interest rates to the extent that the average yield on earning assets responds differently to such a change than does the average cost of funds.

        The Company measures interest rate sensitivity by distributing the maturities and repricing periods of assets and supporting funding liabilities into interest sensitivity periods, summarizing interest rate risk in terms of the resulting interest sensitivity gaps. A positive gap indicates that more interest sensitive assets than interest sensitive liabilities will be repriced during a specified period, while a negative gap indicates the opposite condition.

        It is the Bank's policy to maintain an adequate balance of rate sensitive assets to rate sensitive liabilities that provides for good earnings but acceptable interest rate risk. Due to the fact that the Bank has a large portfolio of noninterest bearing demand deposits, the Company has historically been asset sensitive with a positive gap. Our Company is currently asset sensitive and but we have decreased its overall asset sensitivity during the last twelve-month period. The Company had a positive cumulative gap as a percent of total assets at March 31, 2002 of 13.1%.

Capital

        First quarter shareholder's equity increased from December 31, 2001 by $140,000. The change in net unrealized gain/loss on securities available-for-sale decreased $260,000 limiting the overall increase in equity. The exercise of stock options provided $1,000 in additional capital.

        The Bank is required to meet certain minimum risk-based capital guidelines and leverage ratios promulgated by the bank regulatory authorities. The risk based capital standards establish capital requirements that are more sensitive to risk differences between various assets, consider off balance sheet activities in assessing capital adequacy, and minimize the disincentives to holding liquid, low risk assets. The leverage ratio consists of tangible Tier 1 capital divided by average total assets.

        The adequately capitalized risk-based capital ratio required by the federal regulators is 8.0 percent and the well-capitalized ratio is 10.0 percent. The Tier I capital to risk-weighted assets (leverage ratio) required by the federal regulators is 4.0 percent and 6.0 percent to be well-capitalized. At March 31, 2002 the Company continues to be well-capitalized with the risk based capital ratio at 14.4 percent and the leverage ratio at 11.1 percent.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

        None.

Item 2. Changes in Securities

        None.

Item 3. Defaults Upon Senior Securities

        None.

Item 4. Submission of Matters to a Vote of Security Holders

        None.

Item 5. Other Information

        None.

Item 6. Exhibits and Reports on Form 8-K

        None.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARATHON BANCORP

Date: May 10, 2002	/s/ CRAIG D. COLLETTE Craig D. Collette President and Chief Executive Officer

/s/ HOWARD J. STANKE Howard J. Stanke Executive Vice President and Chief Financial Officer

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Article Five of First Community's articles of incorporation provides that First Community shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Section 7.5 of First Community's bylaws provides that First Community shall indemnify each of its directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an "agent" of First Community to the fullest extent permissible under California law. First Community's articles of incorporation and bylaws also provide that First Community is authorized to provide indemnification for its agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent's defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by (1) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

Item 21. Exhibits.

  (a)
  Exhibits.

Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger, dated as of August 21, 2001, by and between First Community Bancorp and Pacific Western National Bank (Exhibit 2.1 to Registration Statement No. 333-72634 filed on Form S-3 on November 1, 2001 and incorporated herein by this reference).
2.2
Agreement and Plan of Merger, dated as of November 12, 2001, by and between First Community Bancorp and W.H.E.C., Inc. (Annex A to Registration Statement No. 333-76106 filed on Form S-4/A on January 16, 2002 and incorporated herein by this reference).
2.3
Agreement and Plan of Merger, dated as of April 25, 2002, by and among First Community Bancorp, Rancho Santa Fe National Bank and First National Bank (Exhibit 2.3 to Registration Statement No. 333-90198 filed on Form S-3 on June 11, 2002 and incorporated herein by this reference).
2.4
Agreement and Plan of Merger, dated as of May 13, 2002, by and between First Community Bancorp and Marathon Bancorp (included as Appendix A to the proxy statement-prospectus in Part I of this Registration Statement).

4.1	Articles of Incorporation of First Community Bancorp (Exhibit 3.1 to Form 8-A filed on June 2, 2000 and incorporated herein by this reference).
4.2	Bylaws of First Community Bancorp (Exhibit 4.2 to Registration Statement No. 333-90198 filed on Form S-3 on June 11, 2002 and incorporated herein by this reference).
5.1	Opinion of Sullivan & Cromwell regarding the legality of the shares of common stock being registered.*
8.1	Opinion of Sullivan & Cromwell as to U.S. federal income tax matters.
8.2	Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to U.S. federal income tax matters.
13.1	Quarterly Report on Form 10-QSB of Marathon Bancorp for the quarterly period ended March 31, 2002 (included as Appendix E to the proxy statement—prospectus in Part I of this Registration Statement)
23.1	Consent of KPMG LLP (with respect to First Community Bancorp).
23.2	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Marathon Bancorp).
23.3	Consent of KPMG LLP (with respect to First National Bank).
23.4	Consent of KPMG LLP (with respect to Professional Bancorp).
23.5	Consent of Moss Adams, LLP (with respect to Professional Bancorp).
23.6	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Pacific Western National Bank).
23.7	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to W.H.E.C., Inc.).
23.8	Consent of Sullivan & Cromwell (included in Exhibit 5.1).
23.9	Consent of Sullivan & Cromwell (included in Exhibit 8.1).
23.10	Consent of Jeffer, Mangels, Butler & Marmaro LLP (included in Exhibit 8.2).
24.1	Power of Attorney (included on page II-3 of this Registration Statement).
99.1	Form of Proxy of Marathon Bancorp.
99.2	Form of Letter of Transmittal and Election Form.
99.3	Consent of Wedbush Morgan Securities.

*
To be filed by amendment

(b)
Financial Statement Schedules. Not applicable.

(c)
Fairness Opinions. The opinion of Wedbush Morgan Securities is included as Appendix C to the proxy statement-prospectus in Part I of this Registration Statement.

Item 22. Undertakings.

        (a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brea, State of California, on June 28, 2002.

FIRST COMMUNITY BANCORP
By	/s/ LYNN M. HOPKINS
	Name:	Lynn M. Hopkins
	Title:	Executive Vice President and Chief Financial Officer

Power Of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew P. Wagner and Lynn M. Hopkins, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. EGGEMEYER, III John M. Eggemeyer, III	Director and Chairman of the Board	June 20, 2002
/s/ MATTHEW P. WAGNER Matthew P. Wagner	President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2002
/s/ LYNN M. HOPKINS Lynn M. Hopkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 28, 2002
/s/ TIMOTHY B. MATZ Timothy B. Matz	Director	June 20, 2002

/s/ TIMOTHY L. BLIXSETH Timothy L. Blixseth	Director	June 20, 2002
/s/ ROBERT E. HERRMANN Robert E. Herrmann	Director	June 20, 2002
/s/ ROBERT A. SCHOELLHORN Robert A. Schoellhorn	Director	June 20, 2002
/s/ ROBERT A. STINE Robert A. Stine	Director	June 19, 2002
/s/ DAVID S. WILLIAMS David S. Williams	Director	June 20, 2002
/s/ HAROLD W. CLARK Harold W. Clark	Director	June 20, 2002
/s/ STEPHEN M. DUNN Stephen M. Dunn	Director	June 20, 2002
/s/ BARRY C. FITZPATRICK Barry C. Fitzpatrick	Director	June 20, 2002

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger, dated as of August 21, 2001, by and between First Community Bancorp and Pacific Western National Bank (Exhibit 2.1 to Registration Statement No. 333-72634 filed on Form S-3 on November 1, 2001 and incorporated herein by this reference).
2.2
Agreement and Plan of Merger, dated as of November 12, 2001, by and between First Community Bancorp and W.H.E.C., Inc. (Annex A to Registration Statement No. 333-76106 filed on Form S-4/A on January 16, 2002 and incorporated herein by this reference).
2.3
Agreement and Plan of Merger, dated as of April 25, 2002, by and among First Community Bancorp, Rancho Santa Fe National Bank and First National Bank (Exhibit 2.3 to Registration Statement No. 333-90198 filed on Form S-3 on June 11, 2002 and incorporated herein by this reference).
2.4
Agreement and Plan of Merger, dated as of May 13, 2002, by and between First Community Bancorp and Marathon Bancorp (included as Appendix A to the proxy statement-prospectus in Part I of this Registration Statement).
4.1	Articles of Incorporation of First Community Bancorp (Exhibit 3.1 to Form 8-A filed on June 2, 2000 and incorporated herein by this reference).
4.2	Bylaws of First Community Bancorp (Exhibit 4.2 to Registration Statement No. 333-90198 filed on Form S-3 on June 11, 2002 and incorporated herein by this reference).
5.1	Opinion of Sullivan & Cromwell regarding the legality of the shares of common stock being registered.*
8.1	Opinion of Sullivan & Cromwell as to U.S. federal income tax matters.
8.2	Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to U.S. federal income tax matters.
13.1	Quarterly Report on Form 10-QSB of Marathon Bancorp for the quarterly period ended March 31, 2002 (included as Appendix E to the proxy statement—prospectus in Part I of this Registration Statement)
23.1	Consent of KPMG LLP (with respect to First Community Bancorp).
23.2	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Marathon Bancorp).
23.3	Consent of KPMG LLP (with respect to First National Bank).
23.4	Consent of KPMG LLP (with respect to Professional Bancorp).
23.5	Consent of Moss Adams, LLP (with respect to Professional Bancorp).
23.6	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Pacific Western National Bank).
23.7	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to W.H.E.C., Inc.).
23.8	Consent of Sullivan & Cromwell (included in Exhibit 5.1).
23.9	Consent of Sullivan & Cromwell (included in Exhibit 8.1).
23.10	Consent of Jeffer, Mangels, Butler & Marmaro LLP (included in Exhibit 8.2).
24.1	Power of Attorney (included on page II-3 of this Registration Statement).
99.1	Form of Proxy of Marathon Bancorp.

99.2	Form of Letter of Transmittal and Election Form.
99.3	Consent of Wedbush Morgan Securities.

*
To be filed by amendment.

QuickLinks

Questions and Answers About the Merger
Summary
Selected Consolidated Financial Information of First Community
Selected Consolidated Financial Data of Marathon Bancorp
Comparative Per Share Data
Market Price Data and Dividend Information
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
Unaudited Pro Forma Combined Condensed Consolidated Financial Information
The Special Meeting of Marathon Bancorp Shareholders
The Merger
The Merger Agreement
Information About First Community
Information About Marathon Bancorp
Regulation and Supervision
Description of First Community Capital Stock
Comparison of Shareholders' Rights
Dissenters' Rights
Validity of Common Stock
Experts
Other Matters
Where You Can Find More Information

ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE IV ACTIONS PENDING ACQUISITION
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
  APPENDIX B
  APPENDIX C
Excerpt from the California General Corporation Law Concerning Dissenters' Rights CORPORATIONS CODE TITLE 1. CORPORATIONS DIVISION 1. GENERAL CORPORATION LAW CHAPTER 13. DISSENTERS' RIGHTS
  APPENDIX D
PART I
  ITEM 1. BUSINESS
  ITEM 2. PROPERTIES
  ITEM 3. LEGAL PROCEEDINGS
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
PART II
  ITEM 5. MARKET FOR THE REGISTRANT'S COMMON SHARES AND RELATED SHAREHOLDER MATTERS
  ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 7. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
CONSOLIDATED BALANCE SHEET
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
  ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
PART III
  ITEM 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
  ITEM 10. EXECUTIVE COMPENSATION
  ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  ITEM 13-EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K
SIGNATURES
EXHIBIT INDEX
  EXHIBIT 21.
SUBSIDIARIES OF MARATHON BANCORP
  EXHIBIT 23.
INDEPENDENT AUDITORS' CONSENT
  APPENDIX E
Consolidated Statements of Financial Condition Marathon Bancorp and Subsidiary
Consolidated Statements of Operations Marathon Bancorp and Subsidiary
Consolidated Statements of Cash Flows Marathon Bancorp and Subsidiary
Consolidated Statement of Equity Marathon Bancorp and Subsidiary
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS
PART II. OTHER INFORMATION
  Item 1. Legal Proceedings
  Item 2. Changes in Securities
  Item 3. Defaults Upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits and Reports on Form 8-K
SIGNATURES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits.
Signatures
Power Of Attorney
EXHIBIT INDEX